Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-174879

PROSPECTUS SUPPLEMENT (To Prospectus Dated January 18, 2012)

Magnum Hunter Resources Corporation
1,000,000 Depositary Shares
Each Representing a 1/1,000th Interest in a Share of
8% Series E Cumulative Convertible Preferred Stock and
Shares of Common Stock Issuable Upon Conversion

We are offering 1,000,000 depositary shares, each representing a 1/1,000th interest in a share of our 8% Series E Cumulative Convertible Preferred Stock, par value $0.01 per share, which we refer to as the "Series E Preferred Stock," and the shares of common stock issuable upon conversion of the Series E Preferred Stock. The shares of Series E Preferred Stock have a stated liquidation preference of $25,000.00 per share, which we refer to as the "stated liquidation preference," plus accrued and unpaid dividends (equivalent to a $25.00 stated liquidation preference per depositary share, plus accrued and unpaid dividends). Each depositary share, evidenced by a depositary receipt, entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Series E Preferred Stock (including conversion, dividend, voting and liquidation rights). We previously issued 2,774,850 depositary shares, and the corresponding 2,774.85 shares of Series E Preferred Stock, in connection with an acquisition on November 2, 2012.

Dividends will begin to accrue on any shares of Series E Preferred Stock and depositary shares issued in this offering from (but excluding) the date of issuance. We anticipate that the record date for the initial partial dividend on the shares of Series E Preferred Stock and depositary shares issued in this offering will be January 15, 2013 and that the initial dividend payment will be made to holders of record as of that date on January 31, 2013. Dividends will begin to accrue on any subsequently issued shares of Series E Preferred Stock from (but excluding) the date of issuance, unless issued after the record date for a monthly dividend period, in which case dividends will begin to accrue on the first day of the next monthly dividend period. We anticipate that for each monthly dividend period, we will set the record date on or about the 15th day of the month and that the dividend payment date will generally be the last day of the calendar month. Dividends on the Series E Preferred Stock, when and as declared by the Board of Directors, will be in the amount of $2,000.00 per share each year (equivalent to $2.00 per depositary share each year), which is equivalent to 8.0% of the stated liquidation preference. The dividend rate will increase under certain circumstances described in this prospectus supplement.

The Series E Preferred Stock generally will have no voting rights but will have limited voting rights under certain circumstances as described in this prospectus supplement.

The Series E Preferred Stock has no stated maturity, and will not be subject to any sinking fund or other mandatory redemption. Each share of Series E Preferred Stock or depositary share may be converted, at any time, at the option of the holder, through the depositary, into a number of shares of our common stock at a conversion price of $8.50 per share (subject to anti-dilution adjustments in the case of stock dividends, stock splits and combinations of shares), as described in this prospectus supplement. In addition, at any time a "Change of Control," as defined in this prospectus supplement, occurs, and we do not elect to exercise our special redemption right described below, each share of Series E Preferred Stock may be converted, at the option of the holder, through the depositary, into shares of our common stock pursuant to a specified formula.

We may not redeem the Series E Preferred Stock before November 2, 2015, except in the limited circumstances described in this prospectus supplement.

The Series E Preferred Stock will rank junior to the outstanding shares of our 10.25% Series C Cumulative Perpetual Preferred Stock and 8.0% Series D Cumulative Preferred Stock, which we refer to as the "Series C Preferred Stock" and "Series D Preferred Stock," respectively, with respect to the payment of dividends and amounts payable upon liquidation.

Our underwriters are selling the depositary shares on a "best efforts" basis. Our underwriters are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered in this prospectus supplement. Our underwriters will receive a commission with respect to such sales. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

There is currently no public market for our depositary shares. Subject to issuance, we anticipate that our depositary shares will be approved for listing on the NYSE MKT under the symbol "MHR.PRE."

Investing in the depositary shares involves risks. You should carefully consider the "Risk Factors" beginning on page S-15 of this prospectus supplement and page 22 of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2011.

	Per Depositary Share	Total

Public offering price	$23.5000	$23,500,000

Underwriting commissions	$1.0575	$1,057,500

Proceeds, before expenses, to us	$22.4425	$22,442,500

You should also refer to the "Underwriting" section of this prospectus supplement for further information regarding underwriting commissions.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver the depositary shares in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants on or about December 12, 2012.

Joint Book Running Managers

UBS Investment Bank	MLV & Co.	Wunderlich Securities

Co-Managers

Maxim Group LLC	National Securities Corporation	Northland Capital Markets

The date of this prospectus supplement is December 6, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

This prospectus supplement and the accompanying prospectus, including the exhibits and the documents incorporated herein by reference, can be accessed on the Securities and Exchange Commission's website or at the Securities and Exchange Commission's offices described under the heading "Where You Can Find More Information."

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 About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (Registration No. 333-174879) with the Securities and Exchange Commission (the "SEC"), which was declared effective on January 18, 2012, as part of a "shelf" registration process. Under the shelf registration process, we may offer to sell debt securities, common stock, preferred stock, depositary shares, warrants and guarantees of debt securities, from time to time, in one or more offerings, up to a total dollar amount of $500,000,000. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement, contained, or incorporated by reference, in the accompanying prospectus, or contained in any free writing prospectus we have authorized to be distributed to you in connection with this offering. We have not authorized anyone to provide you with different or inconsistent information. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized to be distributed by us is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations and prospects may have changed since such dates.

We are not making any representation to you regarding the legality of an investment in the depositary shares by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of the depositary shares.

Information contained on or accessible through our website, www.magnumhunterresources.com, does not constitute part of this prospectus supplement or the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to "Magnum Hunter," the "Company," "we," "us," and "our" or similar references refer to Magnum Hunter Resources Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires. References in this prospectus supplement to the Series E Preferred Stock shall be deemed to refer to either the Series E Preferred Stock or the depositary shares, as the context requires.

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Prospectus supplement summary

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us, including the information contained under the heading "Risk Factors" in this prospectus supplement beginning on page S-15 and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. See "Glossary of Oil and Natural Gas Terms" in this prospectus supplement for abbreviations and definitions commonly used in the oil and natural gas industry that are used in this prospectus supplement.

Magnum Hunter Resources Corporation

Our Company

We are an independent oil and gas company engaged in the exploration for and the exploitation, acquisition, development and production of crude oil, natural gas and natural gas liquids in the United States and Canada. We are presently active in five unconventional shale resource plays in North America: the Marcellus Shale and Utica Shale in West Virginia and Ohio, Eagle Ford Shale and Pearsall Shale in South Texas, and Williston Basin/Bakken Shale in North Dakota, three of which (the Marcellus Shale, Eagle Ford Shale and Bakken Shale) are among the most prolific plays in North America. Our business strategy is to exploit our inventory of lower risk, liquids-weighted drilling locations and acquire long-lived proved reserves and undeveloped leases with significant exploitation and development opportunities primarily located in close proximity to our core existing areas of operation. Since the current management team assumed leadership of the Company in May 2009 and completely refocused our business strategy, we have substantially increased our assets and production base through a combination of acquisitions, joint ventures and ongoing development drilling efforts. We believe the increased scale in all our core resource plays allows for ongoing cost recovery and production efficiencies as we exploit our inventory. We are focused on the further development and exploitation of our asset base, the acquisition of additional operated properties in our core operating regions, and selective expansion of our midstream operations.

Our oil and natural gas reserves and operations are primarily concentrated in North Dakota, Texas, Ohio, West Virginia, and Kentucky and in Saskatchewan, Canada. We are also engaged in midstream operations involving the gathering of natural gas through our ownership and operation of a gas gathering system in West Virginia and Ohio, referred to as our Eureka Hunter System. Our midstream operations are conducted through our majority owned subsidiary Eureka Hunter Holdings, LLC ("Eureka Holdings"). Our Eureka Hunter System is financed independently through a third-party equity purchase commitment (as described below under "Recent Developments—Midstream Investment/Acquisition") and separate revolving and term loan credit facilities on a non-recourse basis to Magnum Hunter.

Our principal executive offices are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, and our telephone number is (832) 369-6986. Our website is www.magnumhunterresources.com. Additional information that may be obtained through our website does not constitute part of this prospectus. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC's Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

Recent Developments

Offering of Series D Preferred Stock

On September 12, 2012, we closed an underwritten public offering of 1,050,000 shares of our non-convertible 8.0% Series D Cumulative Preferred Stock (liquidation preference of $50.00 per share) at a public offering price of $44.00 per share. The net proceeds to us after underwriter's commissions and before offering expenses were approximately $44.6 million.

Amendments to our Senior Revolving Credit Agreement

On October 29, 2012, we amended our senior revolving credit agreement to enable us to issue shares of Series E Preferred Stock. On November 7, 2012, we further amended our credit agreement to increase our conforming borrowing base from $260 million to $325 million and to implement a non-conforming borrowing base of $50 million, for an aggregate borrowing base of $375 million. In addition, the amendment permits us to declare and pay dividends on the Series E Preferred Stock on substantially the same terms as are applicable to our Series C Preferred Stock and Series D Preferred Stock and increased our annual preferred stock dividend basket from $20 million to $40 million, which was further increased to $45 million as of December 3, 2012.

Acquisition of Marcellus Shale properties from Virco

On October 24, 2012, Triad Hunter, LLC ("Triad Hunter"), our wholly-owned subsidiary, entered into a Stock Purchase Agreement with Viking International Resources Co., Inc. ("Virco"), all of the stockholders of Virco (the "Sellers"). Pursuant to the Stock Purchase Agreement, Triad Hunter agreed to purchase from the Sellers all of the outstanding capital stock of Virco (the "Virco Shares"). The closing of the transactions provided for in the Stock Purchase Agreement occurred on November 2, 2012. The purchase price for the Virco Shares was approximately $106.7 million, of which approximately $37.3 million was paid in cash and approximately $69.4 million (based on liquidation preference) was paid in the form of approximately 2,774,850 depositary shares representing Series E Preferred Stock, with the same terms (other than Securities Act transfer restrictions) as the depositary shares offered hereby.

In acquiring Virco, we acquired approximately 51,500 net Appalachian Basin mineral acres located in West Virginia and Ohio. This acreage position includes approximately 27,000 net acres in the liquids-rich Marcellus Shale, of which 19,000 are located in Ritchie County, West Virginia and 8,000 are located in Washington and Monroe Counties, Ohio. Additionally, the acreage position in Ohio includes approximately 9,000 net liquids-rich Utica Shale acres and more than 19,000 net dry Utica Shale acres. Approximately 98% of the total acreage position is held by shallow existing production.

Acquisitions of Williston Basin Assets

We recently expanded, and plan to expand, our Williston Basin acreage position through the following transactions.

Pending Samson Assets Acquisition.    On November 21, 2012, our wholly-owned subsidiary, Bakken Hunter, LLC ("Bakken Hunter"), entered into a Purchase and Sale Agreement (the "Samson Purchase Agreement") with Samson Resources Company ("Samson"), a subsidiary of Samson Investment Company. Pursuant to the Samson Purchase Agreement, Bakken Hunter agreed to acquire from Samson approximately 20,000 net Williston Basin lease acres, and Samson's leasehold working interests in certain existing wells, located in Divide County, North Dakota (collectively, the "Samson Assets"). The purchase price for the Samson Assets is $30 million in cash, subject to customary adjustments as described in the Samson Purchase Agreement. Pursuant to the Samson Purchase Agreement, Bakken Hunter will assume specified contractual obligations and liabilities associated with the Samson Assets.

The closing of the transactions contemplated by the Samson Purchase Agreement is subject to the satisfaction of certain customary closing conditions as described therein. The acquisition of the Samson Assets is scheduled to close on or about December 20, 2012, and is to be effective as of August 1, 2012.

Baytex Assets Acquisition.    On May 22, 2012, our wholly-owned subsidiary, Bakken Hunter, LLC ("Bakken Hunter"), closed its acquisition of certain assets of Baytex Energy USA Ltd. ("Baytex"), an affiliate of Baytex Energy Corporation. Bakken Hunter purchased all of Baytex's non-operated working interest (approximately 37%) in oil and gas properties and wells located in Divide and Burke Counties, North Dakota, within an area subject to an Operating Agreement dated January 1, 2010, among Samson Resources Company, as operator, Baytex and Williston Hunter Inc., a wholly-owned subsidiary of Magnum Hunter (collectively, the "Baytex Assets"). The purchase price for the Baytex Assets was $312.0 million in cash, subject to adjustment for certain customary items. As of May 22, 2012, following the closing, we owned up to an approximate 47% non-operated working interest in these properties.

Eagle Assets Acquisition.    On March 30, 2012, our wholly-owned subsidiary, Williston Hunter ND, LLC, completed its acquisition, effective April 1, 2011, from a privately-held company, Eagle Operating, Inc. ("Eagle Operating"), of all of Eagle Operating's operated working interest ownership in oil and gas leases and wells on approximately 15,500 gross acres located within four counties of the Williston Basin of North Dakota. The acquisition increased our working interest in these oil and gas properties from approximately 47% to 95% and we assumed operatorship of the properties, thus establishing the Company as an operator in North Dakota. The total purchase price was $53 million, which was paid at closing in the form of $51.0 million in cash and 296,859 shares of our restricted common stock. Eagle Operating retained a variable and depth restricted overriding royalty interest not exceeding 2% on certain of the properties.

Midstream Investment/Acquisition

ArcLight Investment/Partial Monetization.    On March 21, 2012, Eureka Holdings entered into a Series A Convertible Preferred Unit Purchase Agreement (the "Unit Purchase Agreement"), with the Company and Ridgeline Midstream Holdings, LLC ("Ridgeline"), an affiliate of ArcLight Capital Partners, LLC ("ArcLight"). Pursuant to the Unit Purchase Agreement, Ridgeline committed, subject to certain conditions, to purchase up to $200 million of Series A Convertible Preferred Units representing preferred membership interests of Eureka Holdings (the "preferred units"). In 2012, Eureka Holdings sold preferred units valued at a total of $153.5 million to Ridgeline. Eureka Holdings is the holding company for our midstream operations, including our Eureka Hunter System in West Virginia and Ohio conducted through Eureka Hunter Pipeline, LLC ("Eureka Hunter"), a wholly-owned subsidiary of Eureka Holdings. As of November 30, 2012, we owned approximately 61% of Eureka Holdings.

TransTex Acquisition.    On April 2, 2012, Eureka Holdings and an acquisition subsidiary now called TransTex Hunter, LLC ("TransTex") acquired all of the assets of TransTex Gas Services, LP for $58.5 million, in the form of $46.8 million in cash and 622,641 common units of Eureka Holdings. TransTex is primarily engaged in the business of treating natural gas at the wellhead, with a focus on associated natural gas produced from various oil shale plays, and utilizes its treating equipment to deliver natural gas treating services to third party producers.

Concurrent Common Stock and Senior Notes Offerings

On May 16, 2012, the Company concurrently closed its underwritten public offering of 35,000,000 shares of its common stock at a price of $4.50 per share and its issuance and sale of $450.0 million in aggregate principal amount of its 9.750% Senior Notes due 2020. The net proceeds of the common stock offering, after deducting underwriting discounts and commissions and offering expenses, were approximately $148.3 million, and the net proceeds of the senior notes offering, after deducting related fees and expenses, were approximately $432.2 million.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series E Preferred Stock and the depositary shares, see "Description of Series E Preferred Stock" and "Description of the Depositary Shares" in this prospectus supplement. For a description of our capital stock generally, see "Description of Capital Stock" beginning on page 12 of the accompanying prospectus.

Issuer	Magnum Hunter Resources Corporation, a Delaware corporation.
Securities offered
We are offering 1,000,000 depositary shares, each representing a 1/1,000th interest in a share of our 8% Series E Preferred Stock, and the shares of common stock issuable upon conversion of the Series E Preferred Stock. Each depositary share, evidenced by a depositary receipt, entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Series E Preferred Stock represented thereby, including conversion, dividend, voting and liquidation rights, and subject to the limitations, qualifications and restrictions thereof.

We previously issued 2,774,850 depositary shares, and 2,774.85 corresponding shares of Series E Preferred Stock held by the depositary, in connection with the Virco acquisition. See "—Recent Developments—Acquisition of Marcellus Shale Properties from Virco." We may elect from time to time to issue additional shares of Series E Preferred Stock and depositary shares representing interests in such shares, without notice to, or consent from, the existing holders of Series E Preferred Stock or holders of the depositary shares, and all those additional shares would be deemed to form a single series with all of the then outstanding Series E Preferred Stock (including the Series E Preferred Stock issued pursuant to the offering made by this prospectus supplement and the accompanying prospectus).
Preferred securities outstanding prior to the offering
As of November 30, 2012, there were 4,000,000 shares of Series C Preferred Stock outstanding (which constitute the total number of authorized shares of such series), 4,205,513 shares of Series D Preferred Stock outstanding (out of 5,750,000 authorized shares of such series) and 2,774.85 shares of Series E Preferred Stock outstanding (out of 12,000 authorized shares of such series). The Company is authorized to issue up to 10,000,000 shares of Preferred Stock.
Best efforts
Our underwriters are selling the depositary shares on a "best efforts" basis and are not required to sell any specific number or dollar amount of securities, but will use their best efforts to sell the securities offered in this prospectus supplement.

Dividends	Holders of Series E Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company (the "Board"), out of funds legally available for the payment of dividends, cumulative preferential cash dividends at a rate of 8.0% per annum of the $25,000 stated liquidation preference per share of Series E Preferred Stock (or 8% per annum of the $25.00 stated liquidation preference per depositary share). However, under certain conditions relating to our non-payment of dividends on the Series E Preferred Stock or if we fail to maintain the listing of the depositary shares on a national exchange for at least 180 consecutive days after initial listing eligibility, the dividend rate on the Series E Preferred Stock will increase to 10.0% per annum, which we refer to as the "penalty rate."

Dividends will begin to accrue on any shares of Series E Preferred Stock and depositary shares issued in this offering from (but excluding) the date of issuance. We anticipate that the record date for the initial partial dividend on the shares of Series E Preferred Stock and depositary shares issued in this offering will be January 15, 2013 and that the initial dividend payment will be made to holders as of that date on January 31, 2013. Dividends will begin to accrue on any subsequently issued shares of Series E Preferred Stock from (but excluding) the date of issuance, unless issued after the record date for a monthly dividend period, in which case dividends will begin to accrue on the first day of the next monthly dividend period. We anticipate that for each monthly dividend period, we will set the record date on or about the 15th day of the month and that the dividend payment date will generally be the last day of the calendar month.
Dividends on the Series E Preferred Stock will accrue regardless of whether:
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the terms of our senior shares (as defined below) or our agreements, including our credit facilities and the indenture governing our senior notes, at any time prohibit the current payment of dividends;
	–>	we have earnings;
	–>	there are funds legally available for the payment of such dividends; or
	–>	such dividends are declared by our Board.

All payments of dividends made to the holders of Series E Preferred Stock will be credited against the previously accrued dividends on such shares of Series E Preferred Stock. We will credit any dividends paid on the Series E Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully under "—Ranking" below, the payment of dividends with respect to the Series E Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock and Series D Preferred Stock are entitled.

Any dividends paid with respect to the Series E Preferred Stock will be distributed to holders of the depositary shares in the manner described under "Description of the Depositary Shares—Dividends and Other Distributions" in this prospectus supplement.
Penalties as a result of our failure to maintain a listing on a national exchange
Once the depositary shares are eligible for listing, if we fail to maintain a listing of the depositary shares on the New York Stock Exchange, the NYSE MKT or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a "national exchange"), for 180 consecutive days (a "listing default"), then (i) the annual dividend rate on the Series E Preferred Stock will be increased to the penalty rate on the day after the listing default, and (ii) the number of directors constituting our Board will increase by two, and the holders of Series E Preferred Stock, together with the holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, voting as a single class, will have the right to elect two additional directors (if not already elected by holders of such other series of parity preferred shares upon which like voting rights have been conferred and are exercisable) to the Board. Such increased dividend rate and increase in the size of our Board by two directors elected by the holders of Series E Preferred Stock and parity preferred stock will continue for so long the depositary shares are not listed on a national exchange.

Penalties as a result of failure to pay dividends	If we have committed a dividend default by failing to pay the accrued cash dividends on the outstanding Series E Preferred Stock in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then until we have paid all accrued dividends on the shares of our Series E Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full and have paid accrued dividends for all dividend periods during the two most recent completed quarterly periods in full in cash: (i) the annual dividend rate on the Series E Preferred Stock will be increased to the penalty rate, commencing on the first day after the dividend payment date on which such dividend default occurs; (ii) if we do not pay dividends in cash, dividends on the Series E Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed or quoted on a national exchange, in the form of our fully-tradable registered common stock (based on the average daily closing price for the ten consecutive trading day period ending on the trading day immediately preceding the payment date) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series E Preferred Stock with a stated liquidation preference equal to the amount of the dividend and cash in lieu of any fractional share (and dividends on any such Series E Preferred Stock upon issuance shall accrue at the penalty rate until we have paid all accrued dividends on the Series E Preferred Stock as provided above); and (iii) the holders of our Series E Preferred Stock will have the voting rights described under "—Voting Rights," until we have paid all accrued dividends on the shares of our Series E Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full and including accrued dividends for all dividend periods during the two most recently completed quarterly dividend periods. Once we have paid all accrued dividends on the shares of our Series E Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full and have paid accrued dividends for all dividend periods during the two most recent completed quarterly periods in full in cash, the dividend rate will be restored from the penalty rate to the stated rate of 8%. Following any dividend default that we have cured as provided in the preceding sentence, if we subsequently fail to pay cash dividends on the shares of Series E Preferred Stock in full for any dividend period, such subsequent failure shall constitute a separate dividend default, and the preceding default provisions shall immediately apply until such dividend default is cured.

Conversion rights	Optional Conversion Right. Each share of Series E Preferred Stock may be converted, at any time, at the option of the holder, through the depositary, into a number of shares of our common stock equal to (x) the stated liquidation preference plus (y) accrued and unpaid dividends to, but not including, the conversion date (unless the conversion date is after a dividend record date and before the corresponding dividend payment date, in which case no additional amount for accumulated and unpaid dividends will be included in such sum) divided by (z) a conversion price of $8.50 per share (subject to anti-dilution adjustments in the case of stock dividends, stock splits and combinations of shares), plus, at our option, cash in lieu of any fractional share or a rounding up to the nearest whole share of common stock. The initial conversion price and the conversion price as adjusted are referred to as the "Conversion Price." The depositary shares may, at the option of the holder thereof, be converted into shares of our common stock through the depositary upon the same terms and conditions as the Series E Preferred Stock.

Conversion Upon Change of Control. Upon the occurrence of a Change of Control (as defined under "Description of Series E Preferred Stock—Conversion Rights—Conversion upon Change of Control"), each holder of Series E Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date (as defined under "Description of Series E Preferred Stock—Conversion Rights—Conversion upon Change of Control"), such holder has delivered to us a notice of conversion pursuant to its optional conversion right described above under "—Optional Conversion Right" or we have provided notice of our election to redeem the Series E Preferred Stock in whole or part, as described below under "—Optional redemption" or "—Special optional redemption," to convert some or all of the Series E Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series E Preferred Stock equal to the lesser of:

	–>	the quotient obtained by dividing (i) the sum of the stated liquidation preference plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after the dividend record date and before the corresponding dividend payment date in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (ii) (A) if the consideration to be received by our common stockholders in the Change of Control consists solely of cash, the amount of cash consideration per share of our common stock, and (B) if the amount of consideration to be received by our common stockholders in the Change of Control is other than solely cash, the average closing price of our common stock for the ten consecutive trading days preceding the Change of Control Conversion Date; and
	–>	a share cap of 13,089 shares of common stock (subject to anti-dilution adjustments in the case of stock dividends, stock splits and combinations of shares);

in each case, on the terms and subject to the conditions described in this prospectus supplement, including provisions for the receipt of alternative forms of consideration as a result of the Change of Control, as described under "Description of Series E Preferred Stock—Conversion Rights—Conversion upon Change of Control." The depositary shares may, at the option of the holder thereof, be converted into shares of our common stock through the depositary upon the same terms and conditions as the Series E Preferred Stock.
Optional redemption
We may not redeem the Series E Preferred Stock before November 2, 2015, except as described under "—Special optional redemption" below. On and after November 2, 2015, we may, at our option, redeem the Series E Preferred Stock in whole at any time or from time to time in part, for cash at a redemption price equal to $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date, which we refer to as the "redemption price".
Neither the holders of the Series E Preferred Stock nor the holders of the related depositary shares will have the right to require redemption.

Special optional redemption	Special optional redemption upon Change of Control. Following a Change of Control, within 90 days after the date on which the Change of Control has occurred, we (or the acquiring entity) will have the option to redeem the Series E Preferred Stock and corresponding depositary shares, in whole but not in part, for cash, at a redemption price equal to $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Special optional redemption upon Trading Price Event. We may, at our option, redeem the Series E Preferred Stock and the corresponding depositary shares in whole at any time or from time to time in part, for cash at the redemption price (described in the paragraph above) if, on any 20 trading days during any consecutive 30-day trading period, the closing price for a share of our common stock equals or exceeds the product of 1.29 and the then-applicable Conversion Price, which we refer to as a "Trading Price Event." As of the date of this prospectus supplement, this product equaled $10.965 and the closing price for our share of our common stock as of the end of the most recent trading day was $3.87.
Ranking
The Series E Preferred Stock ranks: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares"; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred Stock), referred to as "parity shares"; (iii) junior to our existing Series C Preferred Stock, which has been fully issued, and our existing Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up; (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock), referred to, together with the Series C Preferred Stock and Series D Preferred Stock, as "senior shares"; and (v) junior to all our existing and future indebtedness.

Liquidation preference	If we liquidate, dissolve or wind up our operations, the holders of our Series E Preferred Stock will have the right to receive the stated liquidation preference of $25,000.00 per share (equivalent to a $25.00 stated liquidation preference per depositary share), plus all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, before any payments are made to the holders of our common stock and any of our other junior shares. The rights of the holders of the Series E Preferred Stock to receive the stated liquidation preference and accrued and unpaid dividends thereon will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series C Preferred Stock and the Series D Preferred Stock.
No maturity or mandatory redemption
The Series E Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option (or the option of the acquiring entity) on or after November 2, 2015 or upon a Change of Control and/or Trading Price Event as described above. Accordingly, the Series E Preferred Stock will remain outstanding indefinitely, until we decide to redeem it or unless earlier converted by the holder.
Voting rights
Holders of the Series E Preferred Stock will generally only be entitled to vote on certain mergers and share exchange transactions and changes that would be materially adverse to the rights of holders of Series E Preferred Stock. However, if cash dividends on any outstanding Series E Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, or if we fail to maintain the listing of the depositary shares on a national exchange for at least 180 consecutive days after the depositary shares become eligible for listing on a national exchange, the number of directors constituting our Board will increase by two, and the holders of Series E Preferred Stock, together with the holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, voting as a single class, will have the right to elect two additional directors (if not already elected by holders of such other series of parity preferred shares upon which like voting rights have been conferred and are exercisable) to the Board. The increase in the size of our Board by two directors elected by the holders of Series E Preferred Stock and parity preferred stock will continue until the dividend default or listing default is cured.

When the Series E Preferred Stock is entitled to vote, such shares are entitled to one vote per share. Because each depositary share represents a 1/1,000th interest in a share of Series E Preferred Stock, holders of depositary receipts will be entitled to 1/1,000th of a vote per depositary share under those limited circumstances in which holders of the Series E Preferred Stock are entitled to a vote. However, pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, on certain matters, we are required to seek the approval of "a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class." In any matter in which the Series E Preferred Stock may vote as a single class with any other series of our preferred stock (as expressly provided in this prospectus supplement or as may be required by law), each share of Series E Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference. Accordingly, in those situations where the Series E Preferred Stock votes with any other series of our preferred stock, and assuming a stated liquidation preference of the Series E Preferred Stock of $25,000, then each share of the Series E Preferred Stock would be entitled to 1,000 votes per share, and each depositary share entitles its holder to instruct the voting of one of such votes.

Holders of depositary shares must act through the depositary to exercise any voting rights. The depositary will vote the maximum number of whole shares of Series E Preferred Stock represented by the depositary shares as to which voting instructions are received in accordance with the instructions of the holders, and in the absence of specific instructions from holders of depositary shares, the depositary will vote the Series E Preferred Stock, or provide written consent with respect to the Series E Preferred Stock, represented by the depositary shares proportionately with votes cast or written consents provided pursuant to instructions received from the other holders. For more information about voting rights, see "Description of Series E Preferred Stock—Voting Rights" and "Description of the Depositary Shares—Voting the Series E Preferred Stock" in this prospectus supplement.
Material U.S. federal income tax consequences
The material U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of the Series E Preferred Stock, including fractional interests therein in the form of depositary shares, and our common stock received in respect thereof, are described in "Material U.S. Federal Income Tax Consequences." You should consult your tax advisor with respect to the U.S. federal income tax consequences of such matters in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Listing, market for Depositary Shares	Subject to issuance, we anticipate that the depositary shares will be approved for listing on the NYSE MKT under the symbol "MHR.PRE". There is no established public trading market for the depositary shares and such a market may not develop.
Form
The depositary shares offered by this prospectus supplement and the accompanying prospectus will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company ("DTC"), except under limited circumstances. The corresponding shares of Series E Preferred Stock will be issued to, registered in the name of, and deposited with American Stock Transfer & Trust Company, as depositary.
The depositary shares will be evidenced by depositary receipts issued pursuant to our deposit agreement with the depositary.
Depositary, Conversion Agent, Transfer Agent and Registrar
American Stock Transfer & Trust Company will serve as depositary, conversion agent, transfer agent and registrar for the Series E Preferred Stock and as transfer agent and registrar for the depositary shares. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.
Use of proceeds
We estimate that, in the event that depositary shares offered hereunder are sold at $23.50 per share, our proceeds from this offering will be approximately $21.9 million, after deducting the underwriting commissions and estimated expenses of this offering payable by us, assuming this "best efforts" offering is fully subscribed. We intend to use the net proceeds from the sale of the securities offered by us under this prospectus supplement to pay a portion of the cash purchase price for the assets to be acquired from Samson Resources Company as described under "Recent Developments," or for capital expenditures, working capital, acquisitions, directly or indirectly, of oil and gas properties, repayment of debt, investments in our subsidiaries, or general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities.
Risk factors
Investing in the depositary shares involves certain risks. You should carefully consider the information set forth in the section of this prospectus supplement titled "Risk Factors," our SEC filings, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2011, and the other information included in or incorporated in this prospectus supplement before deciding whether to invest in the depositary shares.

 Risk factors

An investment in our securities involves many risks. You should carefully consider the following risks and all of the other information contained in this prospectus supplement and the accompanying prospectus before making an investment decision. Additional risks related to us and our securities may be in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our Company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows.

RISKS RELATING TO THIS OFFERING AND THE SERIES E PREFERRED STOCK

You are making an investment decision about the depositary shares as well as our Series E Preferred Stock

As described in this prospectus supplement, we are issuing fractional interests in shares of our Series E Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely solely on the dividend payments it receives on the Series E Preferred Stock from us to fund all dividend payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding our depositary shares and Series E Preferred Stock.

The depositary shares do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares; the Series E Preferred Stock has no stated maturity date.

The depositary shares do not have an established trading market. Since the corresponding shares of Series E Preferred Stock have no stated maturity date, investors seeking liquidity will be limited to selling their depositary shares in the secondary market or converting their depositary shares into our common stock. Subject to issuance, we anticipate that our depositary shares will be approved for listing on the NYSE MKT under the symbol "MHR.PRE". An active trading market for the depositary shares may not develop or, even if it develops, may not last, in which case the trading price of the depositary shares could be adversely affected and your ability to transfer your depositary shares will be limited.

The market value of the depositary shares could be adversely affected by various factors.

The trading price of the depositary shares may depend on many factors, including:

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market liquidity;

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prevailing interest rates;

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the market for similar securities;

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general economic conditions; and

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our financial condition, performance and prospects.

For example, higher market interest rates could cause the market price of the depositary shares to decrease.

Risk factors

We could be prevented from paying dividends on the Series E Preferred Stock, and therefore your ability to receive dividend payments on the depositary shares may be limited.

Although dividends on the Series E Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series E Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares, including our Series C Preferred Stock and Series D Preferred Stock, or any documents governing our indebtedness, including the indenture governing our senior notes. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series E Preferred Stock when payable. The terms of our Series C Preferred Stock and Series D Preferred Stock prohibit the payment of cash dividends on our equity securities ranking junior to such series of Preferred Stock, which includes the Series E Preferred Stock, unless all accrued dividends on the Series C Preferred Stock and Series D Preferred Stock have been paid in full in cash or in kind. Pursuant to our senior revolving credit facility, we may declare and pay cash dividends on our Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock only so long as (i) no event of default exists at the time of, or is caused by, such payment, (ii) after giving effect to such payment, availability under the borrowing base is equal to or greater than the greater of (x) 2.5% of the borrowing base at the time of the dividend payment and (y) $5,000,000, and (iii) such dividends do not exceed $45,000,000 in any calendar year. In addition, the indenture governing our senior notes prohibits us from paying dividends on our preferred stock if there is a default or an event of default thereunder. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series E Preferred Stock and your ability to receive dividends on the depositary shares will be limited. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series E Preferred Stock. Furthermore, in some circumstances, we may pay dividends in stock rather than cash, and our stock price may be depressed at such time.

The Series E Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.

We have not sought to obtain a rating for the Series E Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the depositary shares. In addition, we may elect in the future to obtain a rating for the Series E Preferred Stock, which could adversely affect the market price of the depositary shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the depositary shares.

In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series E Preferred Stock will be subordinated to all of our existing and future debt and all future capital stock designated as senior to the Series E Preferred Stock. As of November 30, 2012, our total indebtedness was approximately $826.5 million (which included borrowings under our senior revolving credit facility, Eureka Hunter Pipeline, LLC ("Eureka Pipeline") credit facilities and the indenture governing our senior notes). We may also incur additional indebtedness in the future to finance potential acquisitions or the development of new properties and the terms of the Series E Preferred Stock do not require us to obtain the approval of the holders of the Series E Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to

Risk factors

restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on our Series E Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series E Preferred Stock and would be required to be paid before any payments could be made to holders of our Series E Preferred Stock.

You may not be able to exercise conversion rights upon a Change of Control, and, if exercisable, these conversion rights may not adequately compensate you.

Upon the occurrence of a Change of Control, each holder of the Series E Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series E Preferred Stock held by such holder as described under "Description of Series E Preferred Stock—Redemption—Optional Redemption" or "—Special Optional Redemption," in which case such holder will have the right only with respect to shares of Series E Preferred Stock that are not called for redemption), through the depositary, to convert some or all of such holder's Series E Preferred Stock into our shares of common stock (or, under specified circumstances, alternative forms of consideration as a result of a Change of Control).

Although we generally may not redeem the Series E Preferred Stock prior to November 2, 2015, we have a special optional redemption right to redeem the Series E Preferred Stock in the event of a Change of Control, and holders of the Series E Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Please see the sections entitled "Description of Series E Preferred Stock—Redemption—Special Optional Redemption" and "Description of Series E Preferred Stock—Conversion Rights."

Investors should not expect us to redeem the Series E Preferred Stock on the date the Series E Preferred Stock becomes redeemable or on any particular date afterwards.

The shares of Series E Preferred Stock have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. We may not redeem the Series E Preferred Stock before November 2, 2015, except in the limited circumstances described below. On or after November 2, 2015, we may, at our option, redeem the Series E Preferred Stock in whole at any time or from time to time in part. If at any time a Change of Control occurs, we (or the acquiring entity) will have the option to redeem the Series E Preferred Stock, in whole but not in part. In addition, we may, at our option, redeem the Series E Preferred Stock in whole at any time or from time to time in part if a Trading Price Event has occurred. As of the date of this prospectus supplement the relevant threshold for determining a Trading Price Event equaled $10.965 and the closing price for a share of our common stock as of the end of the most recent trading day was $3.87. Any decision we may make at any time to redeem the Series E Preferred Stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders' equity and general market conditions at that time.

The Series E Preferred Stock will be subordinate to the Series C Preferred Stock and Series D Preferred Stock.

The Series C Preferred Stock and Series D Preferred Stock rank senior to the Series E Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution. We have issued an aggregate of 4,000,000 shares of our Series C Preferred Stock (which constitute the total number of authorized shares of such series), with an aggregate liquidation preference of $100.0 million (excluding any unpaid accrued dividends). As of November 30, 2012, we have issued an aggregate of 4,205,513 shares of our Series D Preferred Stock (out of 5,750,000 authorized shares of such series), with an aggregate liquidation preference of $210.3 million (excluding any unpaid accrued dividends).

Risk factors

Accordingly, we must satisfy our obligations to make dividend distributions to the holders of Series C Preferred Stock and Series D Preferred Stock before we make distributions to holders of the Series E Preferred Stock. In addition, in the event we liquidate, dissolve or wind up our operations, holders of Series C Preferred Stock and Series D Preferred Stock will be entitled to payment of their liquidation preference before distributions are available to holders of Series E Preferred Stock. As a result, any right that you have to receive any of our assets upon our liquidation or reorganization will be subordinate to the liquidation preference of the Series C Preferred Stock and Series D Preferred Stock. As of November 30, 2012, the aggregate liquidation preference on the outstanding Series C Preferred Stock and Series D Preferred Stock was $310.3 million (excluding any unpaid accrued dividends).

Holders of Series E Preferred Stock and the related depositary shares will have extremely limited voting rights.

Except as expressly stated in the certificate of designations governing the Series E Preferred Stock, holders of Series E Preferred Stock, and therefore holders of the depositary shares, will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series E Preferred Stock. None of the provisions relating to the Series E Preferred Stock contains any provisions affording the holders of the Series E Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series E Preferred Stock, so long as the terms and rights of the holders of Series E Preferred Stock are not materially and adversely changed. When the Series E Preferred Stock is entitled to vote, such shares are entitled to one vote per share. Because each depositary share represents a 1/1,000th interest in a share of Series E Preferred Stock, holders of depositary receipts will be entitled to 1/1,000th of a vote per depositary share under those limited circumstances in which holders of the Series E Preferred Stock are entitled to a vote and vote as a single class with any other series of our preferred stock. However, pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, on certain matters, we are required to seek the approval of "a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class." In any matter in which the Series E Preferred Stock may vote as a single class with any other series of our preferred stock (as expressly provided in this prospectus supplement or as may be required by law), each share of Series E Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference. Accordingly, in those situations where the Series E Preferred Stock votes with any other series of our Preferred Stock, and assuming a stated liquidation preference of the Series E Preferred Stock of $25,000, then each share of the Series E Preferred Stock would be entitled to 1,000 votes per share, and each depositary share entitles its holder to instruct the voting of one of such votes. See "Description of Series E Preferred Stock—Voting Rights."

The issuance of future offerings of preferred stock may adversely affect the value of our Series E Preferred Stock.

Our certificate of incorporation, as amended, currently authorizes us to issue up to 10,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our Board (though the Company has submitted a proposal to its stockholders, to be voted on at its annual meeting to be held on January 17, 2013, to increase the preferred stock authorization to 15,000,000). Upon the completion of the offering described in this prospectus supplement, we may sell

Risk factors

additional shares of our Series E Preferred Stock on terms that may differ from those described in this prospectus supplement. Accordingly, we may issue additional shares of Series E Preferred Stock and/or other classes of preferred shares that would rank on parity with or senior to the Series E Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution. We expect to commence an at-the-market ("ATM") equity issuance program pursuant to which we may sell, from time-to-time, additional depositary shares. Also, our ATM equity issuance program commenced during the first quarter of 2011, pursuant to the terms of which we may sell, from time-to-time, up to 2,000,000 shares of Series D Preferred Stock through MLV & Co. LLC and Wunderlich Securities, Inc. as our non-exclusive sales managers, remains in force. The creation and subsequent issuance of additional classes of preferred shares on parity with or senior to our Series E Preferred Stock, which would require consent of the holders of the Series E Preferred Stock, and would dilute the interests of the holders of Series E Preferred Stock and any issuance of preferred stock that is senior to the Series E Preferred Stock could affect our ability to pay dividends on, redeem or pay the stated liquidation preference on the Series E Preferred Stock. As of November 30, 2012, there were 4,000,000 shares of Series C Preferred Stock outstanding (which constitute the total number of authorized shares of such series), 4,205,513 shares of Series D Preferred Stock outstanding (out of 5,750,000 authorized shares of such series) and 2,774.85 shares of Series E Preferred Stock outstanding (out of 12,000 authorized shares of such series).

This offering is being conducted on a "best efforts" basis.

Our underwriters are offering the depositary shares on a "best efforts" basis, and the underwriters are under no obligation to purchase any depositary shares for their own account. Our underwriters are not required to sell any specific number or dollar amount of securities in this offering but will use their best efforts to sell the securities offered in this prospectus supplement. Our underwriters are under no obligation to purchase any shares of Series E Preferred Stock for their own account. As a "best efforts" offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

You may be required to use other sources of funds to pay income taxes in respect of dividends received, or deemed to be received, on the depositary shares in certain circumstances.

If we are required to pay dividends on the Series E Preferred Stock in shares of our common stock or additional shares of Series E Preferred Stock and the depositary shares are not marketable at such time, you will be required to satisfy your income tax liability with respect to the dividends on the Series E Preferred Stock distributed to holders of depositary shares from other sources.

For additional information concerning these matters, see "Material U.S. Federal Income Tax Consequences."

Holders of the depositary shares may be unable to use the dividends-received deduction.

Distributions paid to U.S. corporate holders of the depositary shares may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the depositary shares to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. corporate holders would be unable to use the dividends-received deduction. If any distributions on the depositary shares with respect to any fiscal year are not

Risk factors

eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, it is possible that the market value of the depositary shares might decline.

For additional information concerning these matters, see "Material U.S. Federal Income Tax Consequences."

Non-U.S. Holders may be subject to U.S. income tax with respect to gain on disposition of their depositary shares.

If we are a U.S. real property holding corporation at any time within the five-year period preceding a disposition of depositary shares by a non-U.S. holder or the holder's holding period of the depositary shares disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition. If we are a U.S. real property holding corporation, which we expect we are, so long as our depositary shares are regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the depositary shares if it holds and has held (during the shorter of the five-year period immediately preceding the date of disposition or the holder's holding period) not more than 5% of our total outstanding depositary shares.

For additional information concerning these matters, see "Material U.S. Federal Income Tax Consequences."

We have identified certain weaknesses in our internal controls, which we are remediating, but failure to do so could adversely affect our capital raising ability.

In October and November 2012, we identified material weaknesses in our internal controls over financial reporting in connection with (i) our lack of sufficient qualified personnel to design and manage an effective control environment, (ii) our period-end financial reporting process and (iii) our share-based compensation. The first material weakness, the lack of sufficient qualified personnel, resulted in the restatement of certain preferred units of Eureka Holdings, our commodity and preferred stock embedded derivative liabilities and our loss in derivatives and related disclosures for the three and six month periods ended June 30, 2012 that resulted in audit adjustments to our condensed consolidated financial statements for the three and nine month periods ended September 30, 2012. The second material weakness, the lack of effective controls over our period-end financial reporting process, resulted in monthly account reconciliations and monthly and quarterly financial information not being timely prepared and/or reviewed, thereby causing audit adjustments to our condensed consolidated financial statements for the three and nine month periods ended September 30, 2012. The third material weakness, which related to our internal controls over financial reporting relating to our share-based compensation, resulted in inaccuracies in the vesting schedule and journal entries relating to our share-based compensation expense that caused us to restate our general and administrative expense and our share-based compensation disclosures for the three and six months ended June 30, 2012. We have promptly implemented, and are implementing, measures we believe will effectively address these weaknesses. However, any failure to do so could adversely affect our compliance with our reporting obligations under the Securities Exchange Act of 1934, and our compliance with our debt covenants, and therefore our ability to effect borrowings and readily access the capital markets to provide required liquidity.

Risk factors

RISKS RELATING TO OUR BUSINESS

Future economic conditions in the U.S., Canada and global markets may have a material adverse impact on our business and financial condition that we currently cannot predict.

The U.S., Canadian and other world economies are slowly recovering from the economic recession that began in 2008. While economic growth has resumed, it remains modest and the timing of an economic recovery is uncertain. There are likely to be significant long-term effects resulting from the recession and credit market crisis, including a future global economic growth rate that is slower than what was experienced in the years preceding the recession. Unemployment rates remain very high and businesses and consumer confidence levels have not yet fully recovered to pre-recession levels. In addition, more volatility may occur before a sustainable, yet lower, growth rate is achieved. Global economic growth drives demand for energy from all sources, including for oil and natural gas. A lower future economic growth rate will result in decreased demand for our crude oil and natural gas production as well as lower commodity prices, which will reduce our cash flows from operations and our profitability.

Volatility in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been extremely volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our daily production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

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the current uncertainty in the global economy;

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changes in global supply and demand for oil and natural gas;

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the condition of the U.S., Canadian and global economies;

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the actions of certain foreign countries;

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the price and quantity of imports of foreign oil and natural gas;

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political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

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the level of global oil and natural gas exploration and production activity;

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the level of global oil and natural gas inventories;

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production or pricing decisions made by the Organization of Petroleum Exporting Countries, or OPEC;

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weather conditions;

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technological advances affecting energy consumption; and

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the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per-unit basis, but also may reduce the amount of oil and natural gas that we can produce economically in the future. The higher

Risk factors

operating costs associated with many of our oil fields will make our profitability more sensitive to oil price declines. A sustained decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.

Since we entered the oil and gas business in April 2005, through September 30, 2012, we had incurred a cumulative net loss from operations of $220.2 million. If we fail to eventually generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our Company as a going concern.

We rely on liquidity from our credit facilities and equity and debt financings to fund our operations and capital budget, which liquidity may not be available on acceptable terms or at all in the future.

We depend upon borrowings under our credit facilities and the availability of equity and debt financing to fund our operations and planned capital expenditures. Borrowings under our credit facilities and the availability of equity and debt financing are affected by commodity prices and prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. We cannot predict whether additional liquidity from equity or debt financings beyond our credit facilities will be available or acceptable on our terms, or at all, in the foreseeable future.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.

We have acquired a number of properties since June 2009 and, consequently, a large amount of our focus has been on assimilating the properties, operations and personnel we have acquired into our organization. Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

The recent financial crisis may have lasting effects on our liquidity, business and financial condition that we cannot predict.

Liquidity is essential to our business. Our liquidity could be substantially negatively affected by an inability to obtain capital in the long-term or short-term debt or equity capital markets or an inability to access bank financing. A prolonged credit crisis and related turmoil in the global financial system would likely materially affect our liquidity, business and financial condition. The economic situation could also adversely affect the collectability of our trade receivables or performance by our suppliers and cause our commodity hedging arrangements to be ineffective if our counterparties are unable to perform their obligations or seek bankruptcy protection.

Failure to successfully integrate acquired businesses could negatively impact our future business and financial results.

Our acquisitions may consume a significant amount of our management resources. The success of recent acquisitions will depend, in part, on our ability to realize the anticipated benefits from integrating the acquired businesses with our existing businesses. The integration process may be complex, costly and time-consuming. To realize these anticipated benefits, we must successfully

Risk factors

combine the businesses of the acquired entities in an efficient and effective manner. If we are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the acquisitions may not be realized fully, or at all, or may take longer to realize than expected.

The expansion of our operations into Canada subjects us to additional regulations and risks from foreign operations, including currency fluctuations, which could impact our financial position and results of operations.

Prior to our acquisition of NuLoch Resources, Inc. ("NuLoch") in May 2011, we operated solely in the U.S., primarily in the Appalachian Basin, the Williston Basin and south Texas. Upon the consummation of the NuLoch acquisition, we expanded our operations into portions of Canada, which exposes us to a new regulatory environment and risks from foreign operations. Some of these additional risks include, but are not limited to:

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increases in governmental royalties;

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application of new tax laws (including host-country export, excise and income taxes and U.S. taxes on foreign operations);

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currency restrictions and exchange rate fluctuations;

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legal and governmental regulatory requirements;

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difficulties and costs of staffing and managing international operations; and

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possible language and cultural differences.

Our Canadian operations also may be adversely affected by the laws and policies of the U.S. affecting foreign trade, taxation and investment. In addition, if a dispute arises with respect to our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the U.S.

Our operations require significant amounts of capital and additional financing may be necessary in order for us to continue our exploration and midstream activities, including meeting certain drilling obligations under our existing lease obligations and expanding our pipeline facilities.

Our cash flow from our reserves, if any, may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our oil and gas acquisitions and exploration and development activities and our midstream activities. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties as a result of not fulfilling our existing drilling commitments. Certain of our undeveloped leasehold acreage is subject to leases that will expire unless production is established or we meet certain capital expenditure and drilling requirements. If our revenues from our reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves or to maintain our current production. In addition, capital constraints could limit our ability to build and expand our gas gathering pipeline system. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available to us on favorable terms.

Risk factors

If our access to oil and gas markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases. Our ability to sell natural gas and/or receive market prices for our natural gas may be adversely affected by pipeline and gathering system capacity constraints.

Market conditions or the restriction in the availability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas may have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

If drilling in the Marcellus Shale, Utica Shale, Eagle Ford Shale, Bakken Shale/Three Forks/Sanish and Pearsall Shale areas proves to be successful, the amount of oil and natural gas being produced by us and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in these areas. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for the Marcellus Shale, Utica Shale, Eagle Ford Shale, Bakken Shale/Three Forks/Sanish and Pearsall Shale areas may not occur for lack of financing. In addition, capital constraints could limit our ability to build gathering systems, such as our Eureka Hunter System, necessary to gather our gas to deliver to interstate pipelines. In such event, we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell natural gas production at significantly lower prices than those quoted on NYMEX or than we currently project for these specific regions, which would adversely affect our results of operations.

A portion of our natural gas and oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.

We depend on a relatively small number of purchasers for a substantial portion of our revenue. The inability of one or more of our purchasers to meet their obligations may adversely affect our financial results.

We derive a significant amount of our revenue from a relatively small number of purchasers of our production. Our inability to continue to provide services to key customers, if not offset by additional sales to our other customers, could adversely affect our financial condition and results of operations. These companies may not provide the same level of our revenue in the future for a variety of reasons, including their lack of funding, a strategic shift on their part in moving to different geographic areas in which we do not operate or our failure to meet their performance criteria. The loss of all or a significant part of this revenue would adversely affect our financial condition and results of operations.

Risk factors

Shortages of equipment, services and qualified personnel could reduce our cash flow and adversely affect results of operations.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices and activity levels in certain regions where we are active, causing periodic shortages. During periods of high oil and gas prices, we have experienced shortages of equipment, including drilling rigs and completion equipment, as demand for rigs and equipment has increased along with higher commodity prices and increased activity levels. In addition, there is currently a shortage of hydraulic fracturing capacity in many of the areas in which we operate. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services and personnel in our exploration, production and midstream operations. These types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results and/or restrict or delay our ability to drill wells, construct gathering pipeline and conduct other operations that we currently have planned and budgeted, causing us to miss our forecasts and projections.

We cannot control activities on properties that we do not operate and are unable to control their proper operation and profitability.

We do not operate all of the properties in which we own an ownership interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these non-operated properties. The failure of an operator of our wells to adequately perform operations, an operator's breach of the applicable agreements or an operator's failure to act in ways that are in our best interests could reduce our production, revenues and reserves. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including:

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the nature and timing of the operator's drilling and other activities;

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the timing and amount of required capital expenditures;

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the operator's geological and engineering expertise and financial resources;

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the approval of other participants in drilling wells; and

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the operator's selection of suitable technology.

NGAS Resources, Inc. ("NGAS") conducted a portion of its operations through drilling partnerships, and we have recently sponsored two drilling partnerships, which subject us to additional risks that could have a material adverse effect on our financial position and results of operations.

NGAS, which we acquired in April 2011, conducted a portion of its operations through drilling partnerships with third parties. Our Magnum Hunter Production, Inc. subsidiary completed a sponsored drilling partnership in late 2011 and is currently sponsoring an additional drilling partnership. Under this partnership structure, proceeds from the private placement of interests in each investment partnership, together with the sponsor's capital contribution, are contributed to a separate joint venture or "program" that the sponsor forms with that partnership to conduct drilling or property operations. These third parties may have obligations that are important to the success of the joint venture, such as the obligation to pay substantial carried costs pertaining to the joint venture and to pay their share of capital and other costs of the joint venture. The performance of these third party obligations, including the ability of the third parties to satisfy their obligations under these

Risk factors

arrangements, is outside our control. If these parties do not satisfy their obligations under these arrangements, our business may be adversely affected. The failure to continue our drilling and/or income partnerships or other joint venture projects or to resolve disagreements with our drilling and/or income partnership partners could adversely affect our ability to transact the business that is the subject of such partnerships, which would in turn negatively affect our financial condition and results of operations.

Our development, exploration and midstream operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

The oil and natural gas industry is very capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for, and development, production, gathering, transportation, processing and acquisition of, oil and natural gas reserves. To date, we have financed capital expenditures primarily with proceeds from bank borrowings, cash generated by operations and proceeds from preferred and common stock equity offerings. We intend to finance our future capital expenditures with a combination of the sale of common and preferred equity, asset sales, cash flow from operations and current and new financing arrangements with our banks. Our cash flow from operations and access to capital is subject to a number of variables, including:

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our proved reserves;

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the amount of oil and natural gas we are able to produce from existing wells;

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the prices at which oil and natural gas are sold;

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our ability to acquire, locate and produce new reserves; and

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our ability to obtain commitments from third party producers for the gathering of their natural gas production through our Eureka Hunter System and for the treating of their natural gas by our TransTex subsidiary.

If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may need to seek additional financing in the future. In addition, we may not be able to obtain debt or equity financing on terms favorable to us, or at all, depending on market conditions. The failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves, or could prevent us from expanding, maintaining and operating our pipeline facilities. Also, our credit facilities and the indenture governing our senior notes contain various covenants that restrict our ability to, among other things, incur indebtedness, grant liens, make certain restricted payments, change the nature of our business, acquire or make expenditures for oil and gas properties outside of the U.S. and Canada, dispose of our assets or enter into mergers, consolidations or similar transactions, make investments, loans or advances, pay dividends on our outstanding stock, enter into transactions with affiliates, create new subsidiaries and enter into certain derivative transactions.

Risk factors

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations, and we may not have enough insurance to cover all of the risks that we may ultimately face.

We maintain significant insurance coverage against some, but not all, potential losses to protect against the risks we foresee. We do not carry business interruption insurance. We may elect not to carry certain types or amounts of insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, it is not possible to insure fully against pollution and environmental risks.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition, results of operations and cash flows. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

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environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

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abnormally pressured formations;

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mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;

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fires and explosions;

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personal injuries and death; and

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natural disasters.

Our midstream activities are subject to all of the operating risks associated with constructing, operating and maintaining pipelines and related equipment, including the possibility of pipeline leaks, breaks and ruptures, pipeline damage due to natural hazards, such as ground movement and weather, and personal injuries and death.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our business, financial condition, results of operations and cash flows.

We are dependent upon partnering and consultant arrangements.

We had a total of approximately 380 full-time employees as of November 30, 2012. Despite this number of employees, we expect that we will continue to require the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and leasing. Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

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the possibility that such third parties may not be available to us as and when needed; and

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the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations could be materially adversely affected.

Risk factors

Our business may suffer if we lose key personnel.

Our operations depend on the continuing efforts of our executive officers and senior management. Our business or prospects could be adversely affected if any of these persons does not continue in their management role with us and we are unable to attract and retain qualified replacements. Additionally, we do not presently carry key person insurance for any of our executive officers or senior management.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay or cancel drilling, including the following:

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delays imposed by or resulting from compliance with regulatory requirements;

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unusual or unexpected geological formations;

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pressure or irregularities in geological formations;

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shortages of or delays in obtaining equipment and qualified personnel;

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equipment malfunctions, failures or accidents;

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unexpected operational events and drilling conditions;

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pipe or cement failures;

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casing collapses;

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lost or damaged oilfield drilling and service tools;

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loss of drilling fluid circulation;

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uncontrollable flows of oil, natural gas and fluids;

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fires and natural disasters;

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environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

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adverse weather conditions;

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reductions in oil and natural gas prices;

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oil and natural gas property title problems; and

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market limitations for oil and natural gas.

Risk factors

If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

We may incur losses as a result of title deficiencies.

We purchase and acquire from third parties or directly from the mineral fee owners certain oil and gas leasehold interests and other real property interests upon which we will perform our drilling and exploration activities. The existence of a title deficiency can significantly devalue an acquired interest or render a lease worthless and can adversely affect our results of operations and financial condition. As is customary in the oil and gas industry, we generally rely upon the judgment of oil and gas lease brokers or our internal independent landmen who perform the field work in examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest and before drilling a well on a leased tract. The failure of title may not be discovered until after a well is drilled, in which case we may lose the lease and the right to produce all or a portion of the minerals under the property.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, exploiting mineral leases, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in an efficient manner even in a highly competitive environment. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

We have limited experience in drilling wells to the Marcellus Shale, Utica Shale, Eagle Ford Shale, Bakken Shale/Three Forks/Sanish and Pearsall Shale formations and limited information regarding reserves and decline rates in these areas. Wells drilled to these areas are more expensive and more susceptible to mechanical problems in drilling and completion techniques than wells in conventional areas.

We have limited experience in the drilling and completion of Marcellus Shale, Utica Shale, Eagle Ford Shale, Bakken Shale/Three Forks/Sanish and Pearsall Shale formations wells, including limited horizontal drilling and completion experience. Other operators in these plays may have significantly more experience in the drilling and completion of these wells, including the drilling and completion of horizontal wells. In addition, we have limited information with respect to the ultimate recoverable reserves and production decline rates in these areas due to their limited histories. The wells drilled in Marcellus Shale, Utica Shale, Eagle Ford Shale, Bakken Shale/Three Forks/Sanish and Pearsall Shale formations are primarily horizontal and require more artificial stimulation, which makes them more expensive to drill and complete. The wells also are more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore due to the length of the lateral portions of these unconventional wells. The fracturing of these formations will be more extensive and complicated than fracturing geological formations in conventional areas of operation.

Risk factors

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our prospects are in various stages of evaluation. There is no way to predict with certainty in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable, particularly in light of the current economic environment. The use of seismic data and other technologies, and the study of producing fields in the same area, will not enable us to know conclusively before drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercially viable quantities. Moreover, the analogies we draw from available data from other wells, more fully explored prospects or producing fields may not be applicable to our drilling prospects.

New technologies may cause our current exploration and drilling methods to become obsolete.

The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

Our indebtedness could adversely affect our financial condition and our ability to operate our business.

As of November 30, 2012, our outstanding indebtedness was approximately $826.5 million (which included borrowings under our senior revolving credit facility, the Eureka Pipeline credit facilities and the indenture governing our senior notes). We will incur additional debt from time to time, and such borrowings may be substantial. Our debt could have material adverse consequences to us, including the following:

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it may be difficult for us to satisfy our obligations, including debt service requirements under our credit agreements;

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our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and other general corporate purposes may be impaired;

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a significant portion of our cash flow is committed to payments on our debt, which will reduce the funds available to us for other purposes, such as future capital expenditures;

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we are more vulnerable to price fluctuations and to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited; and

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our ability to capitalize on business opportunities, and to react to competitive pressures, as compared to others in our industry, may be limited.

Risk factors

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending on reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations.

Product price derivative contracts may expose us to potential financial loss.

To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and will likely in the future enter into derivative contracts in order to economically hedge a portion of our oil and natural gas production. Derivative contracts expose us to risk of financial loss in some circumstances, including when:

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production is less than expected;

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the counterparty to the derivative contract defaults on its contract obligations; or

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there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these derivative contracts may limit the benefit we would receive from increases in the prices for oil and natural gas. Under the terms of our senior revolving credit facility, the percentage of our total production volumes with respect to which we will be allowed to enter into derivative contracts is limited, and we therefore retain the risk of a price decrease for our remaining production volumes. Information as to these activities is set forth in the notes to our financial statements contained in our annual and quarterly reports that we file with the SEC on Forms 10-K and 10-Q, and any related amendments.

Write-downs of the carrying values of our oil and natural gas properties could occur if oil and gas prices decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results. Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our common and preferred stock.

We account for our crude oil and natural gas exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities.

Risk factors

The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive but may actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Future wells are drilled that target geological structures that are both developmental and exploratory in nature. A subsequent allocation of costs is then required to properly account for the results. The evaluation of oil and gas leasehold acquisition costs requires judgment to estimate the fair value of these costs with reference to drilling activity in a given area.

The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties. If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings and stockholders' equity. When evaluating our properties, we are required to test for potential write-downs at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets, which is typically on a field by field basis.

The Company incurred an impairment charge in 2011 related to certain proved oil and gas properties acquired as part of our acquisition of NGAS totaling $21.8 million due to a significant decline in natural gas prices at December 31, 2011. Impairment of proved oil and gas properties was calculated on a field by field basis under the successful efforts accounting method. An impairment was recorded based upon the estimated fair value of a field when the undiscounted reserve value of the field was less than the net capitalized cost of the field at December 31, 2011. Fair value was determined by calculating the present value of future net cash flows using NYMEX prices in effect during February 2012. During 2011, we also incurred impairment charges associated with our undeveloped acreage of $306,000 and $802,000 in our Eagle Ford Shale and Appalachian Basin regions, respectively, due to expiring acreage that we chose not to develop. During the nine months ended September 30, 2012, we also incurred impairment charges of $25.6 million due to expiring leasehold acreage that we chose not to develop.

We review our oil and gas properties for impairment annually or whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices subsequently increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record further impairments of the book values associated with oil and gas properties. Accordingly, there is a risk that we will be required to further write down the carrying value of our oil and gas properties, which would reduce our earnings and stockholders' equity.

Restrictive covenants in our credit facilities and the indenture governing our senior notes may restrict our ability to pursue our business strategies.

Our senior revolving credit facility and the indenture governing our senior notes contain certain covenants that, among other things, restrict our ability to, with certain exceptions:

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incur indebtedness;

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grant liens;

Risk factors

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make certain restricted payments, including payment of dividends on our outstanding stock;

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change the nature of our business;

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acquire or make expenditures for oil and gas properties outside of the U.S. and Canada;

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dispose of our assets or enter into mergers, consolidations or similar transactions;

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make investments, loans or advances;

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enter into transactions with affiliates;

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create new subsidiaries; and

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enter into certain derivative transactions.

Our senior revolving credit facility also requires us to satisfy certain financial covenants, including maintaining:

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a ratio of earnings before interest, taxes, depreciation, amortization and exploration expenses, or EBITDAX, to interest of not less than 2.5 to 1.0;

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a total debt to EBITDAX ratio of not more than (a) 4.50 to 1.0 for the fiscal quarter ended September 30, 2012 and the fiscal quarter ending December 31, 2012, (b) 4.25 to 1.0 for the fiscal quarter ending March 31, 2013 and (c) 4.0 to 1.0 commencing with the fiscal quarter ending June 30, 2013 and for each fiscal quarter thereafter; and

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a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0.

The credit facilities of Eureka Pipeline also require it to comply with certain financial covenants.

Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or reduce our expenditures. We cannot assure you that such waivers, amendments or alternative financings could be obtained or, if obtained, would be on terms acceptable to us.

If conditions to any future purchases of preferred units of Eureka Holdings in connection with the ArcLight investment are not met, then we will not be able to obtain additional funds from ArcLight.

Pursuant to the Unit Purchase Agreement, Ridgeline committed, subject to certain conditions, to purchase up to $200 million of preferred units of Eureka Holdings. In 2012, Eureka Holdings sold preferred units valued at a total of $153.5 million to Ridgeline.

Our ability to obtain additional funds from ArcLight is subject to our meeting the conditions for additional purchases of preferred units as set forth in the Unit Purchase Agreement, which include, among other things, that (i) the proceeds be used for certain approved capital expenditures, midstream growth projects and/or acquisitions (or for any other purposes agreed to by ArcLight), and (ii) no defaults or material adverse events have occurred. If these conditions are not met, then we will not be able to obtain additional funds from ArcLight.

Risk factors

There are restrictive covenants, mandatory distribution requirements and other provisions in the ArcLight investment documents that may restrict our ability to pursue our business strategies with respect to Eureka Holdings and Eureka Hunter.

The Amended and Restated Limited Liability Company Agreement of Eureka Holdings (the "EH Operating Agreement"), contains certain covenants that, among other things, restrict the ability of Eureka Holdings and its subsidiaries to, with certain exceptions:

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incur funded indebtedness, whether direct or contingent;

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issue additional equity interests;

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pay distributions to its owners, or repurchase or redeem any of its equity securities;

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enter into any material acquisitions, dispositions or divestitures; or

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enter into a sale or merger.

Under the EH Operating Agreement, the holders of preferred units of Eureka Holdings are entitled to receive an annual distribution of 8%, payable quarterly. For the quarter ended March 31, 2012 through and including the quarter ending March 31, 2013, the board of directors of Eureka Holdings may elect to pay up to 75% of any such distribution in kind (i.e., in additional preferred units), in lieu of cash. For the quarter ending June 30, 2013 through and including the quarter ending March 31, 2014, the board of directors of Eureka Holdings may elect to pay up to 50% of any such distribution in kind. Thereafter, all distributions to ArcLight relating to the preferred units will be paid solely in cash.

In addition to the required quarterly distributions of accrued preferred return on the preferred units, the EH Operating Agreement also (i) gives Eureka Holdings the right, at any time on or after the fifth anniversary of the closing of the initial ArcLight investment, to redeem all but not less than all, of the outstanding preferred units, and (ii) gives ArcLight the right, at any time on or after the eighth anniversary of the closing of the initial ArcLight investment, to require Eureka Holdings to redeem all, but not less than all, of the outstanding preferred units. If Eureka Holdings fails to meet its redemption obligations under clause (ii) above, then ArcLight will have the right to assume control of the board of directors of Eureka Holdings and, at its option, to cause Eureka Holdings and/or its other owners to enter into a sale, merger or other disposition of Eureka Holdings or its assets (on terms acceptable to ArcLight).

Further, pursuant to the terms of the EH Operating Agreement, the number and composition of the board of directors of Eureka Holdings may change over time based on ArcLight's percentage ownership interest in Eureka Holdings (after taking into account any additional purchases of preferred units) and the satisfaction of certain performance goals by Eureka Holdings (or its failure to satisfy such goals) by the third anniversary of the closing of the initial ArcLight investment (or as of any anniversary after such date). The board of directors of Eureka Holdings is currently composed of a majority of members appointed by Magnum Hunter. Subject to the rights described above, the board of directors of Eureka Holdings may in the future be composed of an equal number of directors appointed by Magnum Hunter and ArcLight or, in certain cases, of a majority of directors appointed by ArcLight.

The EH Operating Agreement also contains a requirement that ArcLight have an exclusive first right to fund up to 100% of Eureka Holdings' funding requirements, subject to certain exceptions.

In the event that a change of control of Magnum Hunter occurs at any time prior to a qualified public offering of Eureka Holdings, ArcLight will have the right under the terms of the EH Operating

Risk factors

Agreement to purchase sufficient additional preferred units in Eureka Holdings so that it holds up to 51.0% of the ownership of Eureka Holdings.

The EH Operating Agreement also contains pre-emptive rights and unit conversion rights in favor of ArcLight, transfer restrictions on Magnum Hunter's ownership interests in Eureka Holdings (subject to certain exceptions), rights of first refusal and co-sale rights in favor of ArcLight, and certain registration rights in favor of ArcLight.

These restrictive covenants, mandatory distribution requirements and other provisions in the ArcLight investment documents may restrict our ability to pursue our business strategies with respect to Eureka Holdings, Eureka Pipeline and TransTex.

Our obligations under our credit facilities are secured by substantially all of our assets, and any failure to meet our debt obligations would adversely affect our business and financial condition.

Certain of our subsidiaries, including PRC Williston, LLC, Triad Hunter, LLC, Eagle Ford Hunter, Inc., Magnum Hunter Production, Inc., Magnum Hunter Resources GP, LLC, Magnum Hunter Resources, LP, NGAS Hunter, LLC, MHR Callco Corporation, MHR Exchangeco Corporation, Williston Hunter Canada, Inc., Williston Hunter, Inc., Williston Hunter ND, LLC, Bakken Hunter, LLC, Magnum Hunter Marketing LLC and Virco have each guaranteed the performance of our obligations under our senior revolving credit facility. With the exception of MHR Callco Corporation, MHR Exchangeco Corporation, Williston Hunter Canada, Inc. and Virco, each of these subsidiaries has also guaranteed (and Virco will in the future be guaranteeing) the performance of our obligations under the indenture governing our senior notes. In addition, our obligations under the credit facility have been collateralized through the grant of first priority liens on substantially all of the assets held by Magnum Hunter Resources Corporation and these restricted subsidiaries.

Eureka Pipeline's obligations under the Eureka Pipeline credit facilities have been guaranteed by Eureka Hunter Land, LLC and TransTex, subsidiaries of Eureka Pipeline, and have been collateralized through the grant of first and second priority liens on substantially all of the assets held by Eureka Pipeline, Eureka Hunter Land, LLC and TransTex and by the pledge of the equity of Eureka Pipeline owned by Eureka Holdings and shall be collateralized through similar grants by any future subsidiary of Eureka Pipeline. An event of default under either of these credit facilities will constitute an event of default under the other. The Eureka Pipeline revolving credit facility and the Eureka Pipeline term loan are non-recourse to Magnum Hunter Resources Corporation and to its restricted subsidiaries under our senior revolving credit facility.

Our ability to meet our debt obligations under these credit facilities and the indenture governing our senior notes will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. Our failure to service any such debt could result in a default under the indenture governing our senior notes or the related credit facility, and the indenture governing our senior notes or credit facility under which such default is a cross-default, which could result in the loss of our ownership interests in the secured properties and otherwise materially adversely affect our business, financial condition and results of operations.

We are subject to complex federal, state, local and foreign laws and regulations, including environmental laws, which could adversely affect our business.

Exploration for and development, exploitation, production, processing, gathering, transportation and sale of oil and natural gas in the U.S. and Canada are subject to extensive federal, state, local and

Risk factors

foreign laws and regulations, including complex tax laws and environmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws, regulations or incremental taxes and fees, could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations. Energy Hunter Securities, Inc., one of our wholly-owned subsidiaries, is also subject to the rules and regulations promulgated by the Financial Industry Regulatory Authority in connection with its broker-dealer activities relating to our drilling and/or income partnership programs.

It is possible that new taxes on our industry could be implemented and/or tax benefits could be eliminated or reduced, reducing our profitability and available cash flow. In addition to the short-term negative impact on our financial results, such additional burdens, if enacted, would reduce our funds available for reinvestment and thus ultimately reduce our growth and future oil and natural gas production.

Matters subject to regulation include oil and gas production and saltwater disposal operations and our processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials, discharge permits for drilling operations, spacing of wells, environmental protection and taxation. We could incur significant costs as a result of violations of or liabilities under environmental or other laws, including third party claims for personal injuries and property damage, reclamation costs, remediation and clean-up costs resulting from oil spills and pipeline leaks and ruptures and discharges of hazardous materials, fines and sanctions, and other environmental damages.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand, and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. We commonly use hydraulic fracturing as part of our operations. Hydraulic fracturing typically is regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the Safe Drinking Water Act over certain hydraulic fracturing activities involving the use of diesel. In addition, legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing under the Safe Drinking Water Act and to require disclosure of the chemicals used in the hydraulic fracturing process. Several states, including Texas, are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. In May 2011, a bill was passed by the Texas legislature that will require hydraulic fracturing operators to disclose the chemicals used in the fracturing process on a well-by-well basis. Further, various municipalities in several states, including Pennsylvania, West Virginia and Ohio, have passed ordinances which seek to prohibit hydraulic fracturing. We believe that we follow applicable standard industry practices and legal requirements for groundwater protection in our hydraulic fracturing activities. Nonetheless, if new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

In addition, certain governmental reviews are either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices, and a

Risk factors

committee of the U.S. House of Representatives has conducted an investigation of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with initial results expected to be available by late 2012 and final results by 2014. Moreover, the EPA is developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards by 2014. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the federal Safe Drinking Water Act or other regulatory mechanisms.

To our knowledge, there have been no citations, suits, or contamination of potable drinking water arising from our fracturing operations. We do not have insurance policies in effect that are intended to provide coverage for losses solely related to hydraulic fracturing operations; however, we believe our general liability and excess liability insurance policies would cover third party claims related to hydraulic fracturing operations and associated legal expenses in accordance with, and subject to, the terms of such policies.

Climate change legislation or regulations restricting emissions of "greenhouse gases" could result in increased operating costs and reduced demand for the oil, natural gas and natural gas liquids that we produce.

In December 2009, the EPA published its findings that emissions of greenhouse gases, or GHGs, present a danger to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth's atmosphere and other climatic conditions. Based on these findings, in 2010 the EPA adopted two sets of regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act, including one that requires a reduction in emissions of GHGs from motor vehicles and another that requires certain construction and operating permit reviews for GHG emissions from certain large stationary sources. The stationary source final rule addresses the permitting of GHG emissions from stationary sources under the Clean Air Act Prevention of Significant Deterioration, or PSD, construction and Title V operating permit programs, pursuant to which these permit programs have been "tailored" to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. In addition, EPA adopted rules requiring the monitoring and reporting of GHGs from certain sources, including, among others, onshore and offshore oil and natural gas production facilities. We are evaluating whether GHG emissions from our operations are subject to the GHG emissions reporting rule and expect to be able to comply with any applicable reporting obligations. Also, Congress has from time to time considered legislation to reduce emissions of GHGs, and almost one-half of the states already have taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. The adoption of any legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs from our equipment and operations could require us to incur significant added costs to reduce emissions of GHGs or could adversely affect demand for the oil, natural gas and ngls we produce. Finally, some scientists have concluded that increasing concentrations of GHGs in the Earth's atmosphere may produce climate change that could have significant physical effect, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if such effects were to occur, they could have an adverse effect on our assets and operations.

Risk factors

Our estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.

Estimates of oil and natural gas reserves are inherently imprecise. The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves. To prepare our proved reserve estimates, we must project production rates and the timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil, natural gas and ngl prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil, natural gas and ngl prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil, natural gas and ngl prices and other factors, many of which are beyond our control.

We must obtain governmental permits and approvals for our drilling operations, which can be a costly and time consuming process, which may result in delays and restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of specific permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state, local or foreign authorities data pertaining to the effect or impact that proposed exploration for or production of oil or natural gas, pipeline construction, gas processing facilities and associated well production equipment may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

Our operations expose us to substantial costs and liabilities with respect to environmental matters.

Our oil and natural gas operations are subject to stringent federal, state, local and foreign laws and regulations governing the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling or midstream construction activities commence, restrict the types, quantities and concentration of substances that can be released into the environment in connection with our drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution that may result from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations or injunctive relief. Under existing environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether the release resulted from our operations, or our operations were in compliance with all

Risk factors

applicable laws at the time they were performed. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our competitive position, financial condition and results of operations.

Derivatives reform could have an adverse impact on our ability to hedge risks associated with our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), which was enacted in 2010, established a framework for the comprehensive regulation of the derivatives (or swaps) market. Since enactment of Dodd-Frank, the Commodity Futures Trading Commission, or CFTC, and the SEC have adopted regulations to implement this new regulatory regime which, for the most part, will be phased-in over the next year. Among other things, entities that enter into derivatives will be subject to position limits for certain futures, options and swaps, recordkeeping and reporting requirements and regulatory credit support. Although Dodd-Frank favors mandatory exchange trading and clearing, entities that enter into swaps to mitigate commercial risk, such as Magnum Hunter, may be exempt from the clearing mandate. Whether we are required to post collateral with respect to our derivative transactions will depend on our counterparty type, final rules to be adopted by the CFTC, SEC and the bank regulators, and how our activities fit within those rules. Many entities, including our counterparties, may be subject to significantly increased regulatory oversight and minimum capital requirements. These changes could materially alter the terms of our derivative contracts, reduce the availability of derivatives to protect against the risks we encounter, reduce our ability to monetize or restructure existing derivative contracts, and increase our exposure to less creditworthy counterparties. If we are required to post cash collateral, we could be required to divert cash away from our core business which could limit our ability to execute strategic hedges resulting in increased commodity price uncertainty and volatility in our cash flow. Although it is difficult to predict the aggregate effect of the new regulatory regime, the new regime could increase our costs, limit our ability to protect against risks and reduce liquidity, all of which could impact our cash flows and results of operations.

Acquired properties may not be worth what we pay due to uncertainties in evaluating recoverable reserves and other expected benefits, as well as potential liabilities.

Successful property acquisitions require an assessment of a number of factors beyond our control. These factors include exploration and development potential, future oil and natural gas prices, operating costs, and potential environmental and other liabilities. These assessments are complex and inherently imprecise. Our review of the properties we acquire may not reveal all existing or potential problems. In addition, our review may not allow us to fully assess the potential deficiencies of the properties. We do not typically inspect every well, and even when we inspect a well we may not discover structural, subsurface, or environmental problems that may exist or arise. We may not be entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and our contractual indemnification may not be effective. Often, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties by the previous owners. If an acquired property is not performing as originally estimated, we may have an impairment which could have a material adverse effect on our financial position and future results of operations.

Risk factors

Our recent acquisitions and any future acquisitions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties.

As part of our business strategy, we have acquired and intend to continue to acquire businesses or assets we believe complement our existing operations and business plan. We may not be able to successfully integrate these acquisitions into our existing operations or achieve the desired profitability from such acquisitions. These acquisitions may require substantial capital expenditures and the incurrence of additional indebtedness which may change significantly our capitalization and results of operations. Further, these acquisitions could result in:

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post-closing discovery of material undisclosed liabilities of the acquired business or assets, title or other defects with respect to acquired assets, discrepancies in furnished financial statements or other information or breaches of representations made by the sellers;

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the unexpected loss of key employees or customers from acquired businesses;

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difficulties resulting from our integration of the operations, systems and management of the acquired business; and

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an unexpected diversion of our management's attention from other operations.

If acquisitions are unsuccessful or result in unanticipated events, such as the post-closing discovery of the matters described above, or if we are unable to successfully integrate acquisitions into our existing operations, such acquisitions could adversely affect our financial condition, results of operations and cash flow. The process of integrating our operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our existing business. If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

Our growth has been attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

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recoverable reserves;

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exploration and development potential;

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future oil and natural gas prices;

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operating costs; and

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potential environmental and other liabilities.

Risk factors

In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies within the time frame required to complete the transactions. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are primarily focused in the south Texas, West Virginia, Ohio, Kentucky, North Dakota and Saskatchewan regions, we may pursue acquisitions of properties located in other geographic areas.

Our current Eureka Hunter gathering operations and the expected future expansion of these operations subject us to additional governmental regulations.

We are currently continuing the construction of our Eureka Hunter System, which provides or is anticipated to provide gas gathering services primarily in support of our Company-owned properties as well as other upstream producers' operations in West Virginia and Ohio. We have completed certain sections of the pipeline and anticipate further expansion of the pipeline in the future, which expansion will be determined by various factors, including the completion of construction, securing regulatory and governmental approvals, resolving any land management issues and connecting the pipeline to the producing sources of natural gas.

The construction, operation and maintenance of the Eureka Hunter System involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. There can be no assurance that our pipeline construction projects will be completed on schedule or at the budgeted cost, or at all. The operations of our gathering system are also subject to stringent and complex federal, state and local environmental laws and regulations. These laws and regulations can restrict or impact our business activities in many ways, including restricting the manner in which we dispose of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where substances and wastes have been disposed or otherwise released. Moreover, there exists the possibility for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or wastes into the environment.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations including releases of substances into the environment, and waste disposal practices. For example, an accidental release from the Eureka Hunter System could subject us to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly

Risk factors

increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover some or any of these costs from insurance.

The use of geoscience, petrophysical and engineering analyses and other technical or operating data to evaluate drilling prospects is uncertain and does not guarantee drilling success or recovery of economically producible reserves.

Our decisions to explore, develop and acquire prospects or properties targeting the Marcellus Shale, Utica Shale, Eagle Ford Shale, Bakken Shale, Pearsall Shale and other areas depend on data obtained through geoscientific, petrophysical and engineering analyses, the results of which can be uncertain. Even when properly used and interpreted, data from whole cores, regional well log analyses and 2-D and 3-D seismic only assist our technical team in identifying hydrocarbon indicators and subsurface structures and estimating hydrocarbons in place. They do not allow us to know conclusively the amount of hydrocarbons in place and if those hydrocarbons are producible economically. In addition, the use of advanced drilling and completion technologies for the development of our unconventional resources, such as horizontal drilling and multi-stage fracture stimulations, requires greater expenditures than traditional development drilling strategies. Our ability to commercially recover and produce the hydrocarbons that we believe are in place and attributable to our properties will depend on the effective use of advanced drilling and completion techniques, the scope of our drilling program (which will be directly affected by the availability of capital), drilling and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approval and geological and mechanical factors affecting recovery rates. Our estimates of unproved reserves, estimated ultimate recoveries per well, hydrocarbons in place and resource potential may change significantly as development of our oil and gas assets provides additional data.

 Special note regarding forward-looking statements

This prospectus supplement includes, and the documents we incorporate by reference herein contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward- looking terminology such as "may," "will," "could," "should," "expect," "intend," "estimate," "anticipate," "believe," "project," "pursue," "plan" or "continue" or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from those anticipated in forward- looking statements include, among others, the following:

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adverse economic conditions in the United States and globally;

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difficult and adverse conditions in the domestic and global capital and credit markets;

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changes in domestic and global demand for oil and natural gas;

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volatility in the prices we receive for our oil and natural gas;

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the effects of government regulation, permitting and other legal requirements;

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future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities;

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uncertainties about the estimates of our oil and natural gas reserves;

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our ability to increase our production and oil and natural gas income through exploration and development;

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our use of geoscientific, petrophysical and engineering analyses to evaluate drilling prospects;

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our ability to successfully apply horizontal drilling techniques;

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the effects of increased federal and state regulation, including regulation of the environmental aspects, of hydraulic fracturing;

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the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

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drilling and operating risks;

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the availability of equipment, such as drilling rigs and gathering and transportation pipelines;

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changes in our drilling plans and related budgets;

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regulatory, environmental and land management issues, and demand for gas gathering services, relating to our midstream operations;

Special note regarding forward-looking statements

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regulatory and environmental issues, and demand for gas treating services, relating to our TransTex operations;

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the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity;

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the risks described under the heading "Risk Factors"; and

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the other risks detailed from time to time in filings we make with the SEC.

With respect to our recent and proposed acquisitions, factors, risks and uncertainties that may cause actual results, performance or achievements to vary materially from those anticipated in forward-looking statements include, but are not limited to, failure to realize the expected benefits of the transactions; negative effects of announcement or consummation of the transactions on the market price of our common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies following the transactions; and other factors.

Most of these risk factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements which speak only as of the date on which they are made. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully review the cautionary statements contained in this prospectus supplement, particularly the section "Risk Factors," and the documents we incorporate by reference in this prospectus supplement.

 Use of proceeds

We estimate that, in the event that depositary shares offered hereunder are sold at $23.50 per share, our proceeds from this offering will be approximately $21.9 million, after deducting the underwriting commissions and estimated expenses of this offering payable by us, assuming this "best efforts" offering is fully subscribed. We intend to use the net proceeds from the sale of the securities offered by us under this prospectus supplement to pay a portion of the cash purchase price for the assets to be acquired from Samson Resources Company as described under "Recent Developments," or for capital expenditures, working capital, acquisitions, directly or indirectly, of oil and gas properties, repayment of debt, investments in our subsidiaries, or general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities.

 Selected historical consolidated financial data

The following table presents our selected historical consolidated financial data for the periods indicated. The historical consolidated financial data as of, and for the years ended, December 31, 2011, 2010 and 2009 are derived from our audited consolidated financial statements for those periods. The selected historical financial data as of and for the nine months ended September 30, 2012 has been derived from our unaudited financial statements for the period. In our opinion, the unaudited consolidated financial statements reflect all adjustments, consisting of normal accruals, necessary for a fair statement of the data for that period. The selected historical financial data for the nine months ended September 30, 2012 are not indicative of the results that may be attained for the full year.

You should read the following information together with our Annual Report on Form 10-K, as amended, for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and the other information that we have filed with the SEC and incorporated by reference herein. See "Where You Can Find More Information."

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009

	(in thousands, except per-share data)
Income Statement Data
Revenues	$187,266	$116,131	$31,087	$6,844
Loss from continuing operations	(60,076)	(79,638)	(22,810)	(15,569)
Income from discontinued operations	354	2,977	2,350	445
Gain on sale of discontinued operations	2,224	—	6,660	—
Net loss	(57,498)	(76,661)	(13,800)	(15,124)
Dividends on preferred stock	(22,680)	(14,007)	(2,467)	(26)
Net loss attributable to common shareholders	$(80,178)	$(90,668)	$(16,267)	$(15,150)
Basic and Diluted Earnings (Loss) Per Share
Continuing operations	$(0.55)	$(0.83)	$(0.39)	$(0.40)
Discontinued operations	0.02	0.03	0.14	0.01
Net loss per share	$(0.53)	$(0.80)	$(0.25)	$(0.39)
Statement of Cash Flows Data
Net cash provided by (used in)
Operating activities	$46,819	$33,838	$(1,167)	$3,372
Investing activities	(793,687)	(361,715)	(118,281)	(16,624)
Financing activities	754,161	342,193	117,720	9,413
Effect of exchange rate changes on cash	(146)	(19)	—	—

Selected historical consolidated financial data

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009

	(in thousands, except per-share data)
Balance Sheet Data
Cash and cash equivalents	$21,998	$14,851	$554	$2,282
Other current assets	102,590	62,818	12,546	4,591
Property, equipment, net, successful efforts method	1,741,270	1,075,134	229,777	46,410
Other assets	68,154	15,957	6,064	13,301
Total assets	$1,934,012	$1,168,760	$248,941	$66,584
Current liabilities	$186,654	$167,675	$44,850	$6,219
Long-term debt	680,321	285,824	25,699	13,000
Other long-term liabilities	3,359	124,609	4,834	2,673
Redeemable preferred stock	186,334	100,000	70,236	5,374
Shareholders' equity	715,497	490,652	103,322	39,318
Total liabilities and shareholders' equity	$1,934,012	$1,168,760	$248,941	$66,584

 Proved reserves

The following table presents summary data with respect to our estimated net proved oil and natural gas reserves as of the dates indicated. Cawley, Gillespie & Associates, Inc. and AJM Deloitte and Touche, LLP, our independent petroleum engineers, prepared our estimated reserves as of December 31, 2011. The estimates of our total proved reserves as of December 31, 2010 were prepared solely by Cawley, Gillespie & Associates, Inc. The information relating to our proved oil and gas reserve quantities as of June 30, 2012 in this prospectus supplement is based on (a) a reserve report prepared by Cawley, Gillespie & Associates, Inc. with respect to our U.S. reserves (other than North Dakota reserves) and (b) our internal estimates with respect to our North Dakota and Canadian reserves as audited by AJM Deloitte and Touche, LLP. Reserve estimates are inherently imprecise and remain subject to revisions based on production history, results of additional exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors. Reserve estimates based on our internal estimates may be subject to more imprecision than if prepared by a third party. The following reserve data only represent estimates and should not be construed as being exact.

	As of June 30, 2012	As of December 31,
		2011	2010

Proved Oil and Natural Gas Reserves(1)
Crude Oil (MBbls)	36,300	17,124	6,824
Natural Gas (MMcf)	148,124	139,237	39,452
Natural Gas Liquids (MBbls)	6,750	4,586	—

Total per Barrel of Oil Equivalent (Mboe)	67,737	44,916	13,399

(1)
Proved oil and natural gas reserves have not been adjusted for the effect of discontinued operations.

 Ratio of earnings to fixed charges and preferred stock dividends

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income tax and extraordinary items plus fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges.

	Nine Months Ended September 30, 2012	Years Ended December 31,
		2011	2010	2009	2008	2007

	(in thousands)
Fixed Charges:
Interest Charges	$39,556	$12,004	$3,593	$2,691	$2,361	$722
Series A Convertible Preferred Stock, cumulative, dividend rate 10%	$—	$—	$—	$—	$735	$511
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC, cumulative distribution rate of 8.0%	$5,086	$—	$—	$—	$—	$—
Series B Convertible Preferred Stock, cumulative, dividend rate 2.75%	$—	$—	$131	$—	$—	$—
Series C Cumulative Perpetual Preferred Stock, cumulative dividend rate 10.25%	$7,686	$3,759	$2,336	$26	$—	$—
Series D Cumulative Preferred Stock, cumulative dividend rate 8.0%	$7,493	$10,248	$—	$—	$—	$—

Total Fixed Charges	$59,821	$26,011	$6,060	$2,717	$3,096	$1,233
Loss Before Taxes and Non-controlling Interest	$(67,234)	$(77,108)	$(22,128)	$(15,633)	$(11,109)	$(5,916)
Fixed Charges (Calculated Above)	$59,821	$26,011	$6,060	$2,717	$3,096	$1,233

Earnings	$(7,413)	$(51,097)	$(16,068)	$(12,916)	$(8,013)	$(4,683)
Ratio of Earnings to Fixed Charges with Preferred Dividend(1)	— (7)	— (6)	— (5)	— (4)	— (3)	— (2)

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(2)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $5.9 million.

(footnotes continued on following page)

Ratio of earnings to fixed charges and preferred stock dividends

(3)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2008 by $11.1 million.

(4)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2009 by $15.6 million.

(5)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2010 by $22.1 million.

(6)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2011 by $77.1 million.

(7)
Earnings were inadequate to cover fixed charges for the nine months ended September 30, 2012 by $67.2 million.

 EBITDAX

EBITDAX represents net income before interest expense, income taxes (when applicable), depreciation, depletion, exploration expense, dividends on preferred stock, and certain non-cash expenses including impairment of equipment and properties, stock based compensation expense, non-cash accrued compensation expense, and unrealized loss (gain) on derivatives. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles ("GAAP"). EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which is a component of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies. We believe that EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any. Adjusted EBITDAX has been prepared assuming non-recurring acquisition transaction and related costs (such as, but not limited to, fees paid to advisors and counsel) which are required to be expensed under GAAP, and non-recurring oil and gas operating expenses, which include certain significant repairs and workovers considered to be one-time expenditures related to the oil and gas producing properties, such as site repairs and maintenance costs to roadways. We believe that Adjusted EBITDAX may be used by investors to gain a better comparability of the EBITDAX figures between reported periods in light of the significant growth of our operations over the last two fiscal years.

	Nine Months Ended September 30, 2012	Years Ended December 31,
		2011	2010	2009

EBITDAX ($000s)	$106,793	$37,484	$12,235	$2,950
Adjusted EBITDAX ($000's)	$116,901	$50,653	$15,642	$3,043

 EBITDAX Reconciliation

The following table represents a reconciliation of our EBITDAX to net income ($000s):

	Nine Months Ended September 30, 2012	Years Ended December 31,
		2011	2010	2009

	($ in thousands)
Net loss to common stockholders	$(80,178)	$(90,668)	$(16,267)	$(15,150)
Add back:
Interest expense	39,556	12,005	3,594	2,691
Depreciation, depletion and amortization	90,412	48,762	8,756	3,168
Unrealized loss (gain) on derivative contracts	(1,094)	4,210	3,063	7,700
Stock based compensation expense	14,758	25,057	6,380	3,091
Non-cash accrued compensation expense	1,249	370	3,000	—
Exploration expense	1,075	1,537	936	790
Impairment of equipment and properties	25,564	22,900	306	634
Income tax benefit	(7,229)	(696)	—	—
Preferred dividends	22,680	14,007	2,467	26

EBITDAX ($000's)	$106,793	$37,484	$12,235	$2,950

MHR non-recurring transaction and other expense	10,108	11,636	2,225	—
MHR non-recurring oil and gas operating expense	—	1,533	1,182	93

Adjusted EBITDAX ($000's)	$116,901	$50,653	$15,642	$3,043

 Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2012.

This table should be read in conjunction with our financial statements (including the accompanying notes) and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and the other information that we have filed with the SEC and incorporated by reference in this prospectus supplement. See "Where You Can Find More Information." Such table does not reflect the offering described in this prospectus supplement or the application of any proceeds therefrom.

September 30, 2012
(in thousands, except share amounts) (unaudited)
Cash and cash equivalents	$21,998

Long-term debt, including current portion:
Senior notes payable	444,100
Magnum Hunter Senior Revolving Credit Facility	175,000
Other Notes Payable	61,221

Total debt	680,321
Redeemable preferred stock:
Series C Cumulative Perpetual Preferred Stock	100,000
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC	86,334
Shareholders' Equity:
Series D Cumulative Preferred Stock	206,916
Common stock	1,695
Exchangeable common stock, $0.01 par value per share, 2,016,122 issued and outstanding as of June 30, 2012	5
Additional paid in capital	720,956
Accumulated deficit	(220,248)
Accumulated other comprehensive loss	(6,136)
Treasury stock, at cost, 761,652 shares	(1,914)

Total Magnum Hunter Resources Corporation shareholders' equity	701,274
Noncontrolling interest	14,223

Total shareholders' equity	715,497

Total capitalization	$1,582,152

 Description of Series E preferred stock

The terms of the Series E Preferred Stock are contained in a certificate of designations that amends our certificate of incorporation, as amended. The following description is a summary of the material provisions of the Series E Preferred Stock and the certificate of designations. It does not purport to be complete. We urge you to read the certificate of designations because it, and not this description, defines your rights as a holder of shares of Series E Preferred Stock. We have included the certificate of designations in a Current Report on Form 8-K that we filed with the SEC on November 8, 2012, which is incorporated by reference into this prospectus supplement.

GENERAL

Under our certificate of incorporation, as amended, our Board is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, our Board has established the terms of the Series E Preferred Stock, which are described below.

Shares of the Series E Preferred Stock represent a single series of our authorized preferred stock. We previously issued 2,774.85 shares of Series E Preferred Stock in connection with the Virco acquisition. See "Prospectus Supplement Summary—Recent Developments—Acquisition of Marcellus Shale properties from Virco." When issued, the shares of Series E Preferred Stock offered hereunder will be validly issued, fully paid and non-assessable. The holders of the Series E Preferred Stock will have no preemptive rights with respect to any of our stock or any securities convertible into or carrying rights or options to purchase any such stock. The Series E Preferred Stock will not be subject to any sinking fund or other obligation of us to redeem or retire the Series E Preferred Stock, but we may redeem the Series E Preferred Stock as described below under "Redemption." Unless redeemed or repurchased by us, or converted by the holder into our common stock, the Series E Preferred Stock or depositary shares will have a perpetual term with no maturity.

Each depositary share offered hereby will represent a 1/1,000th ownership interest in a share of Series E Preferred Stock, and will be evidenced by a depositary receipt. American Stock Transfer & Trust Company serves as depositary, conversion agent, transfer agent and registrar for the Series E Preferred Stock and as transfer agent and registrar for the depositary shares.

The shares of Series E Preferred Stock represented by depositary shares offered hereby will be issued to American Stock Transfer & Trust Company, as depositary, and deposited under a deposit agreement, dated November 2, 2012, among us, American Stock Transfer & Trust Company, as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Accordingly, all references in this prospectus supplement to the holders of the Series E Preferred Stock shall mean the depositary. The holders of depositary shares will be required to exercise their proportional rights in the Series E Preferred Stock through the depositary, as described under "Description of the Depositary Shares" in this prospectus supplement.

Subject to issuance, we anticipate that our depositary shares will be approved for listing on the NYSE MKT under the symbol "MHR.PRE."

The depositary shares will be issued and maintained in book-entry form registered in the name of Cede & Co., as nominee of DTC. See "Registration and Settlement" below.

Description of Series E preferred stock

RANKING

The Series E Preferred Stock ranks: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares;" (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred Stock), referred to as "parity shares;" (iii) junior to our existing 10.25% Series C Cumulative Perpetual Preferred Stock, referred to as Series C Preferred Stock, which has been fully issued; (iv) junior to our existing 8.0% Series D Cumulative Preferred Stock, referred to as Series D Preferred Stock; (v) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock), referred to, together with the Series C Preferred Stock and Series D Preferred Stock, as "senior shares;" and (v) junior to all our existing and future indebtedness.

DIVIDENDS

Holders of the Series E Preferred Stock are entitled to receive, when and as declared by our Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at a rate of 8.0% per annum of the stated liquidation preference of $25,000.00 per share of Series E Preferred Stock (or 8% per annum of the $25.00 stated liquidation preference per depositary share). However, under certain conditions relating to our non-payment of dividends on the Series E Preferred Stock or if we fail to maintain the listing of the depositary shares on a national exchange for at least 180 consecutive days after initial listing eligibility, the dividend rate on the Series E Preferred Stock will increase to 10.0% per annum, which we refer to as the "penalty rate." Any dividends paid with respect to the Series E Preferred Stock will be distributed to holders of the depositary shares in the manner described under "Description of the Depositary Shares—Dividends and Other Distributions" in this prospectus supplement.

We previously issued 2,774,850 depositary shares, and the corresponding 2,774.85 shares of Series E Preferred Stock, in connection with the Virco acquisition. See "Prospectus Supplement Summary—Recent Developments—Acquisition of Marcellus Shale properties from Virco." Dividends will begin to accrue on any shares of Series E Preferred Stock and depositary shares issued in this offering from the date of issuance. We anticipate that the record date for the initial partial dividend on the shares of Series E Preferred Stock and depositary shares issued in this offering will be January 15, 2013 and that the initial dividend payment will be made to holders as of that date on January 31, 2013. Dividends will begin to accrue on any subsequently issued shares of Series E Preferred Stock from (but excluding) the date of issuance, unless issued after the record date for a monthly dividend period, in which case dividends will begin to accrue on the first day of the next monthly dividend period. Dividends will generally be payable monthly in arrears on the last day of each calendar month; provided, that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after the dividend payment date to that next succeeding business day. Dividends payable on the shares of Series E Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve

Description of Series E preferred stock

30-day months. Except as discussed above with respect to the initial partial dividend, we will pay dividends for each monthly dividend period to holders of record as they appear in our stock records at the close of business on the applicable record date, which we anticipate will be on or about the 15th day of the month, preceding the applicable payment date, or such other date we establish no less than ten days and no more than 30 days preceding the payment date.

We will not declare or pay or set aside for payment any dividend on the shares of Series E Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness and the certificate of designations relating to our Series C Preferred Stock and Series D Preferred Stock, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. The terms of our Series C Preferred Stock and Series D Preferred Stock prohibit the payment of cash dividends on our equity securities ranking junior to the Series C Preferred Stock and Series D Preferred Stock, which includes the Series E Preferred Stock, unless all accrued dividends on the Series C Preferred Stock and Series D Preferred Stock have been paid in full in cash or in kind. Pursuant to our senior revolving credit facility, we may declare and pay cash dividends on our Series C Preferred Stock and Series D Preferred Stock only so long as (i) no event of default exists at the time of, or is caused by, such payment, (ii) after giving effect to such payment, availability under the borrowing base is equal to or greater than the greater of (x) 2.5% of the borrowing base at the time of the dividend payment and (y) $5,000,000, and (iii) such dividends do not exceed $45,000,000 in any calendar year. In addition, the indenture governing our senior notes prohibits us from paying dividends on our preferred stock if there is a default or an event of default thereunder. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. See "Risk Factors—Risks Relating to this Offering—We could be prevented from paying dividends on the Series E Preferred Stock, and therefore your ability to receive dividend payments on the depositary shares may be limited" for additional information.

Notwithstanding the foregoing, however, dividends on the shares of Series E Preferred Stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our credit facilities and the indenture governing our senior notes, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our Board. Except as otherwise provided, accrued but unpaid distributions on the shares of Series E Preferred Stock will not bear interest, and holders of the shares of Series E Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series E Preferred Stock will be credited to the previously accrued dividends on the shares of Series E Preferred Stock. We will credit any dividends paid on the shares of Series E Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully above, the payment of dividends with respect to the Series E Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock or Series D Preferred Stock are entitled.

We may not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other junior shares, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series E Preferred Stock for all past dividend periods.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series E Preferred Stock and all parity shares, the amount which we have declared will be allocated pro rata to the shares of Series E Preferred Stock and to each parity share so that the amount

Description of Series E preferred stock

declared for each share of Series E Preferred Stock and for each parity share is proportionate to the accrued and unpaid distributions on those shares.

Failure to make dividend payments

If we have committed a dividend default by failing to pay the accrued cash dividends on the outstanding Series E Preferred Stock in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then until we have paid all accrued dividends on the shares of our Series E Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full and have paid accrued dividends for all dividend periods during the two most recent completed quarterly periods in full in cash: (i) the annual dividend rate on the Series E Preferred Stock will be increased to 10.0% per annum, which we refer to as the "penalty rate," commencing on the first day after the dividend payment date on which such dividend default occurs; (ii) if we do not pay dividends in cash, dividends on the Series E Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed or quoted on the New York Stock Exchange, the NYSE MKT or The NASDAQ Global, Global Select or Capital Market, or a comparable national securities exchange or market (each a "national exchange"), in the form of our fully-tradable registered common stock (based on the average daily closing price for the ten consecutive trading day period ending on the trading day immediately preceding the payment date) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series E Preferred Stock with a stated liquidation preference equal to the amount of the dividend and cash in lieu of any fractional share (and dividends on any such Series E Preferred Stock upon issuance shall accrue at the penalty rate until we have paid all accrued dividends on the Series E Preferred Stock as provided above); and (iii) the holders of our Series E Preferred Stock will have the voting rights described below, until we have paid all accrued dividends on the shares of our Series E Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full and including accrued dividends for all dividend periods during the two most recently completed quarterly dividend periods. See "Description of Series E Preferred Stock—Voting Rights." Once we have paid all accrued dividends on the shares of our Series E Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full and have paid accrued dividends for all dividend periods during the two most recent completed quarterly periods in full in cash, the dividend rate will be restored from the penalty rate to the stated rate of 8%. Following any dividend default that we have cured as provided in the preceding sentence, if we subsequently fail to pay cash dividends on the shares of Series E Preferred Stock in full for any dividend period, such subsequent failure shall constitute a separate dividend default, and the preceding default provisions shall immediately apply until such dividend default is cured.

We are required by the terms of the certificate of designations governing the Series E Preferred Stock to reserve a sufficient number of shares of our common stock or Series E Preferred Stock for the payment of dividends in additional shares of our common stock or Series E Preferred Stock.

Description of Series E preferred stock

Failure to maintain national market listing of the depositary shares

If we fail to maintain the listing of the depositary shares on a national exchange for at least 180 consecutive days after the depositary shares first become eligible for listing (a "listing default"), then: (i) the annual dividend rate on the Series E Preferred Stock will be increased to the penalty rate on the day after the listing default, and (ii) the number of directors constituting our Board will increase by two, and the holders of Series E Preferred Stock, together with the holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, voting as a single class, will have the right to elect two additional directors (if not already elected by holders of such other series of parity preferred shares upon which like voting rights have been conferred and are exercisable) to the Board. Such increased dividend rate, increase in the size of our Board and service on our Board by two directors elected by the holders of Series E Preferred Stock and parity preferred stock will continue for so long the depositary shares are not listed on a national exchange. See "—Voting Rights."

LIQUIDATION PREFERENCE

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series E Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the stated liquidation preference, or $25,000.00 per share (equivalent to $25.00 of stated liquidation preference per depositary share), plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series E Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series E Preferred Stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

The certificate of designations for the Series E Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series E Preferred Stock.

CONVERSION RIGHTS

Conversion at option of the holder

The shares of the Series E Preferred Stock may be converted, in whole or in part, at any time or from time to time, at the option of the holder, through the depositary, into a number of shares of our common stock equal to (x) the stated liquidation preference plus (y) accrued and unpaid dividends to, but not including, the conversion date (unless the conversion date is after a dividend record date and before the corresponding dividend payment date, in which case no additional amount for accrued and unpaid dividends will be included in such sum) divided by (z) a conversion price of $8.50 per share (subject to anti-dilution adjustments in the case of stock dividends, stock splits and combinations of shares) (such rate or adjusted rate, the "conversion price").

Description of Series E preferred stock

We will not issue fractional shares of our common stock upon the conversion of the Series E Preferred Stock. Instead, we will, at our election, may make a cash payment in an amount equal to such fraction multiplied by the closing price of a share of our common stock on the conversion date (as defined below), or round up to the next whole share of our common stock.

As used in this prospectus, "closing price" of our common stock means, (a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported by the principal consolidated transaction reporting system with respect to securities listed or admitted to trading or quoted on the NYSE MKT, or if such security is not listed or admitted to trading or quoted on the NYSE MKT, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or national securities market on or in which such security is listed or admitted to trading; (b) if such security is not listed on, admitted to trading or quoted on the NYSE MKT or a national securities exchange or national securities market on that date, the last price quoted by Interactive Data Corporation for that security on the date, or if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us; (c) if such security is not so quoted, the average mid-point of the last bid and ask prices for such security on that date from at least two dealers recognized as market-makers for such security selected by us for this purpose; or (d) if such security is not so quoted, the average of the last bid and ask prices for such security on that date from a dealer engaged in the trading of such securities selected by us for such purpose.

To exercise the conversion right, the holders of Series E Preferred Stock will be required to deliver a notice of conversion to us through the depositary, in accordance with the depositary's customary terms and conditions. The "conversion date" shall be the date that we receive the completed and executed notice of conversion on or before the close of business, provided that the certificates (if any) representing the shares of Series E Preferred Stock to be converted, duly endorsed for transfer, are received by us within two trading days after our receipt of the notice of conversion. In all other cases, the conversion date will be the first trading day on which we have received the certificates representing that shares of Series E Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series E Preferred Stock held in book-entry form through the depositary, the shares of Series E Preferred Stock to be converted through the facilities of the depositary), and the notice of conversion.

We will deliver the shares of common stock (by delivering a physical certificate or by book-entry, as applicable) and any cash owing upon conversion to the converting holder no later than five trading days after the conversion date. Notwithstanding the foregoing, the person entitled to receive any shares of our common stock delivered on conversion will be deemed to have become the holders of record thereof as of the conversion date, and its rights as a holder of such converted shares of Series E Preferred Stock shall cease and terminate upon the conversion date, except for the right to receive such shares of common stock and any cash owing upon conversion.

We are required by the terms of the certificate of designations governing the Series E Preferred Stock to reserve a sufficient number of shares of our common stock for issuance upon conversion of all outstanding shares of Series E Preferred Stock.

Conversion upon change of control

Upon the occurrence of a Change of Control (as defined below), each holder of Series E Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date (as defined below), such holder has delivered to us a notice of conversion pursuant to its optional conversion right described above under "—Conversion at Option of the Holder" or we have provided notice of our

Description of Series E preferred stock

election to redeem the Series E Preferred Stock in whole or part, as described below under "Optional Redemption—General" or "Optional Redemption—Special redemption upon Change of Control," to convert some or all of the Series E Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series E Preferred Stock equal to the lesser of:

–>
the quotient obtained by dividing (i) the sum of the stated liquidation preference plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after the dividend record date and before the corresponding dividend payment date, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (ii) (A) if the consideration to be received by our common stockholders in the Change of Control consists solely of cash, the amount of cash consideration per share of our common stock, and (B) if the amount of consideration to be received by our common stockholders in the Change of Control is other than solely cash, the average closing price of our common stock for the ten consecutive trading days preceding the Change of Control Conversion Date; and

–>
a share cap of 13,089 shares of common stock (subject to anti-dilution adjustments in the case of stock dividends, stock splits and combinations of shares);

in each case, on the terms and subject to the conditions described in this prospectus supplement, including provisions for the receipt of alternative forms of consideration as a result of a Change of Control. The consideration described in the preceding two bullet points in referred to as "Conversion Consideration."

Notwithstanding the foregoing, the holders shall have the right to convert the Series E Preferred Stock into our common stock as described under "—Conversion at the Option of the Holder," unless we have elected to redeem shares of Series E Preferred Stock that would otherwise be converted on a Change of Control Conversion Date, in which event such shares of Series E Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described below under "Optional Redemption."

As used in this prospectus supplement:

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A "Change of Control" shall be deemed to have occurred on the date: (i) that a "person," "group," or "entity" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the voting stock of our company; (ii) that we sell, transfer or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of our company with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our Board immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

Description of Series E preferred stock

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The "Change of Control Conversion Date" is the date the Series E Preferred Stock is to be converted, which will be a business day selected by us that is not less than 20 days nor more than 35 days after the date on which we provide notice to the holders of Series E Preferred Stock of the occurrence of a Change of Control and of our right to convert shares of Series E Preferred Stock as set forth in this section entitled "—Conversion upon Change of Control."

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"Voting stock" shall mean stock of any class or kind having the power to vote generally for the election of directors.

In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series E Preferred Stock will receive upon conversion of such Series E Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration").

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

We will not issue fractional shares of our common stock upon the conversion of the Series E Preferred Stock in connection with a Change of Control. Instead, we will, at our election, make a cash payment in an amount equal to such fraction multiplied by the closing price of a share of our common stock used in calculating the Conversion Consideration, or round up to the next whole share of our common stock.

Within 15 days following the occurrence of a Change of Control, a notice of the occurrence of a Change of Control shall be delivered to the holders of record the Series E Preferred Stock that describes their right to convert the Series E Preferred Stock as a result of the Change of Control. This notice will state the following:

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the events constituting the Change of Control;

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the date of the Change of Control;

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the method and period for calculating the Conversion Consideration;

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the Change of Control Conversion Date;

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that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series E Preferred Stock, holders will not be able to convert the shares of Series E Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion;

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if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock;

Description of Series E preferred stock

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the name and address of the paying agent and conversion agent for the Series E Preferred Stock; and

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the procedures that the holders of Series E Preferred Stock must follow to exercise their Change of Control conversion right (including procedures for surrendering shares for conversion through the facilities of the depositary).

To exercise the Change of Control conversion right, a holder of Series E Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series E Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series E Preferred Stock held in book-entry form through the depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series E Preferred Stock to be converted through the facilities of the depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

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the number of shares of Series E Preferred Stock to be converted; and

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that the shares of Series E Preferred Stock are to be converted pursuant to the applicable provisions of the Series E Preferred Stock.

Notwithstanding the foregoing, if any shares of Series E Preferred Stock are held in book-entry form through DTC, the conversion notice must comply with applicable procedures of DTC.

Series E Preferred Stock as to which the Change of Control conversion right has been properly exercised will be converted into the applicable Conversion Consideration (or Alternative Conversion Consideration) in accordance with the Change of Control conversion right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series E Preferred Stock, as described above under "—Redemption—Optional Redemption" or "—Redemption—Special Optional Redemption," in which case only the shares of Series E Preferred Stock properly surrendered for conversion (and not properly withdrawn from such surrender) that are not called for redemption will be converted as aforesaid.

We will deliver the applicable Conversion Consideration (or Alternative Conversion Consideration) owing upon conversion no later than the tenth business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See "Risk Factors—You may not be able to exercise conversion rights upon a Change of Control, and, if exercisable, these conversion rights may not adequately compensate you."

Except as provided above, the Series E Preferred Stock is not convertible into or exchangeable for any other securities or property.

OPTIONAL REDEMPTION

General

We may not redeem the Series E Preferred Stock prior to November 2, 2015, except as described under "—Special Redemption upon Change of Control" and "Special optional redemption upon Trading Price Event" below. On and after November 2, 2015, we may, at our option, upon not less than 30 nor

Description of Series E preferred stock

more than 60 days' written notice, redeem the Series E Preferred Stock, in whole at any time or from time to time in part, for cash at a redemption price of twenty-five thousand dollars ($25,000.00) per share (equivalent to $25.00 per depositary share), plus all accrued and unpaid dividends thereon to the date fixed for redemption, which we refer to as the "redemption price." If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed by lot, pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders or by any other method determined by us to be equitable. We anticipate that if we redeem fewer than all of the outstanding shares of Series E Preferred Stock, we will redeem such shares by lot in accordance with the current practice of DTC to determine by lot the amount of the interest of each of its participants in the Series E Preferred Stock to be redeemed.

Unless full cumulative dividends on all Series E Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series E Preferred Stock or parity shares shall be redeemed unless all outstanding Series E Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series E Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Stock and parity shares. Furthermore, unless full cumulative dividends on all outstanding Series E Preferred Stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series E Preferred Stock or parity shares (except by conversion into or exchange for our junior shares and parity shares).

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series E Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series E Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price.

Special redemption upon change of control

Following a Change of Control, within 90 days after the date on which the Change of Control has occurred, we (or the acquiring entity) will have the option, upon notice that is not less than 20 nor more than 35 days prior to such redemption date, to redeem the Series E Preferred Stock, in whole but not in part, for cash, at a redemption price equal to $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends (whether or not earned or declared) to the redemption date. Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series E Preferred Stock into our common stock at a conversion price of $8.50 per share, as such conversion price may be adjusted.

Special optional redemption upon trading price event

We may, at our option, in whole at any time or from time to time in part, redeem the Series E Preferred Stock for cash at the redemption price if, for 20 trading days within any period of 30 consecutive trading days, the closing price of our common stock equals or exceeds the product of 1.29 and the then-applicable conversion price, which we refer to as a "Trading Price Event." As of the date of this prospectus supplement, this product equaled $10.965 and the closing price for a share of our common stock as of the end of the most recent trading day was $3.87.

Description of Series E preferred stock

Procedures

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series E Preferred Stock to be redeemed (or, to the extent the shares of Series E Preferred Stock are held in book-entry form through DTC, in compliance with applicable procedures of DTC). Each notice shall state: (i) the redemption date, (ii) the number of shares of Series E Preferred Stock to be redeemed, (iii) the redemption price, (iv) the place or places where any certificates issued for Series E Preferred Stock are to be surrendered for payment of the redemption price (other than any shares of Series E Preferred Stock held in book-entry form through the depositary, which shares of Series E Preferred Stock shall be redeemed through the facilities of the depositary), (v) that dividends on the Series E Preferred Stock will cease to accrue on such redemption date, and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series E Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series E Preferred Stock to be redeemed from each such holder.

At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series E Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series E Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for Series E Preferred Stock (other than any shares of Series E Preferred Stock held in book-entry form through the depositary, which shares of Series E Preferred Stock shall be redeemed through the facilities of the depositary) at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series E Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company, after which the holders of the shares called for redemption may look only to our general funds for payment.

As promptly as practicable after the holder's surrender of each certificate representing his Series E Preferred Stock to us at the place designated in the applicable notice, the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series E Preferred Stock as the owner thereof (other than any shares of Series E Preferred Stock held in book-entry form through the depositary, which shares of Series E Preferred Stock shall be redeemed through the facilities of the depositary).

From and after the redemption date, unless we fail to make available an amount of cash necessary to effect the redemption, dividends on the Series E Preferred Stock called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as holders of Series E Preferred Stock shall cease (except the right to receive the redemption price in cash, without interest thereon, upon surrender of their certificates). Each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.

If we redeem any shares of Series E Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such

Description of Series E preferred stock

dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

VOTING RIGHTS

Except as indicated below, the holders of Series E Preferred Stock will have no voting rights.

If and whenever either (i) cash dividends on any outstanding Series E Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, or (ii) we fail to maintain the listing of the depositary shares on a national exchange for at least 180 consecutive days after the depositary shares become eligible for listing on a national exchange, the number of directors constituting our Board will increase by two, and the holders of Series E Preferred Stock, together with the holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable (any such other series being "voting preferred shares"), voting as a single class, will have the right to elect two additional directors (if not already elected by the holders of such voting preferred shares) to serve on our Board at any annual meeting of stockholders, or special meeting held in place thereof, or a special meeting of the holders of Series E Preferred Stock and such voting preferred shares called at the request of any holder of record of the Series E Preferred Stock or by a holder of such voting preferred shares and at each subsequent annual meeting of stockholders until all such dividends and all dividends for the current quarterly period on the Series E Preferred Stock and such other voting preferred shares have been paid or declared and paid or set aside for payment for two consecutive quarterly periods, or until the Series E Preferred Stock is again subject to a national exchange listing, as applicable. The term of office of all directors so elected will terminate, and the number of directors constituting our Board will decrease by two, with the termination of such voting rights.

The approval of two-thirds of the outstanding Series E Preferred Stock and all other series of voting preferred shares similarly affected, voting as a single class, is required in order to: (i) amend our certificate of incorporation if such amendment materially and adversely affects the rights, preferences or voting power of the holders of the Series E Preferred Stock or the voting preferred shares; provided, however, that the amendment of our certificate of incorporation so as to authorize or create, or to increase the amount of, the Series E Preferred Stock or any junior shares that are not senior in any respect to the Series E Preferred Stock or the voting preferred shares (or any parity shares) shall not be deemed to materially and adversely affect such rights; (ii) enter into a statutory share exchange that affects the Series E Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case (A) each share of Series E Preferred Stock remains outstanding without a material and adverse change to its terms, voting powers, preferences and rights or (B) is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Series E Preferred Stock (except for changes that do not materially and adversely affect the Series E Preferred Stock); or (iii) authorize, reclassify, create, or increase the authorized amount of any shares of any class or any security convertible into or exchangeable for shares of any class ranking prior to Series E Preferred Stock or the voting preferred shares in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of dividends.

Notwithstanding the foregoing, the amendment of our certificate of incorporation so as to authorize or create, or to increase the amount of, the Series E Preferred Stock or any shares of a class ranking on parity with the Series E Preferred Stock or the voting preferred shares shall require the approval of the majority of the outstanding Series E Preferred Stock and voting preferred shares, voting as a single class. However, we may create additional classes of shares ranking junior to the Series E Preferred

Description of Series E preferred stock

Stock as to dividends or upon liquidation (each, referred to as "junior shares"), increase the authorized number of junior shares and issue additional shares of Series E Preferred Stock, series of parity shares and junior shares without the consent of any holder of Series E Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series E Preferred Stock have been redeemed in accordance with their terms or called for redemption in accordance with their terms and sufficient funds shall have been deposited in trust to effect such redemption.

When the Series E Preferred Stock is entitled to vote, such shares are entitled to one vote per share. Because each depositary share represents a 1/1,000th interest in a share of Series E Preferred Stock, holders of depositary receipts will be entitled to 1/1,000th of a vote per depositary share under those limited circumstances in which holders of the Series E Preferred Stock are entitled to a vote. However, pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, on certain matters, we are required to seek the approval of "a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class." In any matter in which the Series E Preferred Stock may vote as a single class with any other series of our preferred stock (as expressly provided in this prospectus supplement or as may be required by law), each share of Series E Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference. Accordingly, in those situations where the Series E Preferred Stock votes with any other series of our preferred stock, and assuming a stated liquidation preference of the Series E Preferred Stock of $25,000, then each share of the Series E Preferred Stock would be entitled to 1,000 votes per share, and each depositary share entitles its holder to instruct the voting of one of such votes.

Holders of depositary shares must act through the depositary to exercise any voting rights. The depositary will vote the maximum number of whole shares of Series E Preferred Stock represented by the depositary shares as to which voting instructions are received in accordance with the instructions of the holders, and in the absence of specific instructions from holders of depositary shares, the depositary will vote the Series E Preferred Stock, or provide written consent with respect to the Series E Preferred Stock, represented by the depositary shares proportionately with votes cast or written consents provided pursuant to instructions received from the other holders. See "Description of the Depositary Shares—Voting the Series E Preferred Stock" in this prospectus supplement for information about the voting rights of the holders of depositary shares.

INFORMATION RIGHTS

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, we will: (i) transmit by mail to all holders of Series E Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series E Preferred Stock. We will mail the reports to the holders of Series E Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were then subject to Section 13 or 15(d) of the Exchange Act, assuming we are a "non-accelerated filer" in accordance with the Exchange Act.

DEPOSITARY, CONVERSION AGENT, TRANSFER AGENT AND REGISTRAR

American Stock Transfer & Trust Company will serve as depositary, conversion agent, transfer agent and registrar for the Series E Preferred Stock and as transfer agent and registrar for the depositary shares.

 Description of the depositary shares

The following description summarizes specific terms and provisions of the depositary shares representing shares of our Series E Preferred Stock. You should read this description of the material terms of the depositary shares along with the terms that apply generally to depositary shares representing shares of our preferred stock under "Description of the Depositary Shares" in the accompanying prospectus. If information contained in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

GENERAL

We are issuing proportional fractional interests in the Series E Preferred Stock in the form of depositary shares. Each depositary share represents a 1/1,000th interest in a share of the Series E Preferred Stock, and will be evidenced by depositary receipts, as described under "Registration and Settlement—Book-Entry System." We will deposit the underlying shares of the Series E Preferred Stock with the depositary pursuant to a deposit agreement dated as of November 2, 2012 among us, American Stock Transfer & Trust Company, as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all the rights and preferences of the Series E Preferred Stock, as applicable, and subject to the limitations, qualifications and restrictions thereof, in proportion to the applicable fraction of a share of Series E Preferred Stock those depositary shares represent.

In this prospectus supplement, references to "holders" of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the depositary and not indirect holders who own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, DTC. You should review the special considerations that apply to indirect holders described in "Registration and Settlement—Book-Entry System."

We may elect from time to time to issue additional shares of Series E Preferred Stock and additional depositary shares representing interests in such additional shares of the Series E Preferred Stock, without notice to, or consent from, the existing holders of Series E Preferred Stock, and all those additional shares would be deemed to form a single series with the Series E Preferred Stock offered by this prospectus supplement and the accompanying prospectus.

DIVIDENDS AND OTHER DISTRIBUTIONS

Each dividend on a depositary share will be in an amount equal to 1/1,000th of the dividend declared on the related share of the Series E Preferred Stock.

The depositary will distribute all dividends and other cash distributions received on the Series E Preferred Stock to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary shares in proportion, as nearly as practicable, to the number of depositary shares held by each holder, unless the depositary reasonably deems, in consultation with us, that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary shares.

The depositary will not distribute amounts less than one cent. If the calculation of a dividend or other cash distribution results in an amount to be distributed to any holder that is a fraction of a cent, the

Description of the depositary shares

depositary not distribute and shall instead hold the fraction of one cent, without liability for interest thereon, and such amount will be added to and be treated as part of the next sum received by the depositary for distribution to the holders.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series E Preferred Stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series E Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer or exchange of any depositary shares or the shares of the Series E Preferred Stock until such taxes or other governmental charges are paid.

OPTIONAL CONVERSION OF DEPOSITARY SHARES

As described above under "Description of Series E Preferred Stock—Conversion Rights," the Series E Preferred Stock may be converted at any time or upon a Change of Control, in whole or in part, into shares of our common stock at the option of the holders of the Series E Preferred Stock. The depositary shares may, at the option of holders thereof, be converted into shares of our common stock through the depositary upon the same terms and conditions as the Series E Preferred Stock.

If a holder's interest is a beneficial interest in a global depositary receipt evidencing depositary shares, the holder must comply with the depositary's and DTC's procedures for converting a beneficial interest in a global security. If a holder's interest is in certificated form, the record holders of depositary shares representing fractional interests in the Series E Preferred Stock must deliver depositary receipts evidencing the depositary shares to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to us or in blank to the depositary or its agent. Each such conversion of depositary shares will be deemed to have been effected on the trading day that the notice of conversion is received during regular business hours by the depositary; provided that, if applicable, the depositary receipts being surrendered are received by the depositary within two trading days after the depositary's receipt of the notice of conversion. In all other cases, the conversion date will be the first trading day on which the foregoing requirements shall have been satisfied. The conversion will occur at the conversion rate in effect at such time and on the conversion date.

REDEMPTION OF DEPOSITARY SHARES

If we redeem the Series E Preferred Stock (i) on or after November 2, 2015, in whole at any time or from time to time in part, or (ii) prior to November 2, 2015 in whole, but not in part, due to the occurrence of a "Change of Control" or "Trading Price Event", each as described above under "Description of Series E Preferred Stock—Optional Redemption," we will cause the redemption of the corresponding depositary shares. The redemption price per depositary share will be 1/1,000th of the redemption price per share payable with respect to the Series E Preferred Stock. On or prior to the redemption date, we will pay or cause to be paid in full to the depositary the redemption price of the deposited shares of Series E Preferred Stock to be redeemed, and the depositary shall redeem the number of depositary shares representing such shares of Series E Preferred Stock.

If less than all of the outstanding depositary shares are to be redeemed, the depositary will select by lot or pro rata (as nearly as may be), or by any other method determined by us in our sole discretion to be fair and equitable, those depositary shares to be redeemed. The depositary will mail notice of redemption to record holders of the depositary shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series E Preferred Stock and the related depositary shares.

Description of the depositary shares

VOTING THE SERIES E PREFERRED STOCK

When the depositary receives notice of any meeting at which the holders of the Series E Preferred Stock are entitled to vote or of the solicitation of a written consent of the holders of the Series E Preferred Stock, the depositary will mail, or otherwise transmit by a method approved by the depositary in its reasonable discretion, the information contained in the notice of meeting or solicitation of written consent to the record holders of the depositary shares relating to the Series E Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series E Preferred Stock, may instruct the depositary to vote or provide written consent with respect to the amount of the Series E Preferred Stock represented by the holder's depositary shares. The depositary will use its best efforts to vote or cause to be voted, or to consent in writing, in accordance with the instructions received from the holders of the depositary shares, the maximum number of whole shares of Series E Preferred Stock represented by the depositary shares as to which any particular voting or written consent instructions were received. We will take all reasonable actions that the depositary determines are necessary to enable the depositary to vote or provide written consent as instructed. In the absence of specific instructions from holders of depositary shares, the depositary will vote the Series E Preferred Stock, or provide written consent with respect to the Series E Preferred Stock, represented by the depositary shares of such holders from whom instructions were not received proportionately with the votes cast or written consents provided pursuant to instructions received from the other holders.

FORM AND NOTICES

The Series E Preferred Stock will initially be issued in registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC, as described below in "Registration and Settlement—Book-Entry System." The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series E Preferred Stock.

LISTING

Subject to issuance, we anticipate that our depositary shares will be approved for listing on the NYSE MKT under the symbol "MHR.PRE." There is no established public trading market for the depositary shares and such a market may not develop.

 Registration and settlement

BOOK-ENTRY SYSTEM

The depositary shares will initially be issued in book-entry form through the facilities of DTC. This means that we will not issue actual depositary receipts to each holder of depositary shares, except in limited circumstances. Instead, the depositary shares will be in the form of a single global depositary receipt deposited with and held in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC.

As long as DTC or its nominee is the registered owner of the global depositary receipt, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global depositary receipt and the Series E Preferred Stock represented by such receipt for all purposes under the instruments governing the rights and obligations of holders of the depositary shares and Series E Preferred Stock. Except as described below, owners of beneficial interests in the global depositary receipt will not be entitled to have depositary shares registered in their names, will not receive or be entitled to receive physical delivery of the depositary shares in definitive form, and will not be considered the owners or holders of depositary shares under our certificate of incorporation (including the certificate of designations for the Series E Preferred Stock) or the deposit agreement, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the global depositary receipt must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of depositary shares. We may, or we may direct the depositary to, cause certificates representing the depositary shares to be made available to persons owning a beneficial interest in the global depositary receipt.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, including the underwriters, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC's records. The ownership interest of each beneficial

Registration and settlement

owner of securities will be recorded on the Direct or Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its Direct Participants, who will then forward them to Indirect Participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, or paying agent as registered holders of the securities. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of Direct Participants and, if applicable, Indirect Participants.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the Direct Participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the Series E Preferred Stock and related depositary shares are redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the depositary shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, depositary receipts are required to be printed and delivered. If we discontinue the book-entry form system of registration, or if we cause, or direct the depositary to cause, certificates representing the depositary shares to be made available to persons owning a beneficial interest in the global depositary receipt, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners. Pursuant to the deposit agreement, holders of receipts representing depositary shares may not withdraw the shares of Series E Preferred Stock represented by the depositary shares.

Ownership of beneficial interests in the global depositary receipt will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the global depositary receipt will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, or any participant, with respect to interests of

Registration and settlement

persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global depositary receipt may be subject to various policies and procedures adopted by DTC from time to time.

Because DTC can act only on behalf of Direct Participants, who in turn act only on behalf of Direct or Indirect Participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical receipts for the depositary shares.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under our certificate of incorporation (including the certificate of designations for the Series E Preferred Stock), only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we assume no responsibility for the accuracy thereof. We will not have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a global depositary receipt, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SAME DAY SETTLEMENT

As long as the depositary shares are represented by a global depositary receipt registered in the name of DTC, or its nominee, the depositary shares will trade in the DTC Same-Day Funds Settlement System. DTC requires secondary market trading activity in the depositary shares to settle in immediately available funds. This requirement may affect trading activity in the depositary shares.

PAYMENT OF DIVIDENDS

We will pay dividends, if any, on the Series E Preferred Stock represented by depositary shares in book-entry form to the depositary. In turn, the depositary will deliver the dividends to DTC in accordance with the arrangements then in place between the depositary and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the depositary to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the depositary shares are represented by a global depositary receipt, we will make all dividend payments in immediately available funds.

To the extent depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

NOTICES

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants.

To the extent the depositary receipts are issued in certificated form, notices to you will be given by mail to the addresses of the holders as they appear on the security register.

 Delaware anti-takeover law and certain provisions of our certificate of incorporation and bylaws

Please see the sub-section titled "Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and Bylaws" under the section titled "Description of Capital Stock" starting on page 40 of the accompanying prospectus.

 Material U.S. federal income tax consequences

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to "U.S. holders" and "non-U.S. holders" (each as defined below) with respect to the purchase, ownership, conversion and disposition of the depositary shares offered by this prospectus supplement and the Series E Preferred Stock represented by such shares and the ownership and disposition of our common stock into which the Series E Preferred Stock may be converted. The holders of depositary shares will be treated as if the holders held an interest in the corresponding portion of the underlying Series E Preferred Stock, and accordingly, the exchange of depositary shares for such stock will not be a taxable event. The following discussion under "Material US. Federal Income Tax Consequences" with respect to the purchase, ownership, conversion and disposition of Series E Preferred Stock and the ownership and disposition of our common stock applies equally to holders of depositary shares representing interests in the Series E Preferred Stock.

This discussion applies only to purchasers who purchase and hold the Series E Preferred Stock, and common stock into which such stock may be converted, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally property held for investment).

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series E Preferred Stock, and our common stock into which such stock may be converted, in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of Series E Preferred Stock, and our common stock into which such stock may be converted, who is subject to special treatment under U.S. federal income tax laws (including a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series E Preferred Stock or our common stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, and former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series E Preferred Stock or our common stock into which such stock may be converted, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series E Preferred Stock or our common stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series E Preferred Stock or our common stock.

For purposes of the following discussion, the term "liquidation preference" refers to the stated liquidation preference of the Series E Preferred Stock ($25,000 per share of Series E Preferred Stock and $25.00 per depositary share) plus accrued and unpaid dividends thereon.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR SERIES E PREFERRED STOCK OR OUR COMMON STOCK INTO WHICH SUCH STOCK MAY BE CONVERTED. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR

Material U.S. federal income tax consequences

THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES E PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES E PREFERRED STOCK, OR COMMON STOCK INTO WHICH SUCH STOCK MAY BE CONVERTED, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES E PREFERRED STOCK OR OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of our Series E Preferred Stock, and our common stock into which such stock may be converted, by "U.S. holders." You are a "U.S. holder" if you are a beneficial owner of our Series E Preferred Stock, or our common stock, and you are for U.S. federal income tax purposes:

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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

U.S. Holder: Distributions in General.    In general, if distributions are made with respect to our Series E Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder's tax basis in the Series E Preferred Stock, and the excess will be treated as gain from the disposition of the Series E Preferred Stock, the tax treatment of which is discussed below under "U.S. Holder: Disposition of Series E Preferred Stock, Including Redemptions." We do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series E Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Dividends received by individual holders of Series E Preferred Stock will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as "investment income," which may be offset against investment interest expense. Furthermore, the rate reduction does not apply to dividends that are paid to individual holders with respect to Series E Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series E Preferred Stock becomes ex-dividend (or, where the dividend is attributable to a period or

Material U.S. federal income tax consequences

periods in excess of 366 days, Series E Preferred Stock that is held for 90 days or less during the 181-day period beginning on the date which is 90 days before the date on which the Series E Preferred Stock becomes ex-dividend). In addition, if a dividend received by an individual holder that qualifies for the rate reduction is an "extraordinary dividend" within the meaning of Section 1059 of the Code, any loss recognized by such individual holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such "extraordinary dividend," irrespective of such holder's holding period for the stock. Furthermore, under the Patient Protection and 2010 Reconciliation Act ("2010 Reconciliation Act"), dividends recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% Medicare tax on net investment income. Individual holders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporate holders of Series E Preferred Stock will generally be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying Series E Preferred Stock is held for at least 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Series E Preferred Stock becomes ex-dividend, and for Series E Preferred Stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181-day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate holders of Series E Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is "directly attributable" to an investment in portfolio stock such as preferred stock. Also, if a corporate holder of Series E Preferred Stock receives a dividend on the Series E Preferred Stock that is an "extraordinary dividend" within the meaning of Section 1059 of the Code, such holder in certain instances must reduce its tax basis in the Series E Preferred Stock by the amount of the "nontaxed portion" of such "extraordinary dividend" that results from the application of the dividends-received deduction. If the "nontaxed portion" of such "extraordinary dividend" exceeds such corporate holder's basis, any excess will be taxed as gain as if such holder had disposed of its Series E Preferred Stock in the year the "extraordinary dividend" is paid. Each domestic corporate holder of Series E Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends-received deduction and the application of Sections 246A and 1059 of the Code to any dividends it receives.

U.S. Holder: Distributions of Additional Shares of Common Stock or Series E Preferred Stock.    As discussed under the "Description of Series E Preferred Stock—Dividends—Failure to Make Dividend Payments," the certificate of designation governing the Series E Preferred Stock requires us to pay dividends on Series E Preferred Stock "in-kind" in shares of our common stock or additional shares of Series E Preferred Stock in certain circumstances. Such dividend distributions of shares of common stock or additional shares of Series E Preferred Stock will be treated as taxable distributions in the same manner as cash distributions. The amount of the distribution will be equal to the fair market value of such shares on the distribution date.

U.S. Holder: Constructive Distributions on Series E Preferred Stock.    The Company has the right to call the Series E Preferred Stock for redemption on or after November 2, 2015, upon a Change of Control, or upon a Trading Price Event (collectively, the "call option"). The stated redemption price of the Series E Preferred Stock upon the Company's exercise of the call option is equal to the liquidation preference of the Series E Preferred Stock and is payable in cash. In connection with a Change of Control, if the Company does not exercise the call option, a U.S. holder of Series E Preferred Stock may require the Company to convert the holder's Series E Preferred Stock into shares of the Company's common stock immediately before the Change of Control (the "conversion option"). In the

Material U.S. federal income tax consequences

latter instance, the aggregate value of the common stock to be received upon conversion of the Series E Preferred Stock generally would be equal to the liquidation preference of the Series E Preferred Stock.

Because of the call option and conversion option, if the Series E Preferred Stock may be redeemed at a price higher than its issue price, the excess (a "redemption premium") may be treated under certain circumstances discussed below under the heading "Company's Call Option" and "Holder's Conversion Option in connection with a Change of Control" as a constructive distribution, or series of constructive distributions, to the holder of Series E Preferred Stock. The redemption price for the Series E Preferred Stock should be its liquidation preference. Assuming that the issue price of the Series E Preferred Stock is determined under principles similar to the rules for original issue discount ("OID") under Treasury regulations under Sections 1271 through 1275 of the Code (the "OID Rules"), the issue price for the Series E Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series E Preferred Stock is sold.

The constructive distribution equal to the redemption premium would accrue without regard to the holder's method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of OID under the OID Rules. The constructive distributions would be treated for U.S. federal income tax purposes as a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under the heading "U.S. Holder: Distributions in General."

A redemption premium for the Series E Preferred Stock should not result in constructive distributions to U.S. holders of the Series E Preferred Stock if the redemption premium is less than a de minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series E Preferred Stock should be considered de minimis if such premium is less than .0025 of the Series E Preferred Stock's liquidation preference at maturity, multiplied by the number of complete years to maturity from the issue date. Because the determination under the OID Rules of a maturity date for the Series E Preferred Stock is unclear, the remainder of this discussion assumes that the Series E Preferred Stock is issued with a redemption premium greater than a de minimis amount.

Company's Call Option.    Under Treasury regulations, if the Series E Preferred Convertible Preferred Stock is issued with a redemption premium, the Company's right to redeem the Series E Preferred Stock upon exercise of its call option, will result in a constructive distribution, or series of constructive distributions, of Series E Preferred Stock if, based on all of the facts and circumstances as of the issue date, exercise of the call option is more likely than not to occur. The Treasury regulations provide that an issuer's right to redeem will not be treated as more likely than not to occur if: (i) the issuer and holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting "20%" for the phrase "50%"); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable under the OID Rules. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer's right to redeem is more likely than not to occur and the issuer's right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. The Company believes that its right to call for the redemption of the Series E Preferred Stock should not be treated as more likely than not to occur applying the foregoing test, and as a result, no constructive distribution should be required.

Holder's Conversion Option in connection with a Change of Control.    The U.S. holder's conversion option in a Change of Control may result in a series of constructive distribution to the holder of the redemption premium taxed in the same manner as a cash distribution described under the heading

Material U.S. federal income tax consequences

"U.S. Holder: Distributions in General" if either: (i) the holder's right is pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company, or (ii) there are dividends in arrears on the Series E Preferred Stock at the time of the conversion, and as a result, increases the holder's interest in the assets or earnings and profits of the Company. In the latter case, the amount of the constructive distribution is limited to the lesser of (i) the amount by which the value of the common stock received exceeds the issue price of Series E Preferred Stock, which in this case would be the redemption premium; or (ii) the amount of dividends in arrears on the Series E Preferred Stock. The Company believes that any conversion of Series E Preferred Stock into common stock should not be treated as pursuant to a plan to periodically increase the holders' interest in the assets or earnings and profits of the Company. Accordingly, the amount of any deemed distribution upon conversion should be the lesser of: (i) the redemption premium, if any, for Series E Preferred Stock or (ii) the amount of dividends in arrears. In addition, assuming the Company makes monthly payments of dividends on the Series E Preferred Stock, any constructive distribution attributable to conversion of the Series E Preferred Stock into common stock of the Company should be limited in amount.

In the event of a U.S. holder's conversion of Series E Preferred Stock in connection with a Change of Control, the tax consequences of such conversion will depend, in part, upon the facts underlying the transaction in which the Change of Control occurs. A U.S. holder should consult the holder's tax advisor regarding the tax consequences to the holder of the conversion of Series E Preferred Stock into our common stock and subsequent participation in the Change of Control transaction.

For a discussion of the tax consequences to a U.S. Holder of such holder's unilateral right to elect at any time to convert the Series E Preferred Stock into our common stock, see "U.S. Holder: Conversion of Series E Preferred Stock in Exchange for Common Stock."

U.S. Holder: Disposition of Series E Preferred Stock or Common Stock, Including Redemptions of Series E Preferred Stock.    Upon any sale or other disposition of our Series E Preferred Stock or common stock (other than exchange of the Series E Preferred Stock for common stock pursuant to the conversion privilege), a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale or other disposition, and the U.S. holder's adjusted tax basis in the Series E Preferred Stock or common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the Series E Preferred Stock or common stock exceeds one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% Medicare tax on net investment income.

The redemption of shares of the Series E Preferred Stock pursuant to the exercise of our call option will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder's holding period for such Series E Preferred Stock exceeds one year), equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the Series E Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series E Preferred Stock, which generally will be subject to the rules discussed above in "U.S. Holder: Distributions in General." A payment made in

Material U.S. federal income tax consequences

redemption of Series E Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series E Preferred Stock, unless the redemption:

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is "not essentially equivalent to a dividend" with respect to a U.S. holder under Section 302(b)(1) of the Code;

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is a "substantially disproportionate" redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

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results in a "complete redemption" of a U.S. holder's stock interest in the Company under Section 302(b)(3) of the Code; or

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is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series E Preferred Stock and our common stock that the U.S. holder actually owns, but also of our shares and equity interests that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in a U.S. holder's aggregate stock interest in the Company, which will depend on the U.S. holder's particular facts and circumstances at such time.

Satisfaction of the "complete redemption" and "substantially disproportionate" exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a "complete redemption" if either all of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and, if the U.S. holder constructively owns our stock by reason of a family member's ownership of our stock, the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of the Code. A redemption does not qualify for the "substantially disproportionate" exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series E Preferred Stock will likely not qualify for this exception because the voting rights are limited as provided in the "Description of Series E Preferred Stock—Voting Rights."

For purposes of the "redemption from non-corporate shareholders in a partial liquidation" test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is generally factual in nature, and had been interpreted under case law to include the termination of a business or line of business.

Each U.S. holder of Series E Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series E Preferred Stock will be treated as a dividend or as payment in exchange for the Series E Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in "U.S. Holder: Distributions in General" apply.

U.S. Holder: Conversion of Series E Preferred Stock in Exchange for Common Stock.    A U.S. holder generally will not recognize gain or loss by reason of receiving common stock in exchange for Series E

Material U.S. federal income tax consequences

Preferred Stock upon the holder's exercise of the U.S. Holder's right of conversion of the Series E Preferred Stock, except the fair market value of any shares of common stock attributable to dividend arrearages will be treated as a constructive distribution as described above under "U.S. Holder: Distributions in General" and gain or loss will be recognized with respect to cash received in lieu of fractional shares. The tax basis of the common stock so acquired (and any fractional interests treated as received and then exchanged for cash) will be equal to the tax basis of the shares of Series E Preferred Stock exchanged, and the holding period of the common stock received will include the holding period of the Series E Preferred Stock exchanged. The tax basis of any common stock issued in lieu of cash dividends will be equal to the fair market value on the date of the exchange, and the holding period of such stock will commence on the date after the exchange.

A U.S. holder that receives cash in lieu of fractional shares will be treated as receiving a cash distribution taxable in accordance with the treatment describe under the heading "U.S. Holder: Disposition of Series E Preferred Stock or Common Stock, Including Redemptions of Series E Preferred Stock." If the cash distribution has the effect of the distribution of a dividend, the U.S. holder's tax basis (reduced for amounts, if any, treated as a return of capital) in the Series E Preferred Stock that is allocable to the fractional share will be transferred to the common stock received upon conversion, subject in the case of a corporate taxpayer, to reduction or possible gain recognition under Section 1059 of the Code. If the cash distribution does not have the effect of a dividend, a U.S. holder who receives cash in lieu of the fractional share will recognize gain or loss in an amount equal to the difference between the portion of such holder's tax basis in the Series E Preferred Stock that is allocable to the fractional share and the cash payment received in lieu thereof. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period exceeds one year. For a discussion of the tax consequences of U.S. Holder's conversion option in connection with a Change of Control, see "Holder's Conversion Option in connection with a Change of Control."

U.S. Holder: Adjustment of Conversion Price.    The conversion rate of the Series E Preferred Stock is subject to adjustment under certain circumstances. If the conversion rate is adjusted, a U.S. holder of Series E Preferred Stock may be deemed to have received constructive distributions of stock if such adjustment has the effect of increasing the holder's proportionate interest in our assets or earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of the holders generally will not be considered to result in a constructive distribution of stock. Adjustments to the conversion ratio of the Series E Preferred Stock should qualify as being pursuant to a bona fide reasonable adjustment formula and should not result in constructive distributions. The amount of the distribution will be treated as a distribution to a holder with the tax consequences discussed under the heading "U.S. Holder: Distributions in General."

U.S. Holder: Information Reporting and Backup Withholding.    Information reporting and backup withholding may apply with respect to payments of dividends on the Series E Preferred Stock and to certain payments of proceeds on the sale or other disposition of our Series E Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series E Preferred Stock and certain payments of proceeds on the sale or other disposition of our Series E Preferred Stock unless the beneficial owner of such Series E Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income

Material U.S. federal income tax consequences

tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Sunset Provisions of Certain Tax Rates:    Several of the tax considerations described in this prospectus supplement and the accompanying prospectus are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, extending through December 31, 2012 certain federal income tax rates which had been set to expire (i.e., "sunset") on December 31, 2010. The amended sunset generally provides that for taxable years beginning after December 31, 2012, certain federal income tax rates will revert back to prior federal income tax rates. The impact of the sunset is not discussed in this prospectus supplement and the accompanying prospectus. Consequently, U.S. holders are urged to consult their own tax advisors regarding the effect of the sunset based on their individual tax situations.

Non-U.S. Holders

Subject to the qualifications set forth above under the caption "Material U.S. Federal Income Tax Consequences," the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of our Series E Preferred Stock, and ownership and disposition of our common stock into the Series E Preferred Stock may be converted, by certain "non-U.S. holders" (as defined below). For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of Series E Preferred Stock, or our common stock into which such stock may be converted, and you are not a "U.S. holder."

Non-U.S. Holder: Distributions on the Series E Preferred Stock.    In general, if distributions (whether in cash or our common stock or Series E Preferred Stock) are made with respect to our Series E Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder's tax basis in the Series E Preferred Stock and, to the extent such portion exceeds the non-U.S. holder's tax basis, the excess will be treated as gain from the disposition of the Series E Preferred Stock, the tax treatment of which is discussed below under "Non-U.S. Holder: Disposition of Series E Preferred Stock, Including Redemptions, and Common Stock." We do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series E Preferred Stock to qualify as dividends for U.S. federal income tax purposes. Furthermore, if we are a U.S. real property holding corporation, or a "USRPHC," which we believe that we are, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under "Non-U.S. Holder: Disposition of Series E Preferred Stock, Including Redemptions"), with a credit generally allowed against the non-U.S. holder's U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a non-U.S. holder of our Series E Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate, as may be specified by an

Material U.S. federal income tax consequences

applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Series E Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our Series E Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our Series E Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to distributions of our common stock or Series E Preferred Stock as discussed above under the heading "U.S. Holder: Distributions of Additional Shares of Common Stock or Series E Preferred Stock," and to constructive distributions as discussed above under the heading U.S. Holder: Constructive Distributions on Series E Preferred Stock. Because such distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, we, or any withholding agent, will withhold the withholding tax on the dividend from cash, shares of common stock or sales proceeds otherwise payable to the non-U.S. holder.

Non-U.S. Holder: Disposition of Series E Preferred Stock, Including Redemptions, and Common Stock.    Any gain realized by a non-U.S. holder on the disposition of our Series E Preferred Stock, or common stock into which such stock may be converted, will generally not be subject to U.S. federal income or withholding tax unless:

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the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly (or pursuant to certain attribution rules) at any time during the shorter of the five-year period ending on the date of disposition or the holder's holding period of the stock, more than 5% of our Series E Preferred Stock, or common stock into which such stock may be converted, as the case may be (a "5% Holder"). This assumes that our Series E Preferred Stock, and our common stock into which it is convertible, is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe, and this discussion assumes that, we are a USRPHC and that both our Series E Preferred Stock, and common stock into which such stock is convertible,

Material U.S. federal income tax consequences

will be regularly traded on an established securities market. The discussion below also assumes the non-U.S. holder is not a 5% Holder. Any non-U.S. holder that is a 5% Holder should consult their own tax advisor with the respect to the U.S. federal income tax consequences of the ownership and disposition of the Series E Preferred Stock and the common stock into which it may be converted.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code.

If a non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below) or other disposition of the Series E Preferred Stock, or common stock into which such stock is convertible, such non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the non-U.S. holder's adjusted tax basis in the Series E Preferred Stock, or common stock. Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder's holding period for the Series E Preferred Stock, or common stock, exceeds one year. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series E Preferred Stock, the redemption of such shares will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a non-U.S. holder generally will recognize long-term capital gain or loss, if the non-U.S. holder's holding period for the stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the non-U.S. holder's adjusted tax basis in the stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the stock, which generally will be subject to the rules discussed above in "Non-U.S. Holder: Distribution on Series E Preferred Stock." A payment made in redemption of Series E Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series E Preferred Stock, in the same circumstances discussed above under this "U.S. Holder: Disposition of Series E Preferred Stock, Including Redemptions, and Common Stock." Each non-U.S. holder of Series E Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series E Preferred Stock will be treated as a dividend or as payment in exchange for the Series E Preferred Stock.

Non-U.S. Holder: Conversion of Series E Preferred Stock.    A non-U.S. holder who is not a 5% Holder generally will not recognize gain or loss upon the conversion of the Series E Preferred Stock into our common stock. See "Non-U.S. Holder: Disposition of Series E Preferred Stock, Including Redemptions, and Common Stock." Cash, common stock or additional Series E Preferred Stock received in respect of dividends in arrears on the Series E Preferred Stock should be treated in the same manner describe above under "U.S. Holder: Conversion of Series E Preferred Stock in Exchange for Common Stock," and subject to withholding tax as provided under "Non-U.S. Holder: Distributions

Material U.S. federal income tax consequences

on the Series E Preferred Stock." A 5% Holder should contact their own tax advisor regarding the tax consequences of the conversion of Series E Preferred Stock into our common stock.

Non-U.S. Holder: Information reporting and backup withholding.    We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series E Preferred Stock, or common stock into which such stock is convertible, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Accounts.    Recently enacted legislation ("FACTA") will generally impose a 30% withholding tax on dividends on Series E Preferred Stock and the gross proceeds of a disposition of Series E Preferred Stock, or our common stock, that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements.

Although such legislation applies to payments made after December 31, 2012, recently issued guidance by the Internal Revenue Service indicates that under future Treasury regulations, the FACTA withholding tax of 30% will not apply to dividends paid on shares of our Series E Preferred Stock, or our common stock, until after December 31, 2013, and to gross proceeds from the disposition of shares of our Series E Preferred Stock, or our common stock, until after December 31, 2014.

Although administrative guidance and proposed Treasury regulations have been issued, Treasury regulations implementing the new FACTA regime have not be finalized and the exact scope of these rules remains unclear and potentially subject to material changes. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in the Series E Preferred Stock, or our common stock into which such stock is convertible.

 Underwriting

We have entered into an underwriting agreement with UBS Securities LLC, MLV & Co. LLC and Wunderlich Securities, Inc., acting as joint book running managers, and UBS Securities LLC and MLV & Co. LLC acting as representatives of the underwriters named below, with respect to the depositary shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to offer and sell to the public through the underwriters, and each underwriter has severally agreed to offer and sell, the amount of depositary shares, each representing a 1/1,000 interest in a share of Series E Preferred Stock set forth opposite such underwriter's name in the table below, on a best efforts basis.

Underwriter	Number of Depositary Shares
UBS Securities LLC	526,678
MLV & Co. LLC	180,846
Wunderlich Securities, Inc.	90,000
Maxim Group LLC	40,900
National Securities Corporation	57,200
Northland Securities, Inc.*	104,376

Total	1,000,000

*
Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

The underwriting agreement provides that the obligation of the underwriters to offer and sell the depositary shares, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) listing on the NYSE MKT, (2) delivery of legal opinions, and (3) delivery of various auditor and reserve engineer comfort letters. The underwriters are under no obligation to purchase any depositary shares for their own account. As a "best efforts" offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority.

The underwriters propose to offer the depositary shares to retail and institutional investors at the public offering price set forth on the cover of this prospectus supplement and to selected dealers at such price less a concession of not more than $0.52875 per depositary share. There is no arrangement for funds to be received in escrow, trust or similar arrangement. In connection with the offer and sale of the depositary shares by the underwriters, we will pay the underwriters an amount equal to 4.5% of the gross proceeds received by us in connection with the sale of the depositary shares, which will be deemed underwriting commissions.

The following table summarizes the underwriting commission we will pay:

	Per Depositary Share	Total

Public offering price	$23.5000	$23,500,000
Underwriting commission paid by us	$1.0575	$1,057,500
Proceeds, before expenses, to us	$22.4425	$22,442,500

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting commissions and reimbursement of certain of the underwriters' expenses, will be approximately $500,000.

Underwriting

We have also agreed to pay the underwriters' reasonable out-of-pocket expenses (including fees and expense of underwriters' counsel) incurred by the underwriters in connection with this offering up to $100,000.

Subject to issuance, we anticipate that the depositary shares will be approved for listing on the NYSE MKT under the symbol "MHR.PRE".

We have agreed to indemnify the underwriters and selected dealers against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. An affiliate of UBS Securities LLC currently acts as a lender under our senior revolving credit facility. MLV & Co. LLC currently acts as our agent in connection with the sale of our common stock pursuant to the terms of an at market issuance sales agreement, which provides that we may sell up to 10,000,000 shares of our common stock from time to time. MLV & Co. LLC and Wunderlich Securities also currently act as our agents in connection with the sale of our Series D Preferred Stock pursuant to the terms of an at market issuance sales agreement, pursuant to which currently we may sell up to 2,000,000 shares of our Series D Preferred Stock from time to time. MLV & Co. LLC and Wunderlich Securities previously acted as the underwriters in connection with the initial public offering of our Series D Preferred Stock. Wunderlich Securities previously acted as the underwriter in connection with the initial public offering of our Series C Preferred Stock. MLV & Co. LLC previously acted as our agent in connection with the sale of our Series C Preferred Stock pursuant to the terms of an at market issuance sales agreement. UBS Securities LLC, MVL & Co. LLC and Wunderlich Securities previously acted as underwriters in connection with a public offering of our common stock. UBS Securities LLC, MLV & Co. LLC and Wunderlich Securities previously acted as initial purchasers in a private offering of our senior notes. We expect to commence an at-the-market equity issuance program pursuant to which we may sell, from time to time, depositary shares.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet websites maintained by the underwriter of this offering and may be made available on websites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' website and any information contained in any other website maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

OFFER RESTRICTIONS OUTSIDE OF THE UNITED STATES

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an "Early Implementing Member State"), with effect from and including the date on which the Prospectus

Underwriting

Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares will be made to the public in that Relevant Member State (other than offers (the "Permitted Public Offers") where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A.    to "qualified investors" as defined in the Prospectus Directive, including:

  (a)   (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

  (b)   (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.    to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor", and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each

Underwriting

Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers ("AMF"). The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the ordinary shares have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d'investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the ordinary shares cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Notice to Prospective Investors in Switzerland

The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

 Limitation on liability and indemnification matters

Please see the sub-section titled "Limitation on Liability and Indemnification Matters" under the section titled "Description of Capital Stock" starting on page 42 of the accompanying prospectus.

Legal matters

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Reed Smith LLP, New York, New York and LeClairRyan, A Professional Corporation, New York, New York.

Experts

Our consolidated financial statements as of December 31, 2011, 2010 and 2009, and for each of the three years in the period ended December 31, 2011, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2011, have been audited by Hein & Associates LLP, an independent registered public accounting firm ("Hein"), as stated in its reports thereon and are incorporated by reference into this prospectus in reliance upon its authority as experts in accounting and auditing. The statements of revenues and direct operating expenses of the oil and gas properties purchased by Bakken Hunter from Baytex, for the year ended December 31, 2011 have been audited by Hein, as stated in its report thereon, which was filed as Exhibit 99.1 to the Company's Current Report on Form 8-K/A filed on August 6, 2012, and is incorporated by reference into this prospectus in reliance upon its authority as experts in accounting and auditing.

The information relating to our proved oil and gas reserve quantities, as of December 31, 2010, in this prospectus supplement, was derived solely from a reserves report dated January 19, 2011, prepared by Cawley, Gillespie & Associates, Inc., independent oil and gas industry consultants, in reliance on the authority of such firm as experts in the oil and gas industry.

The information relating to our proved oil and gas reserve quantities, as of December 31, 2011, in this prospectus supplement, was derived from a reserves report dated January 17, 2012, evaluating our U.S. oil and natural gas properties (other than North Dakota reserves), prepared by Cawley, Gillespie & Associates, Inc., independent oil and gas industry consultants, in reliance on the authority of such firm as experts in the oil and gas industry, and a reserves report dated January 19, 2012, evaluating our Canadian and North Dakota oil and natural gas reserves, prepared by AJM Deloitte and Touche, LLP, independent oil and gas industry consultants, in reliance on the authority of such firm as experts in the oil and gas industry.

The information relating to our proved oil and gas reserve quantities as of June 30, 2012 in this prospectus supplement is based on (a) a reserve report prepared by Cawley, Gillespie & Associates, Inc. with respect to our U.S. reserves (other than North Dakota reserves) and (b) our internal estimates with respect to our North Dakota and Canadian reserves as audited by AJM Deloitte and Touche, LLP.

 Incorporation of certain documents by reference

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is an important part of this prospectus and contains significant information about us, our business and our finances. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the information and documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

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our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, as amended by Form 10-K/A, filed with the SEC on March 27, 2012, and by Form 10-K/A, filed with the SEC on April 30, 2012;

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed with the SEC on May 3, 2012, August 9, 2012 and November 15, 2012, respectively, the amendments on Form 10-Q/A to our Quarterly Report for the quarter ended June 30, 2012, filed with the SEC on November 14, 2012 and November 16, 2012, and the amendment on Form 10-Q/A to our Quarterly Report for the quarter ended September 30, 2012, filed with the SEC on November 16, 2012;

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our Current Reports on Form 8-K filed on January 13, 2012, January 19, 2012, February 21, 2012 (solely with respect to Items 1.01, 2.03 and 9.01 except Exhibits 99.1 and 99.2), March 9, 2012, March 27, 2012 (solely with respect to Items 1.01, 3.02, and 8.01), April 5, 2012 (solely with respect to Items 2.01, 3.02 and 9.01 except Exhibit 99.1), April 6, 2012 (solely with respect to Items 2.01 and 3.02), April 24, 2012 (solely with respect to Items 1.01 and 9.01 except Exhibits 99.1 and 99.2), May 4, 2012 (solely with respect to Items 8.01 and 9.01 except Exhibit 99.1), May 8, 2012, May 14, 2012, May 16, 2012 (solely with respect to Items 1.01, 2.03 and 9.01), May 23, 2012 (solely with respect to Items 2.01 and 9.01), as amended by Form 8-K/A, filed with the SEC on August 6, 2012; June 1, 2012; June 29, 2012; July 6, 2012; July 18, 2012; July 19, 2012 (solely with respect to Item 4.01); August 13, 2012; August 17, 2012; September 7, 2012; September 11, 2012, October 11, 2012, October 22, 2012, October 26, 2012, October 30, 2012, November 8, 2012, November 14, 2012, November 16, 2012 and November 28, 2012;

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all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed "filed" with the SEC under such provisions; and

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the description of our common stock included in the Form 8-A filed on August 25, 2006, and any amendment or report filed with the SEC for the purpose of updating such description.

You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge, on the SEC's website.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or any prospectus supplement or into such documents). Such requests may be directed to the Corporate Secretary, Magnum Hunter Resources Corporation, 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, or you may call (832) 369-6986.

Incorporation of certain documents by reference

In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

 Where you can find more information

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the SEC's rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus supplement or the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.magnumhunterresources.com. You may also read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

 Glossary of oil and natural gas terms

The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus.

bbl	Stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.
bcf	Billion cubic feet of natural gas.
boe	Barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
boepd	boe per day.
Completion
The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.
Condensate	Hydrocarbons which are in the gaseous state under reservoir conditions and which become liquid when temperature or pressure is reduced. A mixture of pentanes and higher hydrocarbons.
Development well	A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.
Drilling locations
Total gross locations specifically quantified by management to be included in the Company's multi-year drilling activities on existing acreage. The Company's actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors.
Dry hole	A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or gas well.
EUR	Estimated ultimate recovery.
Exploratory well
A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.
Field	An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.
Formation	An identifiable layer of rocks named after its geographical location and dominant rock type.

Glossary of oil and natural gas terms

Frac or fracing	Hydraulic fracturing, a common practice that is used to stimulate production of oil and natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand and chemicals under pressure into a formation to fracture the surrounding rock and stimulate production.
Lease
A lease specifies the terms of the business relationship between an energy company and a landowner or mineral rights holder on a particular tract of land and typically grants to the energy company a fee simple determinable estate in the minerals.
Leasehold	Mineral rights leased in a certain area to form a project area.
mbbls	Thousand barrels of crude oil or other liquid hydrocarbons.
mbblspd	Thousand barrels of crude oil or other liquid hydrocarbons per day.
mboe	Thousand barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
mboepd	Thousand barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids, per day.
mcf	Thousand cubic feet of natural gas.
mcfpd	Thousand cubic feet of natural gas per day.
mcfe	Thousand cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
mcfepd	Thousand cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids, per day.
mmbbls	Million barrels of crude oil or other liquid hydrocarbons.
mmblspd	Million barrels of crude oil or other liquid hydrocarbons per day.
mmboe	Million barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.
mmboepd	Million barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids, per day.
mmbtu	Million British Thermal Units.
mmbtupd	Million British Thermal Units per day

Glossary of oil and natural gas terms

mmcf	Million cubic feet of natural gas.
mmcfpd	Million cubic feet of natural gas per day.
Net acres, net wells or net reserves	The sum of the fractional working interests owned in gross acres, gross wells, or gross reserves, as the case may be.
NYMEX	New York Mercantile Exchange.
ngl	Natural gas liquids, or liquid hydrocarbons found in association with natural gas.
Overriding royalty interest
Is similar to a basic royalty interest except that it is created out of the working interest. For example, an operator possesses a standard lease providing for a basic royalty to the lessor or mineral rights owner of 1/8 of 8/8. This then entitles the operator to retain 7/8 of the total oil and natural gas produced. The 7/8 in this case is the net revenue interest attributable to the 100% working interest the operator owns. This operator may assign its working interest to another operator and reserve to a 1/8 overriding royalty. This would then result in a basic royalty of 1/8, an overriding royalty of 1/8 and a working interest of 100% (with a net revenue interest attributable to such working interest of 3/4). Overriding royalty interest owners have no obligation or responsibility for developing and operating the property. The only expenses borne by the overriding royalty owner are a share of the production or severance taxes and sometimes costs incurred to make the oil or gas salable.
Plugging and abandonment
Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.
Present value of future net revenues (PV-10)
The present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, calculated in accordance with Financial Accounting Standards Board guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. PV-10 uses year-end prices for 2008 and prior years and the arithmetic 12-month average beginning-of-the-month price for 2009 and subsequent years. PV-10 differs from standardized measure because PV-10 does not include the effect of future income taxes.
Production	Natural resources, such as oil or gas, taken out of the ground.

Glossary of oil and natural gas terms

Proved oil and gas reserves	Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.
(i) The area of the reservoir considered as proved includes:
(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering or performance data and reliable technology establish a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering or performance data and reliable technology establish the higher contact with reasonable certainty.
(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and
(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

Glossary of oil and natural gas terms

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. For 2009 and subsequent years, the price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.
Proved developed oil and gas reserves or PD
Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.
Proved undeveloped oil and gas reserves
Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Glossary of oil and natural gas terms

Probable reserves	Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates. Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir. Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.
Possible reserves
Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates. Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project. Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves. Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the Company believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir. Where

Glossary of oil and natural gas terms

direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.
Productive well	A well that is found to be capable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or gas well.
Project	A targeted development area where it is probable that oil or natural gas can be produced from new wells.
Prospect
A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.
R/P
The reserves to production ratio. The reserve portion of the ratio is the amount of a resource known to exist in an area and to be economically recoverable. The production portion of the ratio is the amount of resource used in one year at the current rate.
Recompletion	The process of re-entering an existing well bore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.
Reserves	Oil, natural gas and gas liquids thought to be accumulated in known reservoirs.
Reservoir
A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.
Secondary recovery
A recovery process that uses mechanisms other than the natural pressure of the reservoir, such as gas injection or water flooding, to produce residual oil and natural gas remaining after the primary recovery phase.
Shut-in
A well that has been capped (having the valves locked shut) for an undetermined amount of time. This could be for additional testing, could be to wait for pipeline or processing facility, or could be for a number of other reasons.

Glossary of oil and natural gas terms

Standardized measure	The present value of estimated future cash inflows from proved oil and natural gas reserves, less future development, abandonment, production and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.
Successful	A well is determined to be successful if it is producing oil or natural gas, or awaiting hookup, but not abandoned or plugged.
Undeveloped acreage
Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.
Water flood	A method of secondary recovery in which water is injected into the reservoir formation to displace residual oil and enhance hydrocarbon recovery.
Working interest
The operating interest that gives the owner thereof the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

PROSPECTUS

Magnum Hunter Resources Corporation

$500,000,000
Debt Securities
Guarantees of Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under the shelf registration process, we may offer and sell any combination of our debt securities, common stock, preferred stock, depositary shares, warrants and guarantees of debt securities described in this prospectus in one or more offerings from time to time and at prices and on terms to be determined at or prior to the time of the applicable offering. Our obligations under debt securities we issue may also be guaranteed by certain of our subsidiaries. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts. The aggregate initial offering price of all securities sold under this prospectus will not exceed $500,000,000. We will specify in an accompanying prospectus supplement the terms of any such offering. The prospectus supplement may also add to or update the information in this prospectus. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the debt or equity securities covered by the prospectus supplement. You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the "Where You Can Find More Information" and the "Incorporation of Certain Documents by Reference" sections of this prospectus for information about us and our financial statements. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

         Our common stock is listed on the NYSE under the trading symbol "MHR". On January 12, 2012, the last reported sale price of our common stock on the NYSE was $6.15. Our 10.25% Series C Cumulative Perpetual Preferred Stock ("Series C Preferred Stock") is listed on the NYSE Amex under the trading symbol "MHR.PrC". On January 12, 2012 the last reported sale price of our Series C Preferred Stock on the NYSE Amex was $25.14. Our 8.0% Series D Cumulative Preferred Stock ("Series D Preferred Stock") is listed on the NYSE Amex under the trading symbol "MHR.PrD". On January 12, 2012, the last reported sale price of our Series D Preferred Stock on the NYSE Amex was $44.87.

         Investing in our securities involves various risks. In our filings with the SEC, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities. See the section entitled "Risk Factors" beginning on page 2 of this prospectus. Additional risks associated with an investment in our company as well as with the particular types of securities will be described in the related prospectus supplement.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 18, 2012.

        This prospectus and any accompanying prospectus supplement, including the exhibits and the documents incorporated therein by reference, can be accessed on the SEC's web site or at the SEC's offices described under the heading "Where You Can Find More Information."

        No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the prospectus or prospectus supplement, or that the information contained in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

 ABOUT THIS PROSPECTUS

        This document is called a "prospectus", and it provides you with a general description of the securities we may offer. We have filed a registration statement (of which this prospectus forms a part) with the SEC under the Securities Act of 1933, as amended, or the Securities Act, using a shelf registration process. Under this shelf process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus or any information incorporated by reference herein and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus, any prospectus supplement, any free writing prospectus that we authorize to be distributed to you, and any information incorporated by reference into the foregoing, together with additional information described under the headings "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information" before buying any of the securities offered under this prospectus.

        Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC's web site or at the SEC's offices. The SEC's web site and street address are provided under the heading "Where You Can Find More Information".

        When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus and related prospectus supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of these documents. Our business, assets, financial condition, results of operations and prospects may have changed since such dates.

        This prospectus contains and incorporates by reference forward-looking statements. Any prospectus supplement or "free writing prospectus" we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus, any prospectus supplement and the documents incorporated by reference into the foregoing. See "Special Note Regarding Forward-Looking Statements" in this prospectus for more information. You should also carefully consider the various risk factors included in this prospectus or in any prospectus supplement or incorporated by reference into the foregoing from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated. You should not place undue reliance on our forward-looking statements.

        We are not making any representation to you regarding the legality of an investment by you in the securities we may offer under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of any of the securities we may offer.

        Our principal executive offices are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, and our telephone number is (832) 369-6986. Our web site is www.magnumhunterresources.com. Information contained on or accessible through our web site does not constitute part of this prospectus.

        In this prospectus, unless the context requires otherwise, references to the terms "the Company", "we", "us", "our" or similar references, refer to Magnum Hunter Resources Corporation and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context requires otherwise.

        Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

 RISK FACTORS

        An investment in our securities involves many risks. You should carefully consider the following risk factors and all of the other information contained in or incorporated by reference into this prospectus and the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before making an investment decision. Additional risks related to us and our securities may be in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows. For more information please refer to the sections titled "Special Note Regarding Forward-Looking Statements," "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

         Future economic conditions in the U.S., Canada and global markets may have a material adverse impact on our business and financial condition that we currently cannot predict.

        The U.S., Canadian and other world economies are slowly recovering from the economic recession that began in 2008. While economic growth has resumed, it remains modest and the timing of an economic recovery is uncertain. There are likely to be significant long-term effects resulting from the recession and credit market crisis, including a future global economic growth rate that is slower than what was experienced in recent years. Unemployment rates remain very high and businesses and consumer confidence levels have not yet fully recovered to pre-recession levels. In addition, more volatility may occur before a sustainable, yet lower, growth rate is achieved. Global economic growth drives demand for energy from all sources, including for oil and natural gas. A lower future economic growth rate will result in decreased demand for our crude oil and natural gas production as well as lower commodity prices, which will reduce our cash flows from operations and our profitability.

         Volatility in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

        The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been extremely volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our daily production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

  •
  the current uncertainty in the global economy;

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  changes in global supply and demand for oil and natural gas;

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  the condition of the U.S., Canadian and global economy;

  •
  the actions of certain foreign countries;

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  the price and quantity of imports of foreign oil and natural gas;

  •
  political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

  •
  the level of global oil and natural gas exploration and production activity;

  •
  the level of global oil and natural gas inventories;

  •
  production or pricing decisions made by the Organization of Petroleum Exporting Countries, or OPEC;

  •
  weather conditions;

  •
  technological advances affecting energy consumption; and

  •
  the price and availability of alternative fuels.

        Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil and natural gas that we can produce economically in the future. The higher operating costs associated with many of our oil fields will make our profitability more sensitive to oil price declines. A sustained decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

         We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.

        Since we entered the oil and gas business in April 2005, through December 31, 2010, we had incurred a cumulative net loss from operations of $41.1 million. We also recorded net losses in the first three quarters of 2011. If we fail to generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our company as a going concern.

         We rely on liquidity from our senior credit facilities and equity and debt financings to fund our operations and capital budget, which liquidity may not be available on acceptable terms or at all in the future.

        We depend upon borrowings under our senior credit facilities and the Eureka Hunter Credit Facility and the availability of equity and debt financing to fund our operations and planned capital expenditures. Borrowings under our senior credit facilities and the Eureka Hunter Credit Facility and the availability of equity and debt financing are affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. We cannot predict whether additional liquidity from equity or debt financings beyond our senior credit facilities or the Eureka Hunter Credit Facility will be available or acceptable on our terms, or at all, in the foreseeable future.

         We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.

        We have acquired a number of properties since June 2009, and consequently, a large amount of our focus has been on assimilating the properties, operations and personnel we have acquired into our organization. Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

         The recent financial crisis may have lasting effects on our liquidity, business and financial condition that we cannot predict.

        Liquidity is essential to our business. Our liquidity could be substantially negatively affected by an inability to obtain capital in the long-term or short-term debt or equity capital markets or an inability to access bank financing. A prolonged credit crisis and related turmoil in the global financial system would likely materially affect our liquidity, business and financial condition. The economic situation could also adversely affect the collectibility of our trade receivables or performance by our suppliers and cause our commodity hedging arrangements to be ineffective if our counterparties are unable to perform their obligations or seek bankruptcy protection.

         Failure to successfully integrate our recently acquired businesses could negatively impact our stock price and our future business and financial results.

        The acquisition of NGAS Resources, Inc. and NuLoch Resources Inc. are our largest acquisitions to date and as such may consume a significant amount of our management resources. Further, the acquisition of NuLoch Resources Inc. represents an expansion of our operations into a new geographic core area, with operating conditions and a regulatory environment that may not be as familiar to us as our existing core operating areas.

        The success of our recent acquisitions will depend, in part, on our ability to realize the anticipated benefits from integrating the acquired businesses with our existing businesses. The integration process may be complex, costly and time-consuming. To realize these anticipated benefits, we must successfully combine the businesses of the acquired entities in an efficient and effective manner. If we are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the acquisitions may not be realized fully, or at all, or may take longer to realize than expected.

         Our operations require significant amounts of capital and additional financing may be necessary in order for us to continue our exploration and midstream activities, including meeting certain drilling obligations under our existing lease obligations and expanding our pipeline and gas processing facilities.

        Our cash flow from our reserves, if any, may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our oil and gas acquisitions, exploration and development activities. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties as a result of not fulfilling our existing drilling commitments. Certain of our undeveloped leasehold acreage is subject to leases that will expire unless production is established or we meet certain capital expenditure and drilling requirements. If our revenues from our reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves or to maintain our current production. In addition, capital constraints could limit our ability to build and expand our intrastate pipeline system and our ability to complete the construction of our gas processing facilities. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available to us on favorable terms.

         If our access to oil and gas markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases. Our ability to sell natural gas and/or receive market prices for our natural gas may be adversely affected by pipeline and gathering system capacity constraints.

        Market conditions or the restriction in the availability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas may have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

        If drilling in the Marcellus Shale, Eagle Ford Shale and Bakken Shale areas proves to be successful, the amount of oil and natural gas being produced by us and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in these areas. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for the Marcellus Shale, Eagle Ford Shale and Bakken Shale areas may not occur for lack of financing. In addition, capital constraints could limit our ability to build intrastate gathering systems, such as our Eureka Hunter pipeline, necessary to transport our gas to interstate pipelines. In such event, we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell natural gas production at significantly lower prices than those quoted on NYMEX or than we currently project for these specific regions, which would adversely affect our results of operations.

        A portion of our natural gas and oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.

         We depend on a relatively small number of purchasers for a substantial portion of our revenue. The inability of one or more of our purchasers to meet their obligations may adversely affect our financial results.

        We derive a significant amount of our revenue from a relatively small number of purchasers. Our inability to continue to provide services to key customers, if not offset by additional sales to our other customers, could adversely affect our financial condition and results of operations. These companies may not provide the same level of our revenue in the future for a variety of reasons, including their lack of funding, a strategic shift on their part in moving to different geographic areas in which we do not operate or our failure to meet their performance criteria. The loss of all or a significant part of this revenue would adversely affect our financial condition and results of operations.

         Shortages of equipment, services and qualified personnel could reduce our cash flow and adversely affect results of operations.

        The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices and activity levels in new regions, causing periodic shortages. During periods of high oil and gas prices, we have experienced shortages of equipment, including drilling rigs and completion equipment, as demand for rigs and equipment has increased along with higher commodity prices and increased activity levels. In addition, there is currently a shortage of hydraulic fracturing capacity in many of the areas in which we operate. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services and personnel in our exploration, production and midstream operations. These types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results and/or restrict or delay our ability to drill those wells and conduct those operations that we currently have planned and budgeted, causing us to miss our forecasts and projections.

         We cannot control activities on properties that we do not operate and are unable to control their proper operation and profitability.

        We do not operate all of the properties in which we own an ownership interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these non-operated properties. The failure of an operator of our wells to adequately perform operations, an operator's breach of the applicable agreements or an operator's failure to act in ways that are in our best interests could reduce our production, revenues and reserves. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including:

  •
  the nature and timing of the operator's drilling and other activities;

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  the timing and amount of required capital expenditures;

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  the operator's geological and engineering expertise and financial resources;

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  the approval of other participants in drilling wells; and

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  the operator's selection of suitable technology.

         Our development, exploration and midstream operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

        The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for, and development, production, transportation, processing and acquisition of, oil and natural gas reserves. To date, we have financed capital expenditures primarily with proceeds from bank borrowings, cash generated by operations and proceeds from preferred and common stock equity offerings. We intend to finance our future capital expenditures with a combination of the sale of common and preferred equity, asset sales, cash flow from operations and current and new financing arrangements with our banks. Our cash flow from operations and access to capital is subject to a number of variables, including:

  •
  our proved reserves;

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  the amount of oil and natural gas we are able to produce from existing wells;

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  the prices at which oil and natural gas are sold; and

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  our ability to acquire, locate and produce new reserves.

        If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may need to seek additional financing in the future. In addition, we may not be able to obtain debt or equity financing on terms favorable to us, or at all, depending on market conditions. The failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves, or in our ability to expand, maintain and operate our pipeline and processing facilities. Also, our senior credit facilities contain covenants that restrict our ability to, among other things, incur indebtedness, grant liens, make certain payments, change the nature of our business, acquire or make expenditures for oil and gas properties outside of the U.S. and Canada, dispose of our assets or enter into mergers, consolidations or similar transactions, make investments, loans or advances, pay dividends on our outstanding stock, enter into transactions with affiliates, create new subsidiaries and enter into certain derivative transactions.

         We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations, and we may not have enough insurance to cover all of the risks that we may ultimately face.

        We maintain insurance coverage against some, but not all, potential losses to protect against the risks we foresee. We do not carry business interruption insurance. We may elect not to carry certain types or amounts of insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, it is not possible to insure fully against pollution and environmental risks.

        We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition, results of operations and cash flows. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

  •
  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

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  abnormally pressured formations;

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  mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;

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  fires and explosions;

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  personal injuries and death; and

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  natural disasters.

        Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our business, financial condition, results of operations and cash flows.

         We are dependent upon partnering and consultant arrangements.

        We had a total of approximately 305 full-time and 6 part-time employees as of January 6, 2012. Despite this number of employees, we expect that we will continue to require the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

  •
  the possibility that such third parties may not be available to us as and when needed; and

  •
  the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

        If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations could be materially adversely affected.

         Our business may suffer if we lose key personnel.

        Our operations depend on the continuing efforts of our executive officers and senior management. Our business or prospects could be adversely affected if any of these persons does not continue in their management role with us and we are unable to attract and retain qualified replacements. Additionally, we do not carry key person insurance for any of our executive officers or senior management.

         Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.

        Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay or cancel drilling, including the following:

  •
  delays imposed by or resulting from compliance with regulatory requirements;

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  unusual or unexpected geological formations;

  •
  pressure or irregularities in geological formations;

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  shortages of or delays in obtaining equipment and qualified personnel;

  •
  equipment malfunctions, failures or accidents;

  •
  unexpected operational events and drilling conditions;

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  pipe or cement failures;

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  casing collapses;

  •
  lost or damaged oilfield drilling and service tools;

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  loss of drilling fluid circulation;

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  uncontrollable flows of oil, natural gas and fluids;

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  fires and natural disasters;

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  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

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  adverse weather conditions;

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  reductions in oil and natural gas prices;

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  oil and natural gas property title problems; and

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  market limitations for oil and natural gas.

        If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

         We may incur losses as a result of title deficiencies.

        We purchase and acquire from third parties or directly from the mineral fee owners certain oil and gas leasehold interests and other real property interests, which we refer to as the acquired interests, upon which we will perform our drilling and exploration activities. The existence of a title deficiency can significantly devalue an acquired interest or render a lease worthless and can adversely affect our results of operations and financial condition. As is customary in the oil and gas industry, we generally rely upon the judgment of oil and gas lease brokers or our internal independent landmen who perform the field work in examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest and before drilling a well on a leased tract. The failure of title may not be discovered until after a well is drilled, in which case we may lose the lease and the right to produce all or a portion of the minerals under the property.

         Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

        We operate in a highly competitive environment for acquiring properties, exploiting mineral leases, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in an efficient manner even in a highly competitive environment. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

         We have limited experience in drilling wells to the Marcellus Shale, Eagle Ford Shale and Bakken Shale and limited information regarding reserves and decline rates in the Marcellus Shale, Eagle Ford Shale and Bakken Shale. Wells drilled to these shale areas are more expensive and more susceptible to mechanical problems in drilling and completion techniques than wells in conventional areas.

        We have limited experience in the drilling and completion of Marcellus Shale, Eagle Ford Shale and Bakken Shale wells, including limited horizontal drilling and completion experience. Other operators in the Marcellus Shale, Eagle Ford Shale and Bakken Shale plays may have significantly more experience in the drilling and completion of these wells, including the drilling and completion of horizontal wells. In addition, we have limited information with respect to the ultimate recoverable reserves and production decline rates in these areas. The wells drilled in Marcellus Shale, Eagle Ford Shale and Bakken Shale are primarily horizontal and require more stimulation, which makes them more expensive to drill and complete. The wells will also be more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore due to the length of the lateral portions of these unconventional wells. The fracturing of these shale formations will be more extensive and complicated than fracturing geological formations in conventional areas of operation.

         Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

        Our prospects are in various stages of evaluation. There is no way to predict with certainty in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable, particularly in light of the current economic environment. The use of seismic data and other technologies, and the study of producing fields in the same area, will not enable us to know conclusively before drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercially viable quantities. Moreover, the analogies we draw from available data from other wells, more fully explored prospects or producing fields may not be applicable to our drilling prospects.

         New technologies may cause our current exploration and drilling methods to become obsolete.

        The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

         Our indebtedness could adversely affect our financial condition and our ability to operate our business.

        As of January 6, 2012, our outstanding indebtedness was approximately $292.2 million (which included borrowings under the Eureka Hunter Credit Facility). We will incur additional debt from time to time, and such borrowings may be substantial. Our debt could have material adverse consequences to us, including the following:

  •
  it may be difficult for us to satisfy our obligations, including debt service requirements under our credit agreements;

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  our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and other general corporate purposes may be impaired;

  •
  a significant portion of our cash flow is committed to payments on our debt, which will reduce the funds available to us for other purposes, such as future capital expenditures;

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  we are more vulnerable to price fluctuations and to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited; and

  •
  our ability to capitalize on business opportunities, and to react to competitive pressures, as compared to others in our industry, may be limited.

         Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

        Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending on reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations.

         Product price derivative contracts may expose us to potential financial loss.

        To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and will likely in the future enter into derivative contracts in order to economically hedge a portion of our oil and natural gas production. Derivative contracts expose us to risk of financial loss in some circumstances, including when:

  •
  production is less than expected;

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  the counterparty to the derivative contract defaults on its contract obligations; or

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  there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

        In addition, these derivative contracts may limit the benefit we would receive from increases in the prices for oil and natural gas. Under the terms of our revolving credit facility, the percentage of our total production volumes with respect to which we will be allowed to enter into derivative contracts is limited, and we therefore retain the risk of a price decrease for our remaining production volume. Information as to these activities is set forth in the notes to our financial statements contained in our annual and quarterly reports that we file with the SEC on Forms 10-K and 10-Q.

         If oil and natural gas prices decline, we may be required to take additional write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

        There is a risk that we will be required to write down the carrying value of our oil and gas properties, which would reduce our earnings and stockholders' equity. We account for our crude oil and natural gas exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties. If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings and stockholders' equity.

        Write-downs could occur if oil and gas prices decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results. Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our common stock.

        The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive but may actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Future wells are drilled that target geological structures that are both developmental and exploratory in nature. A subsequent allocation of costs is then required to properly account for the results. The evaluation of oil and gas leasehold acquisition costs requires judgment to estimate the fair value of these costs with reference to drilling activity in a given area.

        We review our oil and gas properties for impairment annually or whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the book values associated with oil and gas properties.

         Restrictive covenants in our senior credit facilities may restrict our ability to pursue our business strategies.

        Our senior credit facilities with our lenders contain certain negative covenants that, among other things, restrict our ability to, with certain exceptions:

  •
  incur indebtedness;

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  grant liens;

  •
  make certain payments;

  •
  change the nature of our business;

  •
  acquire or make expenditures for oil and gas properties outside of the U.S. and Canada;

  •
  dispose of our assets or enter into mergers, consolidations or similar transactions;

  •
  make investments, loans or advances;

  •
  pay dividends on our outstanding stock;

  •
  enter into transactions with affiliates;

  •
  create new subsidiaries; and

  •
  enter into certain derivative transactions.

        Our revolving credit facility also requires us to satisfy certain financial covenants, including maintaining:

  •
  a ratio of Earnings Before Interest, Taxes, Depreciation, Amortizations and Exploration Expenses, or EBITDAX, to interest of not less than 2.5 to 1.0;

  •
  a debt to EBITDAX ratio of not more than 4.0 to 1.0 for the fiscal quarter ended December 31, 2011, and of not more than 4.25 to 1.0 commencing with the fiscal quarter ending March 31, 2012; and

  •
  a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0 through the fiscal quarter ending June 30, 2012, and of not more than 1.05 to 1.0 commencing with the fiscal quarter ending September 30, 2012 if the amounts owed under the term loan facility have not been repaid in full.

        Our term loan facility also requires us to satisfy certain affirmative financial covenants, including maintaining:

  •
  an EBITDAX to interest ratio of not less than 2.125 to 1.0;

  •
  a debt to EBITDAX ratio of not more than 5.00 to 1.0 for the fiscal quarter ended December 31, 2011, and of not more than 4.75 to 1.0 commencing with the fiscal quarter ending March 31, 2012; and

  •
  a ratio of our total proved reserves to our indebtedness under our senior credit facilities of not less than 1.5 to 1.0.

        The Eureka Hunter Credit Facility also requires Eureka Hunter Pipeline, LLC, our wholly-owned subsidiary, to comply with certain financial covenants. Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or reduce our expenditures. We cannot assure you that such waivers, amendments or alternative financings could be obtained or, if obtained, would be on terms acceptable to us.

         Our obligations under our senior credit facilities are secured by substantially all of our assets, and any failure to meet our debt obligations would adversely affect our business and financial condition.

        Certain of our subsidiaries, including PRC Williston, LLC, Magnum Hunter Resources, LP, Magnum Hunter Resources GP, LLC, Triad Hunter, LLC, Eagle Ford Hunter, Inc., Magnum Hunter Production, Inc., NGAS Hunter, LLC, Williston Hunter ND, LLC, MHR Callco Corporation, MHR Exchangeco Corporation, Williston Hunter Canada, Inc. and Williston Hunter, Inc. have each guaranteed the performance of our obligations under our senior credit facilities, and our obligations under our senior credit facilities have been collateralized through the grant of first and second priority liens on substantially all of the assets held by us and certain of our subsidiaries.

        Our ability to meet our debt obligations under our senior credit facilities will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. Our failure to service this debt could result in a default under our senior credit facilities, which could result in the loss of our ownership interests in the secured properties and otherwise materially adversely affect our business, financial condition and results of operations.

         We are subject to complex federal, state and local laws and regulations, including environmental laws, which could adversely affect our business.

        Exploration for and development, exploitation, production, processing, transportation and sale of oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax laws and environmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws, regulations or incremental taxes and fees, could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations.

        It is possible that new taxes on our industry could be implemented and/or tax benefits could be eliminated or reduced, reducing our profitability and available cash flow. In addition to the short-term negative impact on our financial results, such additional burdens, if enacted, would reduce our funds available for reinvestment and thus ultimately reduce our growth and future oil and natural gas production.

        Matters subject to regulation include oil and gas production and saltwater disposal operations and our processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials, discharge permits for drilling operations, spacing of wells, environmental protection and taxation. We could incur significant costs as a result of violations of or liabilities under environmental or other laws, including third party claims for personal injuries and property damage, reclamation costs, remediation and clean-up costs resulting from oil spills and discharges of hazardous materials, fines and sanctions, and other environmental damages.

         Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

        Congress has recently considered, is considering, and may continue to consider, legislation that, if adopted in its proposed or similar form, would deprive some companies involved in oil and natural gas exploration and production activities of certain U.S. federal income tax incentives and deductions currently available to such companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures.

        It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective and whether such changes may apply retroactively. Although we are unable to predict whether any of these or other proposals will ultimately be enacted, the passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available to us, and any such change could negatively affect our financial condition and results of operations.

         Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing is an important and necessary process in the completion of unconventional oil and natural gas wells in shale formations. This process involves the injection of water, sand and chemicals under pressure into rock formations to stimulate production. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens.

        Currently, regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements. Several states, including Texas, are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. In May 2011, a bill was passed by the Texas legislature that will require hydraulic fracturing operators to disclose the chemicals used in the fracturing process on a well-by-well basis. Further, various municipalities in several states including, Pennsylvania, West Virginia and Ohio have passed ordinances which seek to prohibit hydraulic fracturing. The adoption of any future federal, state or local laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in shale formations and would increase our costs of compliance and doing business.

         Climate change legislation or regulations restricting emissions of "greenhouse gases" could result in increased operating costs and reduced demand for the (i) oil, (ii) natural gas and (iii) natural gas liquids, or liquid hydrocarbons found in association with natural gas ("NGLs") that we produce.

        A variety of regulatory developments, proposals or requirements and legislative initiatives have been introduced in the United States that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases. For example, the U.S. Congress is actively considering climate change-related legislation to restrict greenhouse gas emissions. Although it is not possible at this time to predict whether or when the U.S. Congress may act on climate change legislation, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil, natural gas and NGLs that we produce.

        In 2007, the U.S. Supreme Court held in Massachusetts, et al. v. EPA that greenhouse gas emissions may be regulated as an "air pollutant" under the federal Clean Air Act. On December 15, 2009, the U.S. Environmental Protection Agency, or EPA, officially published its findings that emissions of carbon dioxide, methane and other "greenhouse gases" present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allowed the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Since December 2009, the EPA has issued regulations that, among other things, require a reduction in emissions of greenhouse gases from motor vehicles and that impose greenhouse gas emission limitations in Clean Air Act permits for certain stationary sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010 and in subsequent years. On November 30, 2010, the EPA expanded its greenhouse reporting rule to include onshore petroleum and natural gas production, offshore petroleum and natural gas production, onshore natural gas processing, natural gas transmission, underground natural gas storage, liquefied natural gas storage, liquefied natural gas import and export, and natural gas distribution facilities. Under these rules, reporting of greenhouse gas emissions from such facilities is required on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011.

        Although it is not possible at this time to predict whether proposed legislation or regulations will be adopted as initially written, if at all, or how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions. Any additional costs or operating restrictions associated with legislation or regulations regarding greenhouse gas emissions could have a material adverse effect on our business, financial condition and results of operations. In addition, these developments could curtail the demand for fossil fuels such as oil and gas in areas of the world where our customers operate and thus adversely affect demand for our products and services, which may in turn adversely affect our future results of operations.

         We must obtain governmental permits and approvals for our drilling operations, which can be a costly and time consuming process, which may result in delays and restrictions on our operations.

        Regulatory authorities exercise considerable discretion in the timing and scope of specific permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that proposed exploration for or production of oil or natural gas, pipeline construction, gas processing facilities and associated well production equipment may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

         Our operations expose us to substantial costs and liabilities with respect to environmental matters.

        Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations governing the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling or midstream construction activities commence, restrict the types, quantities and concentration of substances that can be released into the environment in connection with our drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution that may result from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations or injunctive relief. Under existing environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether the release resulted from our operations, or our operations were in compliance with all applicable laws at the time they were performed. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our competitive position, financial condition and results of operations.

         The adoption of derivatives legislation by Congress and related regulations could have an adverse impact on our ability to hedge risks associated with our business.

        The 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act, provides for new statutory and regulatory requirements for derivative transactions, including certain oil and gas hedging transactions involving swaps. In particular, the Act includes a requirement that certain hedging transactions be cleared and a requirement to post cash collateral for such transactions, although it is unclear which transactions will ultimately be required to be cleared under the Act. The Act also provides for a potential exception from this clearing requirement for hedging transactions by commercial end-users, a category of non-financial entities in which we will likely be included. However, many of the key concepts and defined terms under the Act must be delineated by rules and regulations to be adopted by the Commodities Futures Trading Commission, or the CFTC, and other applicable regulatory agencies. As a consequence, it is difficult to predict the effect the Act may have on our hedging activities. Depending on the rules and definitions adopted by the CFTC, we might be required to provide cash collateral for our commodities hedging transactions. Such a requirement could result in significant liquidity issues by reducing our ability to use cash for investment or other corporate purposes. Moreover, our senior credit facility expressly prohibits us from entering into swap agreements that require the posting of cash or other collateral in connection with such agreements. In addition, a requirement to post cash collateral for hedging transactions could limit our ability to execute strategic hedges, which would result in increased commodity price uncertainty and volatility in our future cash flows.

         Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

        Among the changes contained in President Obama's 2012 budget proposal released by the White House on February 14, 2011, is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to:

  •
  the repeal of the percentage depletion allowance for oil and gas properties;

  •
  the elimination of current deductions for intangible drilling and development costs;

  •
  the elimination of the deduction for certain U.S. production activities; and

  •
  an extension of the amortization period for certain geological and geophysical expenditures.

        It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective.

        The Close Big Oil Tax Loophole Act, which was introduced in the Senate in February 2011, includes many of the same proposals but is limited to taxpayers with annual gross revenues in excess of $100.0 million. It is unclear whether any of the foregoing changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation as a result of the budget proposal, the Senate bill, or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

         Acquired properties may not be worth what we pay due to uncertainties in evaluating recoverable reserves and other expected benefits, as well as potential liabilities.

        Successful property acquisitions require an assessment of a number of factors beyond our control. These factors include exploration and development potential, future oil and natural gas prices, operating costs, and potential environmental and other liabilities. These assessments are complex and inherently imprecise. Our review of the properties we acquire may not reveal all existing or potential problems. In addition, our review may not allow us to fully assess the potential deficiencies of the properties. We do not typically inspect every well, and even when we inspect a well we may not discover structural, subsurface, or environmental problems that may exist or arise. We may not be entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and our contractual indemnification may not be effective. Often, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties by the previous owners. If an acquired property is not performing as originally estimated, we may have an impairment which could have a material adverse effect on our financial position and future results of operations.

         Our recent acquisitions and any future acquisitions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties.

        As part of our business strategy, we have acquired and intend to continue to acquire businesses or assets we believe complement our existing operations and business plan. We may not be able to successfully integrate these acquisitions into our existing operations or achieve the desired profitability from such acquisitions. These acquisitions may require substantial capital expenditures and the incurrence of additional indebtedness which may change significantly our capitalization and results of operations. Further, these acquisitions could result in:

  •
  post-closing discovery of material undisclosed liabilities of the acquired business or assets;

  •
  the unexpected loss of key employees or customers from acquired businesses;

  •
  the difficulties resulting from our integration of the operations, systems and management of the acquired business; and

  •
  an unexpected diversion of our management's attention from other operations.

        If acquisitions are unsuccessful or result in unanticipated events or if we are unable to successfully integrate acquisitions into our existing operations, such acquisitions could adversely affect our results of operations and cash flow. The process of integrating our operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our existing business. If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

         We pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

        Our growth has been attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

        The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

  •
  recoverable reserves;

  •
  exploration and development potential;

  •
  future oil and natural gas prices;

  •
  operating costs; and

  •
  potential environmental and other liabilities.

        In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies within the time frame required to complete the transactions. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

        Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are primarily focused in the south Texas, West Virginia, Kentucky, North Dakota and Saskatchewan regions, we are pursuing and expect to continue to pursue acquisitions of properties located in other geographic areas.

         Our current Eureka Hunter midstream operations and the expected future expansion of these operations, which include or will include natural gas gathering operations and a natural gas processing plant, subject us to additional governmental regulations.

        We are currently constructing our Eureka Hunter pipeline, which will provide intrastate gas gathering services in support of our and other upstream producers' operations in West Virginia and possibly Ohio. We have completed certain sections of the pipeline and anticipate further expansion of the pipeline in the future, which expansion will be determined by various factors, including the completion of construction, securing regulatory and governmental approvals, resolving any land management issues and connecting the pipeline to the producing sources of natural gas. We have also contracted for the construction of a gas processing facility which we anticipate will receive gas from the Eureka Hunter pipeline. Such facility is in the early stages of design and construction and is anticipated to be delivered in the early part of 2012.

        The construction and operation of the Eureka Hunter pipeline and gas processing facility involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. There can be no assurance that these projects will be completed on schedule or at the budgeted cost, or at all. The operations of our gathering system, including the Eureka Hunter pipeline, in addition to the gas processing facility, are also subject to stringent and complex federal, state and local environmental laws and regulations. These laws and regulations can restrict or impact our business activities in many ways, including restricting the manner in which we dispose of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where substances and wastes have been disposed or otherwise released. Moreover, there exists the possibility for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or wastes into the environment.

        There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations including releases of substances into the environment, and waste disposal practices. For example, an accidental release from the Eureka Hunter pipeline or our gas processing facility under construction could subject us to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover some or any of these costs from insurance.

         The use of geoscience, petrophysical and engineering analyses and other technical or operating data to evaluate drilling prospects is uncertain and does not guarantee drilling success or recovery of economically producible reserves.

        Our decisions to explore, develop and acquire prospects or properties targeting the Eagle Ford Shale, Bakken Shale, Marcellus Shale, and other areas depend on data obtained through geoscientific, petrophysical and engineering analyses, the results of which can be uncertain. Even when properly used and interpreted, data from whole cores, regional well log analyses and 3-D seismic only assist our technical team in identifying hydrocarbon indicators and subsurface structures and estimating hydrocarbons in place. They do not allow us to know conclusively the amount of hydrocarbons in place and if those hydrocarbons are producible economically. In addition, the use of advanced drilling and completion technologies for our Bakken Shale and Eagle Ford developments, such as horizontal drilling and multi-stage fracture stimulations, requires greater expenditures than our traditional development drilling strategies. Our ability to commercially recover and produce the hydrocarbons that we believe are in place and attributable to the our properties will depend on the effective use of advanced drilling and completion techniques, the scope of our drilling program (which will be directly affected by the availability of capital), drilling and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approval and geological and mechanical factors affecting recovery rates. Our estimates of unproved reserves, estimated ultimate recoveries per well, hydrocarbons in place and resource potential may change significantly as development of our oil and gas assets provides additional data.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The statements and information contained in this prospectus, in any accompanying prospectus supplement, and in the documents incorporated by reference into the foregoing that are not statements of historical fact, including all estimates and assumptions contained herein, are "forward looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, budgets, projected costs, capital expenditures, savings and plans, competition, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to any of our acquisitions, forward-looking statements include, but are not limited to, statements regarding the benefits of the acquisitions and their impact on our business; and any statements or assumptions underlying any of the foregoing. In addition, with respect to our acquisitions, including the NGAS and NuLoch acquisitions, there are and will be risks and uncertainties related to our ability to successfully integrate our operations and employees and the acquired business. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "could", "should", "expect", "intend", "estimate", "anticipate", "believe", "project", "pursue", "plan" or "continue" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled "Risk Factors" above and elsewhere in this prospectus supplement, accompanying prospectus and the documents we have incorporated by reference herein. Most of these factors are difficult to anticipate and beyond our control.

        Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other things: adverse economic conditions in the United States, Canada and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; operational constraints and potential mechanical failures at production facilities, processing plants or pipelines; the availability of sufficient pipeline and transportation facilities; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and gathering and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

        With respect to our recent and any future acquisitions, factors, risks and uncertainties that may cause actual results, performance or achievements to vary materially from those anticipated in forward-looking statements include, but are not limited to, failure to realize the expected benefits of the transactions; negative effects of announcement or consummation of the transactions on the market price of our common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies following the transactions; and other factors.

        These factors are in addition to the risks referred to in the section above entitled "Risk Factors." Because forward-looking statements are subject to risks and uncertainties, our actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus, any prospectus supplement, the documents incorporated by reference into the foregoing, or any "free writing prospectus" we authorize to be delivered to you, which speak only as of their respective dates. Other unknown or unpredictable factors may cause our actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge you to review and consider disclosures we make in this prospectus and other materials that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

 ABOUT MAGNUM HUNTER RESOURCES CORPORATION

Our Business

        We are an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, Kentucky, North Dakota, Texas and Saskatchewan. We are presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. We are a Delaware corporation and were incorporated in 1997. In 2005, we began oil and gas operations under the name Petro Resources Corporation. In May 2009, we restructured our management team and refocused our business strategy, and in July 2009 we changed our name to Magnum Hunter Resources Corporation. The restructured management team includes Gary C. Evans as Chairman and Chief Executive Officer. Mr. Evans is the former founder, chairman and chief executive officer of Magnum Hunter Resources, Inc., a company of similar name that was sold to Cimarex Energy Corporation for $2.2 billion in June 2005.

        Our new management implemented a business strategy consisting of exploiting our inventory of lower risk drilling locations and the acquisition of undeveloped leases and long-lived proved reserves with significant exploitation and development opportunities primarily located in unconventional resource plays. As a result of this strategy, we have substantially increased our assets and production base through a combination of acquisitions and ongoing development drilling efforts, our percentage of operated properties has increased significantly, our inventory of acreage and drilling locations in resource plays has grown and our management team has been expanded to accommodate this growth. Recently, management has focused on further developing and exploiting unconventional resource plays, the acquisition of additional operated properties, and the development of associated midstream opportunities directly related to certain of the regions in which we operate.

        Our principal executive offices are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, and our telephone number is (832) 369-6986. Our website is www.magnumhunterresources.com. Additional information that may be obtained through our website does not constitute part of this prospectus. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC's Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

Recent Developments

  Declaration of Warrant Dividend on Common Stock

        On August 16, 2011, we announced that our board of directors declared a dividend in the form of warrants to purchase shares of our common stock at $10.50 per share payable on October 14, 2011 to holders of record of our common stock and to holders of exchangeable shares ("Exchangeable Shares") of our indirect wholly-owned subsidiary, MHR Exchangeco Corporation, as of the close of business on August 31, 2011, which we refer to as the Warrants. Each holder of our common stock and the Exchangeable Shares, respectively, is entitled to receive one Warrant for every ten shares of common stock or Exchangeable Shares, respectively, owned as of the record date (with the number of Warrants rounded down to the nearest whole number). The Warrants will generally be exercisable for two years from the date of issuance subject to redemption at our option at $0.001 per Warrant upon not less than 30 days' notice to the holders.

        For more information on how to obtain these documents, please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

  Closing of $150 Million Credit Facility for Eureka Hunter Pipeline, LLC

        On August 17, 2011, our wholly-owned subsidiary, Eureka Hunter Pipeline, LLC, entered into a new credit facility totaling up to $150 million. The credit facility is comprised of two tranches: (i) a revolving credit facility in the aggregate principal amount of up to $100 million secured by a first lien on the assets of Eureka Hunter Pipeline, LLC with an initial committed amount of $25 million; and (ii) a $50 million term loan secured by a second lien on such assets, which we refer to as the Eureka Hunter Credit Facility. The borrowings under the Eureka Hunter Credit Facility are non-recourse to Magnum Hunter Resources Corporation.

        For more information on how to obtain these documents, please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

  Expansion of Senior Credit Facilities

        On September 28, 2011, we entered into a Second Lien Term Loan Credit Agreement that provides for a term loan credit facility in the amount of $100 million maturing on October 16, 2016, which we refer to as the term loan facility. On December 6, 2011, we also entered into a Fourth Amendment to our Second Amended and Restated Credit Agreement that provides for an asset-based, senior secured revolving credit facility maturing on April 13, 2016, which we refer to individually as our revolving credit facility and collectively with the term loan facility as our senior credit facilities. The Fourth Amendment, among other things, increased our borrowing base under our previously existing revolving credit facility to $200 million from $167.5 million. The expansion of our senior credit facilities increased our borrowing capacity to $300 million as of December 6, 2011.

        For more information on how to obtain these documents, please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

 RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30, 2011	Years Ended December 31,
		2010	2009	2008	2007	2006
	(in thousands)	(in thousands)
Fixed Charges:
Interest Charges	$6,988	$3,593	$2,691	$2,361	$722	$4
Series A Convertible Preferred	$—	$—	$—	$735	$511	$—
Series B Perpetual Preferred	$—	$131	$—	$—	$—	$—
Series C Perpetual Preferred	$7,686	$2,336	$26	$—	$—	$—
Series D Preferred	$2,330	$—	$—	$—	$—	$—

Total Fixed Charges	$17,004	$6,060	$2,717	$3,096	$1,233	$4
Loss Before Taxes and Non-controlling Interest	$(20,028)	$(22,128)	$(15,633)	$(11,109)	$(5,916)	$(3,899)
Fixed Charges (Calculated Above)	$17,004	$6,060	$2,717	$3,096	$1,233	$4

Earnings	$(3,024)	$(16,068)	$(12,916)	$(8,013)	$(4,683)	$(3,895)
Ratio of Earnings to Fixed Charges with Preferred Dividend(1)	— (7)	— (6)	— (5)	— (4)	— (3)	— (2)

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(2)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2006 by $3.9 million

(3)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $5.9 million

(4)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2008 by $11.1 million

(5)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2009 by $15.6 million

(6)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2010 by $22.1 million

(7)
Earnings were inadequate to cover fixed charges for the nine months ended September 30, 2011 by $20.0 million

 USE OF PROCEEDS

        Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of any securities under this prospectus for capital expenditures, working capital, acquisitions (whether direct or indirect) and other investments, repayment or refinancing of indebtedness, the possible repurchase of our common stock, investments in our subsidiaries, redemption of all or a portion of our outstanding equity interests, general corporate purposes or other purposes mentioned in any prospectus supplement. Pending any specific application, we may temporarily invest the net proceeds or apply them to the reduction of short-term indebtedness. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

 DESCRIPTION OF THE DEBT SECURITIES

        The debt securities will be either our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called the indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities and any related subsidiary guarantees.

        The following is a summary of selected provisions and definitions of the indentures and the debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and the certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture, including the form of the certificate evidencing the applicable debt security, that is filed as an exhibit to the registration statement that includes this prospectus. In this description of the debt securities, the words "the Company", "we", "us" or "our" refer only to Magnum Hunter Resources Corporation and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

        The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

        Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

        We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

        The prospectus supplement relating to a particular series of debt securities will set forth:

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  whether the debt securities are senior or subordinated;

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  the offering price;

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  the title;

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  any limit on the aggregate principal amount;

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  the person who shall be entitled to receive interest, if other than the record holder on the record date;

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  the date or dates the principal will be payable;

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  the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

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  the place where payments may be made;

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  any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

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  if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

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  if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

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  if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

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  the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

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  if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

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  if applicable, whether the debt securities shall be subject to the defeasance provisions described below under "Satisfaction and Discharge; Defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

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  any conversion or exchange provisions;

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  whether the debt securities will be issuable in the form of a global security;

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  any subordination provisions applicable to the subordinated debt securities if different from those described below under "Subordinated Debt Securities";

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  any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

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  any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

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  any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

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  any provisions relating to guarantees for the securities and any circumstances under which there may be additional obligors; and

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  any other specific terms of such debt securities.

        Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Guarantees

        Payment of the principal of, premium, if any, and interest on any debt securities may be guaranteed by certain of our subsidiaries. Such guarantees will be full, unconditional, and irrevocable, and will be joint and several, unless provided otherwise in the applicable prospectus supplement. The other terms of any such guarantees, including any limitations thereon and the terms of release and discharge of any guarantor therefrom, will be described in the applicable prospectus supplement. The obligations under any guarantee will be limited so as not to constitute a fraudulent conveyance under applicable federal or state laws.

Exchange and Transfer

        Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

        We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

        In the event of any partial redemption of debt securities of any series, we will not be required to:

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  issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

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  register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

        Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

        The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

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  be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

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  be deposited with the depositary or nominee or custodian; and

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  bear any required legends.

        No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

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  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

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  an event of default is continuing with respect to the debt securities of the applicable series; or

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  any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

        As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

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  entitled to have the debt securities registered in their names;

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  entitled to physical delivery of certificated debt securities; or

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  considered to be holders of those debt securities under the indenture.

        Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Institutions that have accounts with the depositary or its nominee are referred to as "participants". Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

        Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

        Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and Paying Agents

        Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

        We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

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  10 business days prior to the date the money would be turned over to the applicable state; or

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  at the end of two years after such payment was due,

will be repaid to us. Thereafter, the holder may look only to us for such payment.

No Protection in the Event of a Change of Control

        Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

        Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, Merger and Sale of Assets

        Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

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  the successor entity, if any, is a corporation, limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

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  the successor entity assumes our obligations on the debt securities and under the indentures;

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  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

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  certain other conditions are met.

Events of Default

        Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

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  we fail to pay principal of or any premium on any debt security of that series when due;

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  we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

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  we fail to deposit any sinking fund payment when due;

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  we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

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  certain events including our bankruptcy, insolvency or reorganization.

        Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

        The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, or any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

        Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

        If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities".

        After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

        Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or to appoint a receiver or a trustee, or for any other remedy under the indentures, unless:

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  the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

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  the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

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  the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

        Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in clauses (1) through (3) above.

        We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and Waiver

        Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

        We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

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  providing for our successor to assume the covenants under the indenture;

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  adding covenants or events of default;

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  making certain changes to facilitate the issuance of the securities;

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  securing the securities;

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  providing for a successor trustee or additional trustees;

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  curing any ambiguities or inconsistencies;

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  providing for guarantees of, or additional obligors on, the securities;

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  permitting or facilitating the defeasance and discharge of the securities; and

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  other changes specified in the indenture.

        However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

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  change the stated maturity of any debt security;

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  reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

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  reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

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  change the place of payment or the currency in which any debt security is payable;

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  impair the right to enforce any payment after the stated maturity or redemption date;

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  if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

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  adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

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  change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

        Each indenture contains a provision that permits us to elect either or both of the following:

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  We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration, transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

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  We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

        To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

Notices

        Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

        The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No incorporator, stockholder, employee, agent, officer or director (or, in the absence of a subsidiary guarantee, subsidiary) of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the Trustee

        The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

        The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

        The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated Debt Securities

        The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

        The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

        Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt, including any senior debt securities.

        In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

        In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

        We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

        Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

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  a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

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  any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

        We may and shall resume payments on the subordinated debt securities:

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  in case of a payment default, when the default is cured or waived or ceases to exist; and

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  in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

        No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

        The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under "Satisfaction and Discharge; Defeasance", if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

        If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

        Senior debt securities will constitute senior debt under the subordinated indenture.

        Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

 DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following is a summary description of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and our bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, as amended, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law. In this description of capital stock, the words "the Company", "we", "us" or "our" refer only to Magnum Hunter Resources Corporation and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

Common Stock

        Common Stock Outstanding.    As of January 6, 2012 there were 128,888,422 shares of our common stock issued and outstanding. All shares of our common stock currently outstanding are fully paid and non-assessable. Any shares of common stock offered pursuant to this prospectus and the applicable prospectus supplement will, upon issuance, be fully paid and non-assessable.

        Voting Rights.    Each holder of our common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Except for the election of directors, which is determined by a plurality vote, or as otherwise may be provided by applicable law or the rules of the NYSE, all matters to be voted on by our stockholders must be approved by a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Each of the directors will be elected annually by our stockholders voting as a single class.

        Dividend Rights.    Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of our outstanding preferred stock.

        Rights upon Liquidation.    In the event of any liquidation, dissolution or winding up of us, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably, in all remaining assets available for distribution to stockholders after payment of or provision for our liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

        Preemptive Rights.    Holders of our common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

        As of January 6, 2012: (i) there were 4,000,000 shares of our authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock, which we refer to in this prospectus as Series C Preferred Stock, of which 4,000,000 shares were issued and outstanding, (ii) there were 5,750,000 shares of our authorized preferred stock designated as 8.0% Series D Cumulative Preferred Stock, which we refer to in this prospectus as Series D Preferred Stock, of which 1,437,863 shares were issued and outstanding, and (iii) there was one authorized share of our Special Voting Preferred Stock, which was issued and outstanding.

  Series C Preferred Stock

        The rights, preferences, privileges and restrictions of shares of the Series C Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the "Series C Certificate of Designation") and the material provisions are described below. The following description of our Series C Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series C Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the certificate of designation because it, and not this description, defines the rights of holders of shares of Series C Preferred Stock.

        Dividends.    Holders of the Series C Preferred Stock are entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of 10.25% per annum of the $25.00 liquidation preference per share (equivalent to $2.5625 per annum per share). However, if any four consecutive or non-consecutive "Quarterly Dividend Defaults" (as described below) occur or if we fail to maintain the listing of the Series C Preferred Stock on the New York Stock Exchange, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national securities exchange (each a "national exchange") for 180 consecutive days, the dividend rate on the Series C Preferred Stock will increase to 12.50% per annum until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national exchange. Effective as of October 1, 2010, dividends became payable monthly in arrears on the last day of each month; provided that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. A "Quarterly Dividend Default" occurs if we fail to pay cash dividends on the Series C Preferred Stock in full for any monthly dividend period within a calendar quarter, provided that only one Quarterly Dividend Default may occur during each calendar quarter and only four Quarterly Dividend Defaults may occur within a calendar year.

        Voting Rights.    Holders of the Series C Preferred Stock generally have no voting rights. However, if any four consecutive or non-consecutive "Quarterly Dividend Defaults" occur or if we fail to maintain the listing of the Series C Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series C Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national exchange. In addition, certain changes that would be materially adverse to the rights of holders of the Series C Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and all other shares of preferred stock similarly affected and entitled to vote, voting as a single class.

        Redemption Rights.    The Series C Preferred Stock does not have any stated maturity date and is not subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a "Change of Ownership or Control" (as described below). Accordingly, the shares of Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series C Preferred Stock.

        We may not redeem the Series C Preferred Stock prior to December 14, 2011, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after December 14, 2011, we may redeem the Series C Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date.

        Following a "Change of Ownership or Control" (as such term is defined in the Series C Certificate of Designation) of us by a person, entity or group other than a "Qualifying Public Company" (as such term is defined in the Series C Certificate of Designation), we (or the acquiring entity) will be required to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date:

Redemption Date	Redemption Price
After December 14, 2011	$25.00

        A Change of Ownership or Control of us by a Qualifying Public Company will not require a mandatory redemption of the Series C Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series C Preferred Stock, in whole but not in part, pursuant to the special redemption provisions described above.

        Liquidation Preference.    In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive, from the assets remaining after payment of liabilities, subject to the distribution rights of any parity shares or senior shares (as described below), but before any distribution of assets to the holders of our common stock or other junior shares (as described below), cash in an amount equal to $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the distribution date.

        Conversion Rights.    The Series C Preferred Stock is not convertible into or exchangeable for any stock or other securities or property of the Company.

        Ranking.    The Series C Preferred Stock ranks (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares"; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock), referred to as "parity shares"; (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock), referred to as "senior shares"; and (iv) junior to all our existing and future indebtedness.

  Series D Preferred Stock

        The rights, preferences, privileges and restrictions of shares of the Series D Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the "Series D Certificate of Designation") and the material provisions are described below. The following description of our Series D Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series D Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the certificate of designation because it, and not this description, defines the rights of holders of shares of Series D Preferred Stock.

        Dividend Rights.    Holders of the Series D Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series D Preferred Stock at a rate of 8.0% per annum of the $50.00 liquidation preference per share (equivalent to $4.00 per annum per share). However, under certain conditions relating to our non-payment of dividends on the Series D Preferred Stock or if the Series D Preferred Stock is no longer listed on a national exchange, the dividend rate on the Series D Preferred Stock may increase to 10.0% per annum, which we refer to as the "Penalty Rate." Dividends will generally be payable monthly in arrears on the last day of each calendar month.

        Dividends on the Series D Preferred Stock will accrue regardless of whether (i) the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. All payments of dividends made to the holders of Series D Preferred Stock will be credited against the previously accrued dividends on such shares of Series D Preferred Stock. We will credit any dividends paid on the Series D Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully under "Series D Ranking" below, the payment of dividends with respect to the Series D Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock are entitled.

        Penalties as a Result of our Failure to Maintain a Listing on a National Exchange.    Once the Series D Preferred Stock is eligible for listing, if we fail to maintain a listing of the Series D Preferred Stock on the NYSE, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a "national exchange"), for 180 consecutive days, then (i) the annual dividend rate on the Series D Preferred Stock will be increased to the Penalty Rate on the 181st day, and (ii) the holders of Series D Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on the board of directors. Such increased dividend rate and director service will continue for so long the Series D Preferred Stock is not listed on a national exchange.

        Penalties as a Result of Failure to Pay Dividends.    If, at any time, there is a dividend default because cash dividends on the outstanding Series D Preferred Stock are accrued but not paid in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then, until we have paid all accumulated and unpaid dividends on the shares of our Series D Preferred Stock in full: (i) the annual dividend rate on the Series D Preferred Stock will be increased to the Penalty Rate commencing on the first day after the fourth quarterly period in which a monthly payment is missed, (ii) if we do not pay dividends in cash, dividends on the Series D Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed on a national exchange, in the form of fully-tradable registered common stock of our Company (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series D Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share, and (iii) the holders of Series D Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on our board of directors, until we have paid all dividends on the shares of our Series D Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter.

        Optional Redemption.    We may not redeem the Series D Preferred Stock prior to March 21, 2014, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after March 21, 2014, we may redeem the Series D Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $50.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

        Special Redemption upon Change of Ownership or Control.    Following a "Change of Ownership or Control" of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not declared), up to the redemption date:

Redemption Date	Redemption Price
Prior to March 20, 2012	$51.50
On or after March 20, 2012 and prior to March 20, 2013	$51.00
On or after March 20, 2013 and prior to March 20, 2014	$50.50
After March 20, 2014	$50.00

        Series D Ranking.    The Series D Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares", (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock), referred to as "parity shares", (iii) junior to our existing Series C Preferred Stock, which has been fully issued, (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock), referred to, together with the Series C Preferred Stock, as "senior shares", and (v) junior to all our existing and future indebtedness.

        Liquidation Preference.    If we liquidate, dissolve or wind up our operations, the holders of our Series D Preferred Stock will have the right to receive $50.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series D Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series C Preferred Stock.

        No Maturity or Mandatory Redemption.    The Series D Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option (or the option of the acquiring entity) under some circumstances upon a Change of Ownership or Control as described above or on or after March 21, 2014.

        Voting Rights.    Holders of the Series D Preferred Stock will generally only be entitled to vote on the authorization or creation of shares on parity with or ranking senior to the Series D Preferred Stock, certain acquisitions and share exchange transactions and changes that would be materially adverse to the rights of holders of Series D Preferred Stock. However, if cash dividends on any outstanding Series D Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, or if we fail to maintain the listing of the Series D Preferred Stock on a national exchange for at least 180 consecutive days after the Series D Preferred Stock becomes eligible for listing on a national exchange, the holders of the Series D Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series D Preferred Stock becomes listed on a national exchange or the dividend arrearage is eliminated.

        No Conversion Rights.    The Series D Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.

  Special Voting Preferred Stock

        In connection with the NuLoch acquisition, MHR Exchangeco Corporation, our wholly-owned Canadian subsidiary, issued shares, which we refer to as Exchangeable Shares, to certain former security holders of NuLoch Resources, Inc. (now known as Williston Hunter Canada, Inc.) who were residents of Canada. Each Exchangeable Share is substantially the economic equivalent of a share of our common stock and is generally exchangeable on a one-for-one basis into shares of our common stock. In addition, to permit the holders of Exchangeable Shares to effectively cast votes along with holders of our common stock, we created and issued one share of special voting preferred stock, which we refer to as the Special Voting Preferred Stock, which was issued to a trustee appointed pursuant to a voting and exchange trust agreement between us, MHR Exchangeco Corporation and the trustee thereunder, which we refer to as the Trust Agreement.

        The share of Special Voting Preferred Stock has a par value of $0.01 per share. Except as otherwise required by applicable law, the share of Special Voting Preferred Stock is entitled to a number of votes equal to the number of outstanding Exchangeable Shares as of the record date for determining our common stockholders entitled to vote at such meeting or in connection with any applicable consent that are not owned by us or our affiliates, and as to which the holder of the share of Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Trust Agreement on all matters submitted to a vote of our common stockholders, including the election of directors. The holder of the share of Special Voting Preferred Stock and the holders of our shares of common stock will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law. The trustee will exercise the voting rights attached to the Special Voting Preferred Stock in accordance with the Trust Agreement. The holder of the share of Special Voting Preferred Stock will not be entitled to receive dividends from us and, in the event of our liquidation, dissolution or winding up, will not be entitled to receive any of our assets available for distribution to our common stockholders. At such time as the Special Voting Preferred Stock has no votes attached to it, the Special Voting Preferred Stock will be cancelled and retired without further action by us, our board of directors or our stockholders and without the payment of any consideration in exchange for such cancellation. The holder of the share of Special Voting Preferred Stock does not have any rights to convert such share into, or exchange such share for, shares of any other series or class of our capital stock or our other securities or property.

  Other Series of Preferred Stock

        Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. Our board of directors is also authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, our board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock or impairing the liquidation rights of our common stock.

        The prospectus supplement with respect to any issuance of preferred stock will specify:

  •
  the maximum number of shares;

  •
  the designation of the shares;

  •
  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

  •
  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

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  the liquidation preference, if any, and any accumulated dividends upon liquidation, dissolution or winding up of our affairs;

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  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

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  the terms and conditions, if any, for conversion or exchange of the shares of preferred stock into or for shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities, including debt securities, or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  any voting rights; and

  •
  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

        Any shares of preferred stock offered pursuant to this prospectus and the applicable prospectus supplement will, upon issuance, be fully paid and non-assessable.

Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

        Certain provisions of Delaware law and our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove our incumbent directors and officers. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

  Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  the transaction is approved by the board before the date the interested stockholder acquired the stock;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

  •
  on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

  Certificate of Incorporation and Bylaws

        In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders' best interests. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

        Authorized but Unissued Shares.    The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

        Amendment to Bylaws.    Our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

        Advance Notice of Director Nominations and Matters to be Acted upon at Meetings.    Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

        Call of Special Meetings of Stockholders.    Our bylaws provide that special meetings of stockholders may be called only by our chairman, by a majority of our board of directors, by our chief executive officer, by our president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Limitation on Liability and Indemnification Matters

        Our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The effect of this provision is to eliminate our rights and those of our stockholders, through stockholders' derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        There is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

Transfer Agent

        The transfer agent for our common stock and our preferred stock is American Stock Transfer & Trust Company, LLC. Its address is 16633 N. Dallas Parkway, Suite 600, Addison, Texas 75001, and its telephone number is (800) 937-5449 or (718) 921-8124.

Listing

        Our common stock is listed on the NYSE under the trading symbol "MHR," our Series C Preferred Stock is listed on the NYSE Amex under the trading symbol "MHR.PrC," and our Series D Preferred Stock is listed on the NYSE Amex under the trading symbol "MHR.PrD".

 DESCRIPTION OF THE DEPOSITARY SHARES

General

        At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC. If applicable, material U.S. federal income tax considerations relating to depositary shares will be described in the applicable prospectus supplement.

Dividends

        The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

        If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

        If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

        Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

  •
  all outstanding depositary shares have been redeemed; or

  •
  there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

  •
  the initial deposit of the preferred stock;

  •
  the initial issuance of the depositary shares;

  •
  any redemption of the preferred stock; and

  •
  all withdrawals of preferred stock by owners of depositary shares.

        Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

  •
  refuse to transfer depositary shares;

  •
  withhold dividends and distributions; and

  •
  sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

        The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

        Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary's obligations will be limited to the performance in good faith of our or the depositary's respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

  •
  written advice of counsel or accountants;

  •
  information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

  •
  documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

 DESCRIPTION OF THE WARRANTS

General

        We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock Warrants

        The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

  •
  the dates on which the right to exercise the warrants shall commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  the anti-dilution provisions of the warrants, if any;

  •
  the redemption or call provisions, if any, applicable to the warrants;

  •
  any provisions with respect to holder's right to require us to repurchase the warrants upon a change in control; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

        Holders of equity warrants will not be entitled to:

  •
  vote, consent or receive dividends;

  •
  receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

  •
  exercise any rights as stockholders of the Company.

Debt Warrants

        The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

  •
  the title of the debt warrants;

  •
  the offering price for the debt warrants, if any;

  •
  the aggregate number of the debt warrants;

  •
  the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

  •
  if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

  •
  the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

  •
  the dates on which the right to exercise the debt warrants will commence and expire;

  •
  if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

  •
  whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

  •
  information with respect to book-entry procedures, if any;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  the anti-dilution provisions of the debt warrants, if any;

  •
  the redemption or call provisions, if any, applicable to the debt warrants;

  •
  any provisions with respect to the holder's right to require us to repurchase the warrants upon a change in control; and

  •
  any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

 LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

        In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

        Each debt security, share of common stock or preferred stock and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

        We expect to issue debt securities and depositary shares in book-entry form only. We may issue shares of common stock in book-entry form. This means those securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Under each indenture or other applicable agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of common or preferred stock in exchange for exchangeable debt securities, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

        In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of common or preferred stock in exchange for exchangeable debt securities, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any other third parties employed by us, the trustee or any agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

        When we refer to "you" in this section of the prospectus, we mean those who invest in the securities being offered by this prospectus and the applicable prospectus supplement, whether they are the holders or only indirect owners of those securities. When we refer to "your securities" in this section of the prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What is a Global Security?

        A global security is issued in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the "depositary" for that security. A security will usually have only one depositary but it may have more.

        Each series of these securities will have one or more of the following as the depositaries:

  •
  The Depository Trust Company, New York, New York, which is known as "DTC";

  •
  a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as "Euroclear";

  •
  a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as "Clearstream"; and

  •
  any other clearing system or financial institution named in the applicable prospectus supplement.

        The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

        A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will indicate whether your securities are represented by a master global security.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

        As an indirect owner, an investor's rights relating to a global security will be governed by the account rules of the depositary and those of the investor's financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under "Who is the Legal Owner of a Registered Security?";

  •
  An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  The depositary's policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor's interest in a global security, and those policies may change from time to time. We, the trustee and any agents will have no responsibility for any aspect of the depositary's policies, actions or records of ownership interests in a global security. We, the trustee and any agents also do not supervise the depositary in any way;

  •
  The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

  •
  Financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

        If we issue any series of securities in book-entry form, but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing shares of preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

        In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "—Who is the Legal Owner of a Registered Security?"

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary has ceased to be a clearing agency registered under the Exchange Act, and in either case we do not appoint another institution to act as depositary within 90 days;

  •
  in the case of a global security representing debt securities, if an event of default has occurred with regard to the debt securities and has not been cured or waived; or

  •
  any other circumstances specified for this purpose in the applicable prospectus supplement.

        If a global security is terminated, only the depositary, and not we or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

        Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

        Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

        As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

        Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

 PLAN OF DISTRIBUTION

        We may sell the securities offered through this prospectus or any applicable prospectus supplement in any one or more of the following ways:

  •
  directly to investors, including through a specific bidding, auction or other process;

  •
  to investors through agents;

  •
  directly to agents;

  •
  to or through brokers or dealers;

  •
  to the public through underwriting syndicates led by one or more managing underwriters for resale to investors or to the public;

  •
  to one or more underwriters acting alone for resale to investors or to the public;

  •
  through a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

  •
  transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

  •
  exchange distributions and/or secondary distributions;

  •
  by delayed delivery contracts or by remarketing firms;

  •
  transactions in options, swaps or other derivatives that may or may not be listed on an exchange; or

  •
  through a combination of any such methods of sale.

        Our common stock and preferred stock may be issued upon conversion of debt securities or preferred stock. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. Any of the prices may represent a discount from the prevailing market prices. In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The prospectus supplement will, where applicable, describe, disclose or identify:

  •
  the terms of the offering;

  •
  any underwriters, dealers or agents;

  •
  any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the net proceeds from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

        Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

        We may sell the securities offered through this prospectus directly or through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

        We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        If indicated in the applicable prospectus supplement, securities may also be offered or sold by a "remarketing firm" in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

        If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

        We may from time to time engage a firm or firms to act as our agent for one or more offerings of our securities. We sometimes refer to any such agent as our "offering agent." If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, than the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on an exchange, or sales made to or through a market maker other than on an exchange. Any such offering agent will be deemed to be an "underwriter" within the meaning of the Securities Act with respect to any sales effected through an "at the market" offering.

        Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market, other than shares of our common stock, which are listed on the NYSE, and our Series C Preferred Stock and Series D Preferred Stock, which are listed on the NYSE Amex. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

        We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

        We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the "world wide web") or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

        Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. For example, in the case of debt security, the clearing spread could be indicated as a number of "basis points" above an index treasury note. Of course, many pricing methods can and may also be used.

        Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

        To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

 LEGAL MATTERS

        In connection with particular offerings of our securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities or certain other related legal matters may be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas, and for any agents, underwriters or dealers by counsel named in the applicable prospectus supplement. Certain legal matters in connection with the offerings may also be passed upon for us by Paul M. Johnston, our Senior Vice President and General Counsel.

EXPERTS

        The financial statements of Magnum Hunter Resources Corporation as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

        The financial statements of Magnum Hunter Resources Corporation as of and for the year ended December 31, 2008, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

        The statement of revenues and direct operation expenses of the properties acquired from Quest Eastern Resources LLC and PostRock MidContinent Production, LLC as of and for the year ended December 31, 2009, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by UHY LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

        The financial statements of NGAS Resources, Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by Hall, Kistler & Company LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

        The financial statements of NuLoch Resources Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by KPMG LLP, independent auditors, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

        The financial statements of Williston Hunter, Inc. as of and for the year ended December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on January 13, 2012, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

        Certain estimates of our proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum consultants. Certain estimates of NGAS Resources, Inc.'s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Wright & Company, Inc., an independent petroleum consultant. Certain estimates of NuLoch Resources Inc.'s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by AJM Petroleum Consultants, an independent petroleum consultant. These estimates are incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is an important part of this prospectus and contains significant information about us, our business and our finances. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the information and documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

  •
  our Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2010, including portions of our Proxy Statement for our 2011 Annual Meeting of Stockholders held on April 29, 2011 to the extent specifically incorporated by reference into such Form 10-K, as amended by Form 10-K/A;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 filed with the SEC on May 9, 2011, August 9, 2011 and November 9, 2011;

  •
  our Current Reports on Form 8-K filed on January 5, 2011, January 18, 2011, January 19, 2011, January 25, 2011, January 31, 2011, February 1, 2011, March 2, 2011, March 9, 2011, March 16, 2011, March 17, 2011, March 21, 2011, March 28, 2011, April 12, 2011, April 13, 2011, April 14, 2011, May 3, 2011, May 5, 2011, May 9, 2011, May 10, 2011, May 13, 2011, June 2, 2011, June 21, 2011, July 19, 2011, August 5, 2011, August 18, 2011, August 19, 2011, August 22, 2011, September 12, 2011, October 3, 2011, October 4, 2011, October 18, 2011, November 15, 2011, November 17, 2011, December 2, 2011, December 12, 2011 and January 13, 2012 and our Current Reports on Form 8-K/A filed on March 2, 2011, March 16, 2011, April 28, 2011 and May 25, 2011;

  •
  the description of our common stock included in the Form 8-A filed on August 25, 2006, and any amendment or report filed with the SEC for the purpose of updating such description;

  •
  the description of our Series C Preferred Stock included in the Form 8-A filed on December 10, 2009, and any amendment or report filed with the SEC for the purpose of updating such description;

  •
  the description of our Series D Preferred Stock included in the Form 8-A filed on March 16, 2011, and any amendment or report filed with the SEC for the purpose of updating such description; and

  •
  all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed "filed" with the SEC under such provisions.

        You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge, on the SEC's web site.

        In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or any accompanying prospectus supplement or into such documents). Such requests may be directed to the Corporate Secretary, Magnum Hunter Resources Corporation, 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, or you may call (832) 369-6986.

        In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

        This prospectus is part of a registration statement we filed with the SEC. We have incorporated by reference exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement or in the documents incorporated by reference into the foregoing is accurate as of any date other than the date on the front of this prospectus or the date of the applicable prospectus supplement or other documents.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the SEC's rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

        We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at www.magnumhunterresources.com. The information on our web site is not incorporated by reference into this prospectus and you should not consider it part of this prospectus or any prospectus supplement. You may also read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

Magnum Hunter Resources Corporation

1,000,000 Depositary Shares
Each Representing a 1/1,000th Interest in a Share of
8% Series E Cumulative Convertible Preferred Stock
and
Shares of Common Stock Issuable Upon Conversion

PROSPECTUS

Joint Book Running Managers

UBS Investment Bank	MLV & Co.	Wunderlich Securities

Co-Managers

Maxim Group LLC	National Securities Corporation	Northland Capital Markets

December 6, 2012